Exhibit 2.1

EQUITY PURCHASE AGREEMENT

DATED JANUARY 6, 2025

by and among

EPIC Y-GRADE HOLDINGS, LP,

DOS RIOS Y-GRADE HOLDINGS LLC,

SCM EPIC, LLC,

and

PHILLIPS 66 COMPANY

i

4.14	Records	48
4.15	Bankruptcy	48
4.16	Bonds and Credit Support	48
4.17	Employment Matters	48
4.18	Intellectual Property	48
4.19	Privacy and Cybersecurity	49
4.20	Permits	49
4.21	Related Party Contracts	50
4.22	Imbalances	50
4.23	Absence of Changes	50
4.24	Sufficiency of the Assets	50
4.25	Disclaimer	51

ARTICLE V REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE BUYER		52

5.1	Organization, Good Standing, and Authority	52
5.2	Consents	53
5.3	No Conflicts	53
5.4	Litigation	53
5.5	Solvency	53
5.6	Broker’s or Finder’s Fees	53
5.7	Investment Intent	53
5.8	Sufficiency of Funds	54
5.9	Disclaimer; Independent Evaluation	54

ARTICLE VI COVENANTS		55

6.1	Conduct of Business	55
6.2	Access to Information; Confidentiality	59
6.3	Contact with Customers, Suppliers and Other Business Relations	61
6.4	Efforts	62
6.5	Tax Matters	65
6.6	Continuation of Indemnity; D&O Tail Coverage	69
6.7	R&W Insurance Policy	70
6.8	Fees and Expenses	71
6.9	Books and Records	71
6.10	Public Announcements	73
6.11	Insurance	74
6.12	Related Party Contracts and Obligations	75
6.13	Letters of Credit and Guaranties	75
6.14	Further Assurances	75
6.15	Business Marks	76
6.16	Mutual Release	76
6.17	Employees	77
6.18	Payoff Documentation	79
6.19	Pre-Closing Restructuring; Wrong Pockets	79

6.20	Litigation Support	80
6.21	Third-Party Consents	80
6.22	Non-Solicitation; Non-Compete	81
6.23	Exclusivity.	82
6.24	Consent and Waiver	82
6.25	Initial Expansion	83
6.26	MIP Payments	83

ARTICLE VII TERMINATION		83

7.1	Termination at or Prior to the Closing	83
7.2	Effect of Termination; Remedies	85

ARTICLE VIII SURVIVAL AND REMEDIES		86

8.1	No Survival	86
8.2	Indemnification by Buyer	87
8.3	Indemnification Procedures	87
8.4	Exclusive Remedy	88
8.5	Additional Indemnification Provisions	88
8.6	Limitations	88

ARTICLE IX MISCELLANEOUS		89

9.1	Seller Representative	89
9.2	Assignment	90
9.3	Amendments and Waiver	91
9.4	Entire Agreement	91
9.5	Severability	91
9.6	Counterparts	91
9.7	Governing Law and Dispute Resolution	91
9.8	Notices and Addresses	92
9.9	Conflict Waiver; Attorney-Client Privilege	94
9.10	Rules of Construction; Joint Drafting	95
9.11	No Partnership; Third-Party Beneficiaries	96
9.12	Specific Performance	96
9.13	Disclosure Schedules	97
9.14	Non-Recourse	97

EXHIBITS

Exhibit A	Form of Assignment Agreement
Exhibit B	CapEx Budget
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Transferred Asset Assignment
Exhibit E	Form of Shared Use Agreement
Exhibit F	NAESB Confirmation

SCHEDULES

Schedule 1.1(a)	Accounting Principles
Schedule 1.1(b)	Indebtedness
Schedule 1.1(c)	Permitted Liens
Schedule 1.1(d)	Target Material Adverse Effect
Schedule 1.1(e)	Transferred Assets
Schedule 1.1(f)	Working Capital
Schedule 3.4	Litigation Matters of the Sellers
Schedule 4.1(c)	Capitalization of the Target Companies
Schedule 4.1(d)	Transfer of Interests
Schedule 4.1(e)	Investments
Schedule 4.3(a)(i)	Required Notifications
Schedule 4.3(a)(ii)	Required Third-Party Consents
Schedule 4.3(b)	Authorization Matters
Schedule 4.5(a)	Compliance with Laws
Schedule 4.7(a)	Material Contracts
Schedule 4.7(b)	Material Contract Exceptions
Schedule 4.8	Broker’s or Finder’s Fees
Schedule 4.9(c)	Undisclosed Liabilities
Schedule 4.10	Environmental Matters
Schedule 4.11	Litigation Matters of the Target Companies
Schedule 4.12(a)	Owned Real Property Matters
Schedule 4.12(b)	Leased Real Property Matters
Schedule 4.12(d)	Rights-of-Way Matters
Schedule 4.13	Insurance
Schedule 4.16	Bonds and Credit Support
Schedule 4.17	Employment Matters
Schedule 4.19(b)	Security Incident
Schedule 4.20	Permits
Schedule 4.21	Related Party Contracts
Schedule 4.22	Imbalances
Schedule 4.23	Absence of Changes
Schedule 4.24(a)	Title and Condition of Tangible Personal Property
Schedule 4.24(b)	Sufficiency of Business Assets
Schedule 6.1(a)	Conduct of Business
Schedule 6.4(f)	HSR Matters
Schedule 6.11	Pre-Closing Claims
Schedule 6.12	Related Party Contracts (Termination)
Schedule 6.13	Existing Credit and Guaranties
Schedule 6.17	Employees
Schedule 6.19	Pre-Closing Restructuring
Schedule K	Seller Knowledge Persons

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”), dated January 6, 2025 (the “Execution Date”), is by and among Phillips 66 Company, a Delaware corporation (the “Buyer”), SCM EPIC, LLC, a Delaware limited liability company (“SCM EPIC”), Dos Rios Y-Grade Holdings LLC, a Delaware limited liability company (“Dos Rios”), and EPIC Y-Grade Holdings, LP, a Delaware limited partnership (“Y-Grade Holdings”, and together with SCM EPIC and Dos Rios, collectively, the “Sellers”, each individually, a “Seller” and Y-Grade Holdings, in its capacity as the Seller Representative). The Buyer and the Sellers are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, as of the Execution Date, the Sellers collectively own: (a) one hundred percent (100%) of the issued and outstanding membership interests of EPIC Y-Grade GP, LLC, a Delaware limited liability company (“Y-Grade GP” and such membership interests, the “GP Interests”); and (b) one hundred percent (100%) of the issued and outstanding limited partnership interests of EPIC Y-Grade, LP, a Delaware limited partnership (“Y-Grade LP”, and such limited partnership interests, the “LP Interests”);

WHEREAS, as of the Execution Date, Y-Grade GP serves as the sole non-economic general partner of Y-Grade LP;

WHEREAS, the Target Companies own and operate the Business; and

WHEREAS, subject to the terms and conditions of this Agreement, the Buyer desires to purchase, acquire and accept from the Sellers, and the Sellers desire to sell, transfer, assign, convey and deliver to the Buyer, all right title, and interest in and to the Interests for the consideration set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Defined Terms. Capitalized terms used in this Agreement that are not defined in the text of the body of this Agreement shall have the respective meanings set forth below.

“Accounting Firm” is defined in Section 2.5(c).

“Accounting Principles” means the principles, practices, procedures and methodologies set forth on the Schedule 1.1(a).

“Acquisition Transaction” is defined in Section 6.23(a).

“Additional Fee” has the meaning ascribed to such term in the Expansion Side Letter.

“Adjustment Escrow Amount” means an amount of cash equal to $15,000,000 that will be delivered to the Escrow Agent at Closing pursuant to Section 2.7(b)(i).

“Adjustment Notice” is defined in Section 2.5(c).

“Affiliate” when used with respect to a specified Person, means any other Person directly or indirectly (through one or more intermediaries or otherwise) controlling, controlled by, or under common control with the specified Person. For purposes of this definition: (a) “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise; and (b) the terms “controlling” and “controlled” have meanings correlative to the foregoing clause (a). Notwithstanding anything to the contrary in this Agreement: (w) none of Ares or any Ares Fund shall be an Affiliate of the Sellers or the Target Companies (except that EPIC Midstream Holdings, LP shall be considered an Affiliate of Y-Grade Holdings solely for purposes of Section 6.4); (x) solely with respect to all periods prior to the Closing, each Seller is an Affiliate of the Target Companies; (y) with respect to all periods from and after the Closing, the Buyer shall be an Affiliate of the Target Companies and (z) Chevron Phillips Chemical Company is not an Affiliate of Buyer. For the avoidance of doubt, EPIC Operating is an Affiliate of Y-Grade Holdings and, prior to the Closing, the Target Companies.

“Agreement” is defined in the Preamble.

“Anti-Corruption Laws” means any applicable law for the prevention or punishment of public or commercial corruption or bribery, including the U.S. Foreign Corrupt Practices Act and any other applicable anti-corruption or anti-bribery law of any other applicable jurisdictions where the Business or the Target Companies conduct business, conduct financial transactions or own assets.

“Anti-Money Laundering Legislation” means: (a) the Currency and Foreign Transactions Reporting Act of 1970; (b) the Bank Secrecy Act; (c) Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT ACT); (d) the United States Department of the Treasury Office of Foreign Assets Control regulations; and (e) the money laundering Laws of all applicable jurisdictions where the Target Companies conduct business.

“Antitrust Laws” means: (a) the Sherman Act; (b) the Clayton Act; (c) the HSR Act; (d) the FTC Act; and (e) all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Ares” means Ares Management LLC, a Delaware limited liability company.

“Ares Fund” collectively means: (a) any fund, managed account or other investment vehicle or client for which Ares or any of its Affiliates provides investment advisory services; and (b) each of their respective Subsidiaries (excluding portfolio investments).

“Assets” means all rights, properties or other assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books and records of any Person.

“Assignment Agreement” means an assignment instrument, substantially in the form of Exhibit A.

“Audited Financial Statements” is defined in Section 4.9(a)(i).

“Authorization” means any franchise, permit, license, registration, privilege, authorization, Order, certificate, registration, exemption, waiver or other consent or approval filed with, issued by or otherwise granted by a Governmental Authority, but excluding in each case Business Permits.

“Balance Sheet Date” is defined in Section 4.9(a)(ii).

“BANGL” means BANGL, LLC, a Delaware limited liability company.

“BANGL CMA” means the Construction Management Agreement (Segment A), dated as of July 31, 2020 by and among EPIC Operating, WWM Operating, LLC, EPIC Pipeline and BANGL, as amended, supplemented or modified.

“BANGL UJI” means the Joint Ownership Agreement (Segment A), dated as of June 18, 2020, by and between EPIC Pipeline and BANGL, as amended, supplemented or modified.

“Base Purchase Price” is defined in the definition of Estimated Purchase Price.

“Binder Agreement” is defined in Section 6.7(a).

“Business” means the natural gas liquids business of the Target Companies as conducted as of the Execution Date, including the marketing, transportation and processing of natural gas liquids and the ownership and operation (as, and to the extent, operated by EPIC Operating pursuant to the Operating Agreements) of pipelines, fractionation equipment, pump stations, connections and other related facilities and assets.

“Business Assets” shall mean all of the Assets of the Target Companies, including the Transferred Assets.

“Business Day” means any day, other than Saturday and Sunday, on which federally insured commercial banks in Houston, Texas are generally open for business and capable of sending and receiving wire transfers.

“Business Employee” means each individual who, as of any applicable time: (i) is employed by EPIC Operating; and (ii) holds a position set forth on the Business Employee List.

“Business Employee List” is defined in Section 4.7.

“Business Marks” means the name “EPIC”, “EPIC Y-Grade”, “EPIC Consolidated Operations”, “EPIC Midstream” and other trademarks, service marks and trade names owned or held for use by the Sellers, the Target Companies, or any of their Affiliates incorporating “EPIC”, “EPIC Y-Grade”, “EPIC Consolidated Operations”, “EPIC Midstream” and any word or expression similar to “EPIC”, “EPIC Y-Grade”, “EPIC Consolidated Operations”, “EPIC Midstream” or constituting any abbreviation, derivation or extension of “EPIC,” “EPIC Y-Grade”, “EPIC Consolidated Operations”, “EPIC Midstream” or that is reasonably expected to cause confusion with the “EPIC,” “EPIC Y-Grade”, “EPIC Consolidated Operations”, or “EPIC Midstream” name and mark.

“Business Permits” is defined in Section 4.20.

“Buyer” is defined in the Preamble.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1 and Section 5.6.

“Buyer Impact Matters” is defined in Section 2.5(a).

“Buyer Released Parties” is defined in Section 6.16.

“Buyer Releasing Parties” is defined in Section 6.16.

“Buyer Responsibility Amounts” means: (a) any and all fees, costs and expenses incurred in respect of the financing by the Buyer and its Affiliates of the Transactions; (b) any and all R&W Costs (which are the Buyer’s responsibility in accordance with Section 6.7(b)); (c) Transfer Taxes allocated to Buyer in accordance with Section 6.5(e)(ii); and (d) any and all filing fees required under the HSR Act (which are the Buyer’s responsibility pursuant to Section 6.4(b)).

“Buyer Reviewed Tax Return” is defined in Section 6.5(a)(ii).

“Buyer Tax Allocation” is defined in Section 2.8(b).

“CapEx Budget” means the capital expenditures budget set forth on Exhibit B.

“Cash” means, without duplication, the sum of all cash and cash equivalents (including marketable securities) of the Target Companies. Cash shall: (a) be determined in accordance with the Accounting Principles; (b) be determined without duplication of any amounts in the calculation of Working Capital; (c) include deposits in transit and deposited checks or other payments that any Target Company has received but not cleared; (d) exclude outstanding checks by any Target Company; and (e) exclude any cash or cash equivalents that are held in escrow or on deposit: (i) by a Third Party for the benefit of the Target Companies; or (ii) by any Target Company for the benefit of a Third Party.

“Chosen Courts” is defined in Section 9.7(b).

“Claim” means any demand, Proceeding, governmental investigations or audit, administrative order or notice sent or given by a Person to another Person in which the former asserts that it has suffered a Loss or has become party to a Proceeding that is the responsibility of the latter.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended.

“Clean Team Confidentiality Agreement” means the Clean Team Confidentiality Agreement, dated as of November 14, 2024, by and between EPIC Midstream Holdings, LP, a Delaware limited partnership, and Phillips 66 Company, a Delaware corporation.

“Closing” is defined in Section 2.2.

“Closing Cash” means the aggregate amount of Cash as of the effective time of the Closing.

“Closing Date” is defined in Section 2.2.

“Closing Indebtedness” means the aggregate amount of Indebtedness as of the effective time of the Closing, plus, without duplication, the Payoff Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” means the business of long-haul transportation and fractionation of natural gas liquids, and the marketing of y-grade, ethane, propane, normal butane, isobutane and natural gasoline in Texas.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 24, 2024, by and between EPIC Midstream Holdings, LP, a Delaware limited partnership, and Phillips 66 Company, a Delaware corporation.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any combined Texas Franchise Tax group.

“Contract” means any written or legally binding contract, agreement, lease or other legally binding commitment or undertaking, excluding any Authorizations and any Leases, Rights-of-Way or any other instruments conveying an interest in real property.

“control,” “controlling” and “controlled” are defined in the definition of Affiliate.

“Control Center Employee” is defined in Section 6.17.

“Credit Support Obligations” means all obligations and Liabilities relating to or arising out of or in connection with the letters of credit, guarantees, bonds and other credit assurances of a comparable nature made or issued by or on behalf of the Sellers or any of their Affiliates (other than the Target Companies) for the benefit of any of the Target Companies.

“Data Room” is defined in Section 9.10(a).

“D&O Indemnified Persons” is defined in Section 6.6(a).

“D&O Provisions” is defined in Section 6.6(a).

“D&O Tail Costs” means all fees, costs and expenses incurred in connection with obtaining the D&O Tail Policy, including all premiums and related brokers fees.

“D&O Tail Policy” is defined in Section 6.6(b).

“Disclosure Schedules” means the disclosure schedules attached to and incorporated in this Agreement.

“Dos Rios” is defined in the Recitals.

“Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and sanctions targets, including prohibited or restricted international trade and financial transactions and lists maintained by any governmental body, agency, authority or entity targeting countries, territories, entities or persons, including the United States and any such applicable Laws of other jurisdiction where the Business or the Target Companies conduct business, conduct financial transaction or own assets (if any), including to the extent applicable to the foregoing: (1) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, or any regulations of the U.S. Treasury Department Office of Foreign Assets Controls, or any export control Law applicable to U.S.-origin goods, technology, or software, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time; and (2) any U.S. sanctions related to or administered by the U.S. Department of State.

“Employee Plan” is defined in Section 4.17.

“Environmental Authorization” means any Authorization or Business Permit issued by a Governmental Authority pursuant to any Environmental Law.

“Environmental Law” means any applicable Law as enacted and in effect as of the Execution Date, or any Order or binding agreement with any Governmental Authority, pertaining the protection of health and safety (as it relates to exposure to Hazardous Materials) or to pollution (or the cleanup thereof) or the protection, investigation or restoration of the environment or natural resources (including, without limitation, any natural resource damages) or the Release, generation, storage, handling, manufacturing, processing, use, treatment, transportation, labeling, reclamation, reuse, disposal, discharge, emission, remediation or other management of, or exposure to, chemicals and other Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act.

“EPIC Crude Commercial Contracts” means, collectively (i) the First Amended and Restated NAESB Confirmation for Delivery (Normal Butane) by and between EPIC Y-Grade Marketing, LP and EPIC Crude Marketing, LP dated December 4, 2024 and (ii) the First Amended and Restated NAESB Confirmation for Delivery (Natural Gasoline) by and between EPIC Y-Grade Marketing, LP and EPIC Crude Marketing, LP dated December 4, 2024.

“EPIC Operating” is defined in Section 6.22.

“EPIC Pipeline” means EPIC Y-Grade Pipeline, LP, a Delaware limited partnership.

“EPIC Propane Entities” means EPIC Propane Pipeline Holdings GP, LLC, EPIC Propane Pipeline Holdings, LP and EPIC Propane Pipeline, LP.

“Equity Interest” means: (a) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship, or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest, or any other form of ownership; and (b) all rights, warrants, options, convertible securities, exchangeable securities or other instruments (including Indebtedness), or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest described in the foregoing clause (a) at the time of issuance or upon the passage of time or occurrence of some future event.

“Escrow Account” means an escrow account established pursuant to the Escrow Agreement for purposes of holding the Adjustment Escrow Amount.

“Escrow Agent” means Citi Private Bank.

“Escrow Agent Costs” is defined in Section 2.1(b).

“Escrow Agreement” means the escrow agreement, dated as of the Closing Date, by and among the Buyer, the Seller Representative, and the Escrow Agent.

“Estimated Cash” is defined in Section 2.4(a).

“Estimated Closing Statement” is defined in Section 2.4(a).

“Estimated Indebtedness” is defined in Section 2.4(a).

“Estimated Prepayment Amount” is defined in Section 2.4(a).

“Estimated Purchase Price” means an amount equal to: (a) $2,200,000,000 (the “Base Purchase Price”); plus (b) the Estimated Cash; (c) (i) plus the amount, if any, that the Estimated Working Capital is greater than Target Working Capital; or (ii) minus the amount, if any, that the Estimated Working Capital is less than the Target Working Capital; minus (d) the Estimated Transaction Expenses; minus (e) the Estimated Indebtedness; (f) (i) minus the amount, if any, that the Estimated Prepayment Amount is greater than the Estimated Reimbursable Costs; or (ii) plus the amount, if any, that the Estimated Prepayment Amount is less than the Estimated Reimbursable Costs.

“Estimated Reimbursable Costs” is defined in Section 2.4(a).

“Estimated Transaction Expenses” is defined in Section 2.4(a).

“Estimated Working Capital” is defined in Section 2.4(a).

“Execution Date” is defined in the Preamble.

“Exhibits” means any or all of the exhibits attached to and made a part of this Agreement.

“Expansion Completion Date” means the date of completion of the construction of the Expansion Project in accordance with the BANGL CMA and the BANGL UJI.

“Existing Credit Agreements” collectively means: (i) the Credit Agreement dated as of April 4, 2024, by and among Y-Grade LP, EPIC Y-Grade Services, LP, Barclays Bank PLC, and Wells Fargo Bank, National Association; and (ii) the Superpriority Revolving Credit Agreement dated as of April 4, 2024, by and among Y-Grade LP, EPIC Y-Grade Services, LP, and Wells Fargo Bank, National Association.

“Expansion Project” means the Initial Expansion (as defined in the BANGL UJI) in connection with the Target Companies’ election to increase EPIC Pipeline’s share of Design Capacity (as defined in the BANGL UJI) to 350,000/bpd of Product (as defined in the BANGL UJI).

“Expansion Side Letter” means the Expansion Side Letter Agreement dated as of the Execution Date by and among Buyer, Dos Rios, SCM EPIC, Y-Grade Holdings and EPIC Pipeline to which the NAESB Confirmation is also attached.

“FCPA” is defined in Section 4.6(c).

“Final Allocation” is defined in Section 2.8(b).

“Final Cash” is defined in Section 2.5(a).

“Final Indebtedness” is defined in Section 2.5(a).

“Final Prepayment Amount” is defined in Section 2.5(a).

“Final Purchase Price” means an amount equal to: (a) the Base Purchase Price; plus (b) the Final Cash; (c) (i) plus the amount, if any, that the Final Working Capital is greater than Target Working Capital; or (ii) minus the amount, if any, that the Final Working Capital is less than the Target Working Capital; minus (d) the Final Transaction Expenses; minus (e) the Final Indebtedness; (f) (i) minus the amount, if any, that the Final Prepayment Amount is greater than the Final Reimbursable Costs; or (ii) plus the amount, if any, that the Final Prepayment Amount is less than the Final Reimbursable Costs.

“Final Reimbursable Costs” is defined in Section 2.5(a).

“Final Transaction Expenses” is defined in Section 2.5(a).

“Final Working Capital” is defined in Section 2.5(a).

“Financial Statements” is defined in Section 4.9(a)(ii).

“Fraud” with respect to any Party means any breach of this Agreement or inaccuracy by such Party of any representation or warranty set forth in Article III, Article IV, or Article V, as applicable, or any officer’s certificate delivered pursuant to this Agreement, which breach or inaccuracy is based on each of the following elements: (a) actual knowledge that such representation or warranty is false (as opposed to imputed knowledge, constructive knowledge, negligent or reckless misrepresentation or a similar theory); (b) a specific intention to deceive the Party to whom such false representation or warranty is made (c) a specific intention to induce the Party to whom such false representation or warranty was made to act or refrain from acting in reliance upon it; (d) such Party to whom such false representation or warranty is made takes or refrains from taking action in justifiable reliance upon such false representation or warranty; and (e) such Party to whom such false representation or warranty is made suffers Loss by reason of such reliance. For the purposes of this definition and this Agreement, any Fraud by a Target Company shall be deemed Fraud by the Sellers and any such Fraud by a Target Company shall be borne by the Sellers proportionally based on such Seller’s ownership percentage in Y-Grade LP.

“FTC Act” means the Federal Trade Commission Act of 1914, as amended.

“GAAP” means generally accepted accounting principles used in the United States, consistently applied.

“Government Official” is defined in Section 4.6(a).

“Governmental Authorities” means: (a) any United States or non-United States federal, state, provincial, local, foreign or supranational government or political subdivision; and (b) any entity, body, authority, court, department, commission, board, bureau, agency, arbitrator, arbitration tribunal or judicial body exercising executive, legislative, judicial, regulatory, arbitral, or administrative law functions, including quasi-governmental entities established to perform such functions.

“GP Interests” is defined in the Recitals.

“Hazardous Material” means: (a) any chemical, product, pollutant, contaminant, material, waste or substance that is listed, defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant,” or words of similar regulatory effect by, or that is otherwise regulated under, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics, including asbestos or asbestos-containing materials, lead, per- and polyfluoroalkyl substances, petroleum and polychlorinated biphenyls; and (b) Hydrocarbon.

“Hired Employees” is defined in Section 6.17.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbon” means oil, gas, petroleum, minerals, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, bitumen, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons (including wet gas, coalbed gas, dry gas, residue gas, ethane, propane, iso-butane, normal butane, gasoline and scrubber liquid), all products refined or separated, or any combination of the foregoing, whether liquid, solid or gaseous.

“Imbalances” means any over-production, under-production, over-delivery, under delivery or similar imbalance of Hydrocarbons produced from or allocated to the Business or the Business Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant, fractionator or other location, including any imbalances under gas balancing or similar agreements, commercial marketing agreements, processing agreements and gathering or transportation agreements.

“Indebtedness,” without duplication and calculated in accordance with GAAP, means the aggregate amount of the following: (a) any Indebtedness for Borrowed Money; (b) any obligations of the Target Companies for or on account of finance or capital leases that would be classified as a liability on the consolidated balance sheet of the Target Companies prepared in conformity with GAAP; (c) any obligations of the Target Companies in respect of letters of credit, bankers’ acceptance, surety bonds, bank guarantees or similar credit transactions, in each case, solely to the extent drawn and only as to the drawn amount; (d) any obligations of the Target Companies under conditional sale or other title retention agreements; (e) any payment obligations under any interest rate or currency swap, collars, caps, forward or hedging Contracts, assuming such Contracts are terminated at Closing; (f) deferred purchase price of property, goods, services or other assets, including any “earn-out,” seller notes, contingent purchase price or similar performance-based payment obligations under any Contract (calculated based on the maximum amount of such obligations that could become payable following the Closing); (g) accrued and unpaid dividends and other distributions (other than to another Target Company); (h) any deferred revenue of the Business; (i) solely with respect to the Target Companies, unfunded or underfunded deferred compensation, pension or post-employment welfare benefit obligations; (j) solely with respect to the Target Companies, any Liabilities in respect of bonuses accrued or required to be accrued in accordance with GAAP; (k) any accrued and unpaid severance payments, benefits and associated amounts relating to periods prior to the Closing or otherwise triggered solely by the transactions contemplated by this Agreement; (l) solely with respect to the Target Companies, the employer portion of any payroll, employment or similar Taxes related to clauses (i) through (k); (n) the matters set forth on Schedule 1.1(b); (o) any deferred rent obligations; (p) all interest, penalties, fees (including any prepayment premiums, breakage costs or redemption, early termination or change of control fees), and other expenses accrued or otherwise due or owing with respect to any obligations referenced in this definition; and (q) any obligations of the types described in clauses (a) through (p) above of any Person, the payment of which is: (x) guaranteed, directly or indirectly, by a Target Company, including, in each case, that would arise at Closing as a result of the discharge of such amount owed in connection with the consummation of the Closing; or (y) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by any Target Company. Notwithstanding the foregoing, “Indebtedness” shall not include any Non-Indebtedness Item.

“Indebtedness for Borrowed Money” means: (a) any indebtedness of the Target Companies for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs); and (b) any obligations of the Target Companies evidenced by any note, bond, debenture or similar other debt security or similar instrument. Notwithstanding the foregoing, “Indebtedness for Borrowed Money” shall not include any Non-Indebtedness Items.

“Indemnitee” is defined in Section 8.3.

“Indemnitor” is defined in Section 8.3.

“Intellectual Property” means all of the following: (a) patents, statutory invention registrations, registered designs, patent applications, and provisional patent applications, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations of patents and patent applications, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions; (b) trademarks, trade names, service marks, trade dress, corporate names, logos and slogans, together with all goodwill associated with each of the foregoing and all registrations and applications for such items listed in this clause (b); (c) domain names and social media handles; (d) copyrightable works and copyrights, whether or not registered or published, and registrations and applications for such items listed in this clause (d); (e) trade secrets, data, confidential or proprietary business, technical or financial information, customer lists, know-how and inventions (“Trade Secrets”); (f) rights in computer software (including rights in source code and executable code), computer programs and databases, in any form, including firmware, development tools, algorithms, database management code, software utilities, graphical user interfaces and all versions, updates, corrections, enhancements and modifications of any of the foregoing and any related documentation (collectively, “Software”); and (g) with respect to any of the foregoing, as applicable, any registrations, applications, provisionals, renewals, extensions, reissues, divisions, revisions, re-examinations, substitutions, continuations, or continuations-in-part.

“Intended Tax Treatment” is defined in Section 2.8(a).

“Interests” collectively means the GP Interests and the LP Interests.

“Interim Debt Contract” is defined in Section 2.7(a)(v).

“Interim Period” is defined in Section 6.1(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Buyer, the actual knowledge, after reasonable inquiry to direct reports, of any of Sean Tobin or Mohammed Ebrahim; (b) with respect to the Target Companies, the actual knowledge, after reasonable inquiry to direct reports, of any of Mike Garberding, Nathan Hill, George Millas or Jason Blevins; and (c) with respect to a Seller, the actual knowledge, after reasonable inquiry to direct reports, of the persons listed on Schedule K with respect to such Seller.

“Laws” means all laws, statutes, rules, regulations, codes, ordinances, constitutions, treaties, requirements, rules of law (including common law) or Orders enacted, promulgated, issued, released or imposed by any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Target Companies.

“Leases” means all leases, subleases, licenses, concessions, and other agreements (written or oral) pursuant to which each Target Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf such Target Company under the applicable leases, but excluding the Owned Real Property and Rights-of-Way.

“Liability” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, Claim, deficiency, guaranty, or endorsement of or by any Person of any type, whether fixed, known or unknown, and whether accrued, absolute, contingent, matured or unmatured, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“Lien” with respect to any specified property or asset means any lien, mortgage, deed of trust, security interest, pledge, charge, hypothecation, claim, condition, easement, collateral assignment, restriction, right of first refusal or first offer, preemptive right, option or other similar Third Party right, license, defect of title, encroachment or other burden or encumbrance similar to any of the foregoing.

“Loss” or “Losses” means any and all damages, payments, penalties, assessments, Taxes, disbursements, costs, and expenses, including interest, awards, judgments, settlements, fines, costs of remediation, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors, and costs of investigation and preparation of any kind or nature whatsoever, or of enforcing a Person’s rights or of pursuing insurance providers.

“LP Interests” is defined in the Recitals.

“Material Contract” is defined in Section 4.7(a).

“Material Insurance Policies” is defined in Section 4.13.

“MIP” means that certain EPIC Y-Grade, LP Management Incentive Plan dated effective as of July 1, 2021.

“MIP Amount” means (i) an amount in Cash set forth in the Estimated Closing Statement delivered by Seller Representative that represents all payments due under the MIP to all MIP participants calculated in accordance with the MIP; plus (ii) the employer portion of applicable payroll Taxes on such amounts described in the foregoing clause (i).

“NAESB Confirmation” means, collectively, (i) the NAESB Confirmation dated as of the Execution Date by and between Buyer and EPIC Y-Grade Marketing, LP; and (ii) the NAESB Confirmation dated as of the Execution Date by and between Buyer and EPIC Y-Grade Marketing, each attached as Exhibit F to this Agreement.

“Non-Indebtedness Items” means: (a) any amounts payable under any Related Party Contract that is to be terminated at the Closing in accordance with Section 6.12; (b) any accounts payable to trade creditors, purchase commitments incurred in the ordinary course of business, accrued expenses, in each case, to the extent included as current liabilities in the calculation of Working Capital; (c) any Liability for Taxes (other than Taxes specifically described in clause (m) of the definition of Indebtedness); (d) any Transaction Expenses; or (e) any intercompany indebtedness owing by one Target Company to another Target Company.

“Nonparty Affiliate” is defined in Section 9.14.

“Notification” means any notice to or filing with any Person or Governmental Authority.

“Offer Employee” is defined in Section 6.17.

“Operating Agreements” means, collectively, (i) the BANGL CMA; (ii) the BANGL UJI; and (iii) the Y-Grade Pipeline Operating Agreement by and between Y-Grade LP and EPIC Operating dated May 10, 2018.

“Order” means all applicable orders, awards, writs, judgments, verdicts, injunctions, determinations, directives, decrees, stipulations and decisions of or by any Governmental Authority.

“Organizational Documents” with respect to any particular entity means: (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) any similar organizational documents of such entity; and (e) any amendment or supplement to any of the foregoing, or any delegation of authority provided pursuant to any of the foregoing.

“Outside Date” means April 6, 2026. Notwithstanding the foregoing, if all of the conditions to Closing shall have been satisfied or waived, other than the conditions set forth in Section 2.6(a), provided that with respect to the condition set forth in Section 2.6(a)(i), only if such Law or Order is pursuant to an Antitrust Law, and conditions that by their nature are to be satisfied at Closing (which conditions are capable of being satisfied), such date shall automatically be extended to July 6, 2026.

“Owned Real Property” means all land owned in fee, together with all buildings, structures, improvements, and fixtures located on such land, and other rights and interests appurtenant to the land owned in fee, owned by the Target Companies, but excluding any Rights-of-Way and Leases.

“Party” and “Parties” are defined in the Preamble.

“Pass-Through Tax Contest” is defined in Section 6.5(d).

“Pass-Through Tax Return” means any Tax Return in respect of income Taxes (including IRS Form 1065, U.S. Return of Partnership, and any related state income Tax Return(s)) filed or required to be filed by any Target Company to the extent that: (a) such Target Company is treated as a partnership, S corporation, or other “pass-through entity” for purposes of such Tax Return; and (b) the items of income, gain, deduction, loss or credit or the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of the direct or indirect beneficial owners of such Target Company.

“Payoff Amount” is defined in Section 2.7(a)(v).

“Payoff Documentation” is defined in Section 2.7(a)(v).

“Payoff Letters” is defined in Section 2.7(a)(v).

“Permissive Actions” is defined in Section 6.1(a).

“Permitted Liens” means the following:

(a) Terms, conditions, restrictions, exceptions, reservations, limitations, and other matters contained in any document filed or recorded in the appropriate county or parish to reflect title or that are disclosed on any title commitment or title report provided or made available to the Buyer, creating, transferring, limiting, encumbering, or reserving or granting any rights in (including rights of reverter, reservation and life estates) any Real Property, or in any Authorizations or Material Contracts that, singly or in the aggregate, would not reasonably be expected to materially and adversely affect the value of the Business Assets or materially and adversely interfere with the ownership, use, or operation of the Business Assets (as currently owned, used or operated as of the Execution Date) or the conduct of the Business (as currently conducted as of the Execution Date);

(b) Liens for Taxes, assessments, governmental charges or levies that are not yet due and payable or that are being contested in good faith through appropriate proceedings, and, in each case, for which appropriate reserves have been established in accordance with GAAP on the Financial Statements;

(c) lessors’, mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the ordinary course of business that are not delinquent or, if delinquent, that are being contested in good faith by an appropriate Proceeding and for which adequate reserves have been established on the financial statements of the applicable Party in accordance with GAAP;

(d) easements for public roads, highways and waterways over, on or in respect of the Owned Real Property or Leased Real Property that are of record and that, singly or in the aggregate, would not reasonably be expected to materially and adversely affect the value of the Business Assets or materially and adversely interfere with the ownership, use, or operation of the Business Assets (as currently owned, used or operated as of the Execution Date) or the conduct of the Business (as currently conducted as of the Execution Date);

(e) all mineral leases, mineral reservations, and mineral conveyances of record relating to any and all minerals in and under that may be produced from other lands or properties of the Target Companies is located and the rights of such holders or lessees;

(f) Liens arising from restrictions under securities Laws;

(g) to the extent not applicable to the Transactions or otherwise irrevocably waived prior to the Effective Date, Liens contained in the Organizational Documents of any Target Company;

(h) easements, restrictive covenants, defects, and other irregularities in title, that, singly or in the aggregate, would not reasonably be expected to materially and adversely affect the value of the Business Assets (as currently owned, used or operated as of the Execution Date) or materially and adversely interfere with the ownership, use, or operation of the Business Assets or the conduct of the Business (as currently conducted as of the Execution Date);

(i) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, incurred in the ordinary course of business that are not delinquent;

(j) Liens arising under equipment leases with Third Parties, in each case, incurred in the ordinary course of business that are not delinquent;

(k) Liens expressly reflected and described in the Financial Statements;

(l) Liens paid or discharged at or prior to the Closing without any ongoing Liability on the Target Companies;

(m) Liens expressly consented to in writing by Buyer or any of its Affiliates, successors or assigns;

(n) all zoning, conservation, entitlement and other land use, building or planning restrictions under applicable Laws (including Environmental Laws), in each case, to the extent the Target Companies are not in violation of such restrictions;

(o) the Liens and other matters listed on Schedule 1.1(c);

(p) other than with respect to the equity interests of any Target Company (including the Interests), rights of first refusal or first offer, preemptive rights, options or other similar Third Party rights not triggered by the Transaction;

(q) Liens created by this Agreement;

(r) Liens arising under the Existing Credit Agreements and the other collateral and loan documents entered into pursuant to or in connection with the Existing Credit Agreements that are discharged at Closing; and

other Liens that would not, individually or in the aggregate, reasonably be expected to (i) materially and adversely impair the ability of the Target Companies (taken as a whole) to operate the Business in the ordinary course (as currently conducted as of the Execution Date). “Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, sole proprietorship, trust, joint venture, joint stock company, unincorporated organization, Governmental Authority, or other entity or association.

“Personal Information” means any information that: (i) alone or in combination with other information held by a Target Company, identifies or could reasonably be used to identify an individual; and/or (ii) is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws.

“Prepayment Amount” means the amount paid by or on behalf of Buyer to a Target Company for the Expansion Project to cover any Reimbursable Costs pursuant to the terms set forth in the Expansion Side Letter.

“Post-Closing Statement” is defined in Section 2.5(a).

“Pre-Closing Claims” is defined in Section 6.11(b).

“Pre-Closing Restructuring” is defined in Section 6.19.

“Pre-Closing Restructuring Steps” is defined in Section 6.19.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Prior Representation” is defined in Section 9.9(a).

“Proceeding” means any action, suit, charge, audit, claim, investigation, examination, litigation, hearing, mediation, inquiry, prosecution, assessment, review, or other judicial or administrative or other proceeding, at Law or in equity, before or by any Governmental Authority or arbitrator or similar Person or body.

“Purchase Price Allocation Schedule” is defined in Section 2.4(b).

“Purchase Price Deficit” is defined in Section 2.5(e).

“Purchase Price Surplus” is defined in Section 2.5(f).

“R&W Costs” means any and all fees, costs and expenses of the insurance broker, underwriter or insurer actually incurred by Buyer in connection with obtaining the R&W Insurance Policy, including all premiums, underwriting costs, taxes, brokerage commission, and other fees and expenses of the R&W Insurance Policy.

“R&W Insurance Policy” is defined in Section 6.7(a).

“Reimbursable Costs” means any and all Costs (as defined in the Expansion Side Letter) actually paid by Sellers or their Affiliates in accordance with the Expansion Side Letter.

“Related Party Contracts” means any Contract between: (a) on the one hand, any Target Company; and (b) on the other hand, either (i) the Sellers or any of their Affiliates (other than the Target Companies); or (ii) any director, manager, officer or employee of the Sellers or any of their Affiliates (other than the Target Companies). Notwithstanding the foregoing, none of the following shall be Related Party Contracts: (x) any Contract entered into prior to the Execution Date and related to any reorganization of a Target Company under which the Target Companies no longer have any obligations at or following the Closing; (y) the Organizational Documents of any Target Company or (z) any Contract that constitutes a Transferred Asset.

“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, seeping, dumping or disposing of Hazardous Materials into the environment.

“Remedial Action” is defined in Section 6.4(e)(i).

“Representatives” with respect to any Person means such Person’s Affiliates and its and their respective managers, members, partners, directors, officers, employees, agents, advisors (including attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors), and successors and assigns of each of the foregoing.

“Required Notifications” is defined in Section 4.3(a).

“Required Third-Party Consent” is defined in Section 4.3(a).

“Resolution Period” is defined in Section 2.5(b).

“Rights-of-Way” is defined in Section 4.12(d).

“SCM EPIC” is defined in the Recitals.

“Schedules” means the schedules referenced in this Agreement and attached to this Agreement.

“Screening Requirements” is defined in Section 6.17(b).

“Securities Act” means the Securities Act of 1933.

“Security Incident” is defined in Section 4.19(b).

“Seller” and “Sellers” are defined in the Preamble.

“Seller Allocation Notice” is defined in Section 2.8(b).

“Seller Consolidated Group” means any Consolidated Group of which each of: (a) a Target Company; and (b) a Seller or an Affiliate of a Seller (other than a Target Company), is or was a member on or prior to the Closing Date.

“Seller Counsel” is defined in Section 9.9(a).

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.6, Section 4.1, or Section 4.8.

“Seller Group” means Sellers and its Affiliates (other than the Target Companies).

“Seller Indemnified Parties” is defined in Section 8.2.

“Seller Insurance Policies” is defined in Section 6.11(b).

“Seller Records” is defined in Section 6.9.

“Seller Released Parties” is defined in Section 6.16.

“Seller Releasing Parties” is defined in Section 6.16.

“Seller Representative” is defined in Section 9.1(a).

“Seller Tax Return” is defined in Section 6.5(a)(ii).

“Severance Eligible Employee” is defined in Section 6.17(b).

“Shared Use Agreement” means the Shared Use Agreement, by and among Epic Pipeline, EPIC Crude Pipeline, LP and Epic Operating dated as of the Closing Date, in substantially the form attached to this Agreement as Exhibit E to be executed on or prior to the Closing Date.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended.

“Solvent” as of any relevant time of determination means that: (a) the fair value of the assets of the Buyer and its Subsidiaries on a consolidated basis, as of such time, exceeds the sum of all Liabilities of the Buyer and its Subsidiaries, including the probable amount of all contingent Liabilities, as of such time; (b) the fair saleable value of the assets of the Buyer its Subsidiaries on a consolidated basis, as of such time, exceeds the amount that will be required to pay the probable Liabilities of the Buyer and its Subsidiaries on their existing debts (including the probable amount of all contingent Liabilities) as such debts become absolute and matured; and (c) the Buyer and its Subsidiaries on a consolidated basis will not have, as of such time, an unreasonably small amount of capital for the operation of their businesses as presently conducted or as proposed to be conducted.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Return” is defined in Section 6.5(a)(i).

“Subsidiary” with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which: (a) such Person or any other subsidiary of such Person is a general partner, managing member, or sole or controlling member; or (b) at least a majority of the Equity Interests having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such Person is, directly or indirectly, owned or controlled by such Person or by any one or more of its subsidiaries, or by such Person and any one or more of its subsidiaries.

“Subsidiary Interests” is defined in Section 4.1(b).

“Surviving Claims” is defined in Section 6.16.

“Target Company” or “Target Companies” means Y-Grade GP, Y-Grade LP and their respective Subsidiaries.

“Target Material Adverse Effect” means any fact, matter, result, change, effect, event, circumstance, development, condition or occurrence that, individually or in the aggregate: (x) is, or would reasonably be expected to be, materially adverse to the assets, properties, business, financial condition or results of operations of the Business and the Target Companies, taken as a whole; or (y) would, or would reasonably be expected to, prevent or materially impair the ability of Sellers or the Target Companies to perform their respective obligations under this Agreement or to consummate the Transactions. Notwithstanding the foregoing, in no event will any fact, matter, result, change, effect, event, circumstance, development, condition or occurrence to the extent arising out of or resulting from any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Target Material Adverse Effect: (a) the announcement of this Agreement and the Transactions (including any impact on the relationship of the Target Companies with their respective customers, partners, employees, financing sources, vendors, suppliers, licensors, licensees or others having similar relationships with the Target Companies directly caused by the announcement of the Transactions) (other than with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the announcement of this Agreement or the Transactions, the performance of obligations of this Agreement or the Transactions or the consummation of the Transactions); (b) the initiation of any Proceeding by any Person with respect to this Agreement or any of the Transactions or the Transaction Documents; (c) changes in conditions affecting the Hydrocarbons transportation, treatment, processing or storage industries generally or in the general geographic areas in which the Target Companies operate (including changes in commodity prices, general market prices and regulatory changes affecting such industries or geographic areas generally, producing, processing, transportation, storing and marketing activity, costs or margins); (d) changes in general economic, capital markets, regulatory or political conditions in the United States or elsewhere (including interest rate fluctuations); (e) changes in Law, GAAP or regulatory accounting requirements or official interpretations of changes in Law, GAAP or regulatory accounting requirements, or arising out of, resulting from or attributable to any action required to be taken under any Law, Order or Material Contract by which any Target Company or the Assets is bound, in each case, after the Execution Date and that the Target Companies are required to adopt; (f) fluctuations in currency exchange rates; (g) acts of war, insurrection, sabotage or terrorism, the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war; (h) any act or omission to act after the Execution Date by the Sellers, the Target Companies, or their respective Affiliates expressly required by this Agreement or any Transaction Document, or taken (or omitted to be taken) at the express written request of the Buyer; (i) any failure, in and of itself, of the Target Companies to meet any budget, projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position, for any period (except that this clause (i) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts constitutes a Target Material Adverse Effect); (j) changes, events, occurrences or developments arising from or related to epidemics, pandemics (including COVID-19) or disease outbreaks or any worsening of epidemics, pandemics (including COVID-19) or disease outbreaks; (k) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster; or (l) the matters described on Schedule 1.1(d) of the Disclosure Schedules as of the Execution Date. Notwithstanding the foregoing, any result, change, effect, event, circumstance, development, condition or occurrence referred to in the immediately preceding clauses (c), (d), (e), (f), (g), (j), and (k) will be taken into account for purposes of determining whether there has been a Target Material Adverse Effect to the extent such fact, matter, result, change, effect, event, circumstance, development, condition or occurrence adversely affects Target Companies, taken as a whole, in a disproportionately adverse manner as compared to other participants in the domestic midstream oil and gas industry in the general geographic areas where the Assets are located.

“Target Privacy Obligations” is defined in Section 4.19(a).

“Target Working Capital” means $0.

“Tax” or “Taxes” means any U.S. federal, state or local or non-U.S. taxes or other charges, levies, duties, imposts or assessments in the nature of a tax imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, margin, profits, net proceeds, alternative or add-on minimum, inventory, goods and services, capital stock, license, registration, leasing, user, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, property, fuel, excess profits, premium, windfall profit, deficiency and estimated taxes, including any and all interest, penalties, additions to tax, or additional amounts imposed by any Taxing Authority with respect to such amounts or in lieu of the items listed in this definition, in each case, whether disputed or not.

“Tax Purchase Price” is defined in Section 2.8(b).

“Tax Return” means any return, rendition, report, information return, claim for refund, declaration of estimated Taxes or similar filing (including any attached schedules or supplements and any amendments) filed or required to be filed with any Taxing Authority with respect to Taxes.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Texas Franchise Tax” means the Texas franchise tax (Tex. Tax Code Ann. Section 171.001, et. seq.).

“Third Party” means any Person other than a Party or its Affiliates.

“Third-Party Consent” means any consent, waiver, permission, authorization, license or approval of, or exemption by, any Third Party (other than a Governmental Authority).

“Trade Secrets” is defined in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Assignment Agreements, the Transition Services Agreement, the Escrow Agreement, the Expansion Side Letter, the NAESB Confirmation, the Shared Use Agreement and any other Contract among the Parties that is expressly agreed by the Parties to constitute a Transaction Document.

“Transaction Expenses” means, to the extent not paid prior to the Closing, the aggregate amount (in each case, whether accrued or not at the Closing and whether or not billed or invoiced on or prior to the Closing) of fees, expenses, costs and other similar amounts incurred or payable by or on behalf of a Target Company and that are the obligations of a Target Company in connection with the preparation, negotiation, and execution of this Agreement and the Transaction Documents and the consummation of the Transactions and the Transaction Documents, or in connection with any other negotiations or processes involving the sale of the Target Companies to a third party prior to Closing. Without limiting the generality of the foregoing and without duplication, such fees, costs and expenses shall include the following: (a) all fees and expenses of counsel (including Seller Counsel), accounting and tax advisors, consultants, investment bankers and similar professional experts and advisors; (b) all brokers’, finders’ or similar fees; (c) all D&O Tail Costs and Escrow Agent Costs; (d) all change of control payments or transaction bonuses payable or due by a Target Company solely as a result of the consummation of the Transactions (and not requiring any subsequent action by a Target Company or any employee or the occurrence of any other contingency), including the employer portion of any employment, payroll or similar Taxes payable in connection with such change of control payments or transaction bonuses, (e) without duplication of the MIP Amount paid by Buyer in accordance with Section 2.7(b)(viii), the MIP Amount and any and all other costs, obligations and liabilities arising under the MIP as a consequence of the Transactions or the termination of the MIP, including without limitation all costs and liabilities associated with any claims brought by participants pursuant to the MIP, including the employer portion of any employment, payroll or similar Taxes payable in connection therewith, and (f) solely to the extent not paid by Sellers or their Affiliates as required by Section 6.17(f), the Prorated 2025 Bonuses, including the employer portion of any employment payroll or similar Taxes payable in connection therewith. Notwithstanding the foregoing, in no event shall Transaction Expenses include any Buyer Responsibility Amounts or any fees, costs, expenses or other amounts included in any Indebtedness.

“Transaction Information” is defined in Section 6.22(b).

“Transaction Tax Deductions” means any item of loss, deduction or credit for which a deduction is available for U.S. federal (or applicable state and local) income tax purposes with respect to: (a) the payment of Transaction Expenses; (b) the repayment of Indebtedness of the Target Companies in connection with the Closing; and (c) any other payments or expenses incurred by any Target Company in connection with the Transactions to the extent economically borne by Sellers, in each case of clauses (a) through (c), to the extent that there is at least “more likely than not” support under applicable Law for the Target Companies deducting such item in a Pre-Closing Tax Period.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value-added, recording, filing, conveyance, and other similar fees or Taxes or governmental charges and related amounts incurred as a result of the Transactions.

“Transferred Assets” means those contracts and other assets described on Schedule 1.1(e), which shall be transferred from the applicable Affiliate of Y-Grade Holdings to a Target Company prior to Closing in accordance with the Transferred Assets Assignment.

“Transferred Assets Assignment” means the assignment and bill of sale in the form attached to this Agreement as Exhibit D.

“Transition Period” is defined in Section 6.15.

“Transition Services Agreement” means the Transition Services Agreement to be executed at Closing in substantially the form attached to this Agreement as Exhibit C.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Unaudited Financial Statements” is defined in Section 4.9(a)(ii).

“Unresolved Objections” is defined in Section 2.5(c).

“Working Capital” means, without duplication, an amount (expressed as zero, a positive or negative number) that is equal to: (a) the sum of the Target Companies’ combined current assets (excluding deferred Tax assets) and the other assets of the type set forth on Schedule 1.1(f) minus (b) the sum of (i) the Target Companies’ combined current Liabilities, (ii) amounts payable by the Target Companies to the Seller Group pursuant to intercompany accounts that are not settled or otherwise eliminated in full prior to Closing and (iii) the other Liabilities (excluding deferred Tax liabilities, and excluding any accounts payable in connection with the construction of the Expansion Project or other Liabilities for Reimbursable Costs) of the type set forth on Schedule 1.1(f), in each case, determined as of 12:01 a.m. Central Time on the Closing Date and in accordance with the Accounting Principles and, solely with respect to Taxes, Section 6.5(b). Notwithstanding the foregoing, any amounts that are taken into account in determining the adjustments to the Final Purchase Price pursuant to Article II as a result of an adjustment to any item expressly set forth in Article II (including for purposes of calculating Transaction Expenses or Indebtedness) shall be excluded from clauses (a) and (b) of the foregoing to the extent of such adjustment (it being the intention of the Parties that such amounts shall be considered only once for purposes of determining the adjustments to the Final Purchase Price). Schedule 1.1(f) sets forth an illustrative example of the calculation of Working Capital, as of 12:01 a.m. Central Time on the Balance Sheet Date. Such calculation is included for illustrative purposes only, and notwithstanding anything to the contrary, neither the Sellers nor any other Person makes any representation or warranty in respect of such calculation.

“Y-Grade GP” is defined in the Recitals.

“Y-Grade Holdings” is defined in the Preamble.

“Y-Grade LP” is defined in the Recitals.

ARTICLE II

PURCHASE AND SALE OF INTERESTS; CLOSING

2.1 Purchase and Sale of Interests.

(a) Subject to and upon the terms and conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase and acquire from the Sellers, the Interests, free and clear of all Liens, except for Liens under applicable securities Laws, in consideration for the Estimated Purchase Price, which may be subject to adjustment pursuant to Section 2.5.

(b) The Adjustment Escrow Amount shall be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement as security, solely for the purpose of satisfying the Sellers’ payment obligations resulting from cash consideration adjustments in favor of the Buyer in accordance with Section 2.5, if any, and shall terminate upon the final release of all funds in accordance with the terms of this Agreement and the Escrow Agreement. Buyer shall pay all fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement (the “Escrow Agent Costs”), which Escrow Agent Costs shall be borne by the Sellers as Transaction Expenses.

2.2 Time and Place of Closing. The consummation of the Transactions (the “Closing”) shall take place remotely by electronic exchange and delivery of all documents (including executed signature pages, in PDF, or other digital format) on: (a) the fifth Business Day after the conditions to Closing set forth in Section 2.6 (other than actions to be taken or items to be delivered at Closing, but subject to the satisfaction or waiver of such conditions at Closing) have been satisfied or waived; or (b) such other time and place as to which the Parties agree in writing (the date on which Closing occurs, the “Closing Date”). If the Closing occurs, the effective time of the Closing shall be deemed to be the 12:01 a.m. Central Time on the Closing Date.

2.3 Purchase Price. Subject to and upon the terms and conditions of this Agreement, the aggregate consideration to be paid by the Buyer for the Interests at the Closing shall be an aggregate amount equal to the Estimated Purchase Price. The Estimated Purchase Price may be subject to adjustment after the Closing pursuant to Section 2.5.

2.4 Estimated Closing Statement.

(a) At least three Business Days prior to the Closing Date, the Seller Representative shall prepare and deliver to the Buyer a statement (the “Estimated Closing Statement”) setting forth the Sellers’ reasonable and good faith calculation of: (i) Closing Cash (the “Estimated Cash”); (ii) the Working Capital (the “Estimated Working Capital”); (iii) the aggregate amount of Transaction Expenses (the “Estimated Transaction Expenses”); (iv) the Closing Indebtedness (the “Estimated Indebtedness”); (v) the Reimbursable Costs (the “Estimated Reimbursable Costs”); (vi) the Prepayment Amount (the “Estimated Prepayment Amount”); and (vii) the resulting calculation of the Estimated Purchase Price. Concurrently with the delivery of the Estimated Closing Statement, the Seller Representative shall deliver to the Buyer reasonable documentation in the possession of the Sellers or any of their Affiliates to support the items in the Estimated Closing Statement delivered by the Seller Representative. From and after the delivery of the Estimated Closing Statement by the Seller Representative, the Sellers and their Affiliate (including the Target Companies) shall provide the Buyer and its Representatives with reasonable access, upon reasonable request and notice, during normal business hours to the books, records and employees of the Sellers and their Affiliates (including the Target Companies) that are reasonably related to the calculations of the Estimated Purchase Price. Within two Business Days after the Buyer’s receipt of the draft Estimated Closing Statement pursuant to this Section 2.4, the Buyer may deliver to the Seller Representative a written summary containing all changes that the Buyer proposes to the Estimated Closing Statement, if any. Such summary shall contain an explanation of such changes and reasonable supporting documentation. The Buyer and the Seller Representative shall discuss in good faith any such proposed changes to the Estimated Closing Statement. If, based on such discussions, the Buyer and the Seller Representative agree on changes to the Estimated Purchase Price then the Estimated Purchase Price shall, for purposes of Section 2.3, be based on such changes. If the Buyer and the Seller Representative are unable to agree on changes proposed by the Buyer to the Estimated Purchase Price prior to the Closing Date, the Estimated Purchase Price as proposed by the Seller Representative in the Estimated Closing Statement shall control for the purposes of determining the amount payable to the Sellers by the Buyer at Closing pursuant to Section 2.3. The Estimated Purchase Price as proposed by the Seller Representative in the Estimated Closing Statement shall also control for the purposes of determining the amount payable to the Sellers by the Buyer at Closing pursuant to Section 2.3 if the Buyer fails to timely deliver a summary of proposed changes. For the avoidance of doubt, any failure of Buyer to dispute any item or aspect of the Estimated Closing Statement (or failure of Buyer and the Seller Representative to agree on any adjustment proposed by Buyer to the Seller Representative prior to the Closing) shall not preclude Buyer from exercising any other rights under this Agreement.

(b) Contemporaneously with the delivery of the Estimated Closing Statement, the Seller Representative shall deliver to the Buyer a schedule (as may be updated prior to Closing, the “Purchase Price Allocation Schedule”), that sets forth the allocation among the Sellers of: (i) the Estimated Purchase Price; (ii) any amounts due or payable pursuant to Section 2.5(e), Section 2.5(f), or Section 2.5(g); and (iii) any amount to be disbursed from the Escrow Account to the Sellers. The Seller Representative may, from time to time until such time as joint written instructions have been delivered to the Escrow Agent pursuant to Section 2.5 deliver to the Buyer a revised Purchase Price Allocation Schedule. Buyer shall be entitled to rely on the Purchase Price Allocation Schedule for purposes of making any of the foregoing payments payable to the Sellers in accordance with the terms of this Agreement. Buyer shall have no liability to any Seller or any of their respective Affiliates in respect of any such payments made in accordance with the Purchase Price Allocation Schedule. For the avoidance of doubt, the Purchase Price Allocation Schedule shall not: (i) represent an allocation of the Tax Purchase Price among the assets of the Target Companies for U.S. federal or applicable state and local income tax purposes; and (ii) allocate more than a nominal amount to the GP Interests.

2.5 Post-Closing Adjustment.

(a) As soon as reasonably practicable after the Closing Date (and, in any event, within 90 days after the Closing Date), the Buyer shall prepare and deliver to the Seller Representative, at the sole expense of the Buyer, a closing statement (the “Post-Closing Statement”) setting forth the proposed final calculation of: (i) Closing Cash (as finally determined pursuant to this Section 2.5, the “Final Cash”); (ii) the Working Capital as of the Closing (as finally determined pursuant to this Section 2.5, the “Final Working Capital”); (iii) the aggregate amount of Transaction Expenses as of the Closing (as finally determined pursuant to this Section 2.5, the “Final Transaction Expenses”); (iv) the Closing Indebtedness (as finally determined pursuant to this Section 2.5, the “Final Indebtedness”); (v) Reimbursable Costs (as finally determined pursuant to this Section 2.5, the “Final Reimbursable Costs”); (vi) the Prepayment Amount (as finally determined pursuant to this Section 2.5, the “Final Prepayment Amount”); and (vii) the resulting amount of the Final Purchase Price. The Post-Closing Statement shall: (A) exclude the impact of any actions taken by the Buyer or any of its Affiliates following the Closing (including any Taxes imposed as a result of such actions), except to the extent such actions are required by applicable Law or this Agreement; (B) not reflect changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the consummation of the Transactions; (C) exclude the impact of the change of control or ownership contemplated by the Transactions (except as expressly contemplated by the definition of Indebtedness or Transaction Expenses, as applicable) (the “Buyer Impact Matters”), (D) exclude any refund of, or credit in respect of, Taxes to which a Target Company becomes entitled following the Closing, (E) exclude any Tax deficiency, assessment or other adjustment proposed or threatened by any Governmental Authority and any Taxes resulting from any Tax audit or other Proceeding, in each case, that arises after the Closing, and (F) not consider any Tax Return (or amendment of any Tax Return) filed after the Closing (or information set forth thereon). Except for any adjustments made in accordance with this Section 2.5, under no circumstances may the Buyer amend or change the Post-Closing Statement after delivery of the Post-Closing Statement to the Seller Representative. From and after the delivery of the Post-Closing Statement by the Buyer, the Buyer shall provide the Sellers and their Representatives with reasonable access, upon reasonable request and notice, during normal business hours to the books, records and employees of the Target Companies that are reasonably related to the calculations of the Final Purchase Price. Buyer’s provision of information and access to information and personnel pursuant to Section 2.5 shall be subject to the same restrictions set forth in Section 6.2(c), mutatis mutandis. If the Buyer fails to deliver the Post-Closing Statement within 90 days of the Closing, then the Seller Representative shall have the sole and exclusive right to either: (x) prepare the Post-Closing Statement; or (y) deliver the Buyer a written notice that it does not propose any further adjustments to the Estimated Purchase Price (in which case there shall be no post-Closing adjustments to the Estimated Purchase Price under this Agreement). In the case of the foregoing clause (x), the Buyer shall provide the Sellers and their Representatives with reasonable access during normal business hours to the books, records and employees of the Buyer and its Affiliates (including the Target Companies) and Section 2.5(c), Section 2.5(d), and Section 2.5(e) shall apply to the Buyer and the Seller Representative mutatis mutandis to reflect the foregoing clause (x).

(b) Not later than the 30th day following the Seller Representative’s receipt of the Post-Closing Statement prepared in good faith by the Buyer in accordance with Section 2.5(a), the Seller Representative may deliver to the Buyer a single written notice (an “Adjustment Notice”) containing any changes the Seller Representative proposes to the Post-Closing Statement. Such Adjustment Notice will describe the nature and amount of any such proposed changes in reasonable detail and shall be accompanied by reasonable supporting documentation as is available to the Seller Representative or the Sellers and calculations of each disputed amount. If the Seller Representative does not deliver to the Buyer an Adjustment Notice within such 30 day period following the Seller Representative’s receipt of the Post-Closing Statement prepared by the Buyer in accordance with this Section 2.5, then the Seller’s Representative will be deemed to have irrevocably accepted and agreed to all items in such Post-Closing Statement. If the Seller Representative does timely deliver to the Buyer an Adjustment Notice, any items in the Post-Closing Statement prepared by the Buyer in accordance with this Section 2.5 not objected to by the Seller Representative in an Adjustment Notice (or by the Buyer as a result of the items disputed by the Seller Representative in such Adjustment Notice) shall be final, conclusive and binding on the Parties. Within 30 days following the Buyer’s receipt of such Adjustment Notice (the “Resolution Period”), the Parties shall use commercially reasonably efforts to attempt to resolve in writing their differences with respect to the matters set forth in the Adjustment Notice (and any matters which Buyer is disputing as a result of the matters set forth in the Adjustment Notice, or any disputed matters arising out of the foregoing). Any such resolution shall be final, conclusive and binding on the Parties. If the Post-Closing Statement is prepared by the Seller Representative rather than the Buyer pursuant to the final sentence of Section 2.5(a), then Buyer shall replace the Seller Representative and the Seller Representative shall replace the Buyer in this Section 2.5(b).

(c) If an Adjustment Notice is timely delivered in accordance with Section 2.5 and the Final Purchase Price is not mutually agreed upon by the Seller Representative and the Buyer during the Resolution Period, then a nationally recognized independent accounting firm mutually acceptable to the Buyer and the Seller Representative (the “Accounting Firm”) shall be jointly engaged by the Seller Representative and the Buyer to resolve only those issues set forth in an Adjustment Notice that remain in dispute (the “Unresolved Objections”). If the Seller Representative and the Buyer are unable to agree on an Accounting Firm within 10 days, then, in order to resolve such dispute, the Buyer and the Seller Representative shall jointly engage a mutually agreed upon nationally or regionally recognized independent accounting firm with which none of the Parties or any of their Affiliates have any material business relationship. If the Buyer and the Seller Representative are unable to agree upon such a firm, each of them shall select a nationally or regionally recognized independent accounting firm with which the selecting party does not have any material business relationship and instruct each of their respective selected firms to select and appoint jointly a nationally or regionally recognized independent accounting firm with which none of the Parties or any of their Affiliates have any material business relationship. The Person evaluating such Unresolved Objections for the Accounting Firm shall be a neutral Third Party with at least 10 years’ experience resolving accounting disputes in the oil and gas industry, including specifically midstream matters. The Accounting Firm will determine the

Unresolved Objections. In determining the Unresolved Objections, the Accounting Firm will not assign a value to any Unresolved Objection greater than the greatest value for such item claimed by the Seller Representative or the Buyer or less than the smallest value for such item claimed by the Seller Representative or the Buyer, in each case as set forth in the Post-Closing Statement or the Adjustment Notice, as applicable. Such determination by the Accounting Firm shall be based solely on: (i) written submissions provided by each of the Buyer and the Seller Representative to the Accounting Firm within 10 days following the Accounting Firm’s selection (and without independent investigation on the part of the Accounting Firm); and (ii) the terms and provisions of this Agreement, including the definitions set forth in this Agreement. Such determination shall not be based upon any Buyer Impact Matters. The Buyer shall not change its position or introduce new positions from those taken or presented in the Post-Closing Statement. The Seller Representative shall not dispute any item in the Post-Closing Statement that it did not dispute in the Adjustment Notice. The Seller Representative and the Buyer shall request that the Accounting Firm make a decision with respect to all disputed items within 30 calendar days after the submissions of the Seller Representative and the Buyer (and in any event as promptly as practicable). Once appointed, the Accounting Firm shall have no ex parte communications with any of the Seller Representative or Parties concerning the expert determination or the underlying dispute and shall only have communications with the Seller Representative or the Buyer as provided in this Section 2.5(c). All communications between the Seller Representative or the Buyer, on the one hand, and the Accounting Firm, on the other hand, shall be conducted in writing or at a meeting involving both the Seller Representative and the Buyer where both the Seller Representative and the Buyer have been provided at least five Business Days’ advance notice of the occurrence of such meeting. The Seller Representative and Buyer shall be entitled to receive a copy of any such written communications. In resolving the Unresolved Objections, the Accounting Firm will function as an expert and not an arbitrator. Neither the Seller Representative nor any Party may disclose to the Accounting Firm, and the Accounting Firm may not consider for any purpose, any settlement discussions or settlement offer(s) made by or on behalf of either Party or the Seller Representative without the consent of such party. The fees and expenses of the Accounting Firm and of any enforcement of the determination of the Accounting Firm shall be borne by the Sellers, on the one hand, and the Buyer, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party or, in the case of the Sellers, the Seller Representative. For example, if the Seller Representative claims that the Final Purchase Price is $1,000 greater than the amount determined by the Buyer, the Buyer contests only $500 of the amount claimed by the Seller Representative, and the Accounting Firm ultimately resolves the dispute by awarding to the Sellers $300 of the $500 contested, then the fees, costs and expenses of the Accounting Firm will be 60% (i.e., 300 ÷ 500) to the Buyer and 40% (i.e., 200 ÷ 500) to the Sellers. The proportionate allocation shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. Absent fraud or manifest error, the determination of the Accounting Firm with respect to such Unresolved Objections, including any allocation of fees, will be final, conclusive and binding on the Parties.

(d) Until the Final Purchase Price is finally determined pursuant to this Section 2.5, the Buyer, the Sellers, their respective Affiliates and their auditors, accountants and other representatives shall be permitted reasonable access, during normal business hours and upon reasonable advance notice, to the other Parties (including, in the case of the Sellers, the Seller Representative), their Affiliates and their auditors, accountants, personnel, books and records and any other documents or information reasonably requested by such first Party (including the information, data and work papers used by the such second Party’s auditors or accountants to prepare and calculate the Final Purchase Price) (subject to the execution of customary work paper access letters, if requested).

(e) If the Final Purchase Price is less than the Estimated Purchase Price (the amount of such shortfall, if any, being referred to in this Agreement as the “Purchase Price Deficit”), then within three Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.5, the Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to: (i) release to the Buyer, solely from the funds available in the Escrow Account, an amount equal to the Purchase Price Deficit, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Buyer to the Escrow Agent; and (ii) release to the Sellers, to the extent that any balance in the Escrow Account remains after the Escrow Agent’s payment of the Purchase Price Deficit to the Buyer pursuant to clause (i), the amount remaining in the Escrow Account, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Seller Representative to the Escrow Agent (allocated among the Sellers in accordance with the Purchase Price Allocation Schedule). Notwithstanding anything in this Agreement to the contrary, other than in the case of Fraud: (x) none of the Sellers, the Escrow Agent or any other Person shall have any Liability for any amounts due to the Buyer pursuant to this Section 2.5 in excess of the Adjustment Escrow Amount; and (y) the Buyer expressly acknowledges and agrees that the Buyer’s sole source of recourse and recovery for such amounts due shall be the Adjustment Escrow Amount.

(f) If the Final Purchase Price is greater than the Estimated Purchase Price (the amount of such excess being referred to in this Agreement as the “Purchase Price Surplus”), then within three Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.5: (i) the Buyer shall pay, or cause to be paid, to the Sellers the Purchase Price Surplus (allocated among the Sellers in accordance with the Purchase Price Allocation Schedule), by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Seller Representative to the Buyer; and (ii) the Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Sellers all funds in the Escrow Account, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Sellers to the Escrow Agent (allocated among the Sellers in accordance with the Purchase Price Allocation Schedule). Notwithstanding anything in this Agreement to the contrary, other than in the case of Fraud: (x) none of the Buyer, the Escrow Agent or any other Person shall have any Liability for any amounts due to the Sellers pursuant to this Section 2.5 in excess of $15,000,000 and (y) the Seller Representative and the Sellers expressly acknowledge and agree that the Sellers’ sole source of recourse and recovery for such amounts due shall be limited to $15,000,000.

(g) If the Final Purchase Price equals the Estimated Purchase Price, then, within three Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.5, the Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release all funds in the Escrow Account to the Sellers, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by the Seller Representative to the Escrow Agent (allocated among the Sellers in accordance with the Purchase Price Allocation Schedule).

(h) From and after the Closing, the funds available in the Escrow Account may be distributed to the Buyer or the Sellers solely and exclusively in accordance with Section 2.5(e), Section 2.5(f) and Section 2.5(g) and the terms of the Escrow Agreement and shall not be available for any other payment to the Buyer or the Sellers or any of their respective Affiliates (including any Target Company).

(i) Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or non-U.S. Law), any payments made pursuant to this Section 2.5 shall be deemed an adjustment to the Final Purchase Price for Tax purposes.

2.6 Conditions to Closing.

(a) Conditions to Each Party’s Obligation. The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction (or waiver by Buyer and the Seller Representative, if permissible under applicable Law) of each of the following conditions at or prior to Closing:

(i) No applicable Law or Order shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal;

(ii) The waiting period applicable to the consummation of the Transactions under the HSR Act shall have been terminated or shall have expired; and

(iii) Any commitment or agreement between the Buyer, on the one hand, and any Governmental Authority, on the other hand, to delay or otherwise prevent the consummation of the Transactions by timing agreement or other agreement with any Governmental Authority shall have been terminated or shall have expired.

(b) Sellers Conditions. The obligations of the Sellers to consummate the Transactions shall be subject to the satisfaction (or waiver by the Seller Representative, if permissible under applicable Law) of each of the following conditions at or prior to Closing:

(i) (A) The Buyer Fundamental Representations shall be true and correct in all respects on and as of the Closing Date as if made on the Closing Date (other than any such representation or warranty that is made as of a specified date, which shall be true and correct as of such specified date), except for de minimis inaccuracies; and (B) all representations and warranties of the Buyer contained in Article V other than the Buyer Fundamental Representations, in each case, without giving effect to any materiality or material adverse effect or similar materiality qualifiers contained in Article V, shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty that is made as of a specified date, which shall be true and correct as of such specified date), except, in the case of this clause (B), for such breaches, if any, of such representations and warranties that, individually or in the aggregate, would not constitute a material adverse effect on the Buyer’s ability to timely perform its obligations under this Agreement and consummate the Transactions;

(ii) The Buyer shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing; and

(iii) The Buyer shall have delivered or caused to be delivered the item required to be delivered by the Buyer pursuant to Section 2.7(b).

(c) Buyer’s Conditions. The obligations of the Buyer to consummate the Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) of each of the following conditions at or prior to Closing:

(i) (A) The Seller Fundamental Representations shall be true and correct in all respects on and as of the Closing Date as if made on the Closing Date, except for de minimis inaccuracies; and (B) all representations and warranties of the Sellers contained in Article III or Article IV other than the Seller Fundamental Representations, in each case, without giving effect to any materiality or Target Material Adverse Effect or similar materiality qualifiers contained Article III or Article IV (other than the representations and warranties contained in Section 4.9(a) and in respect of the defined term “Material Contract”), shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date, except: (i) in the case of this clause (B), for such breaches, if any, of such representations and warranties that, individually or in the aggregate, would not constitute a Target Material Adverse Effect; and (ii) in each case of the preceding clauses (A) and (B), representations and warranties that are made as of a specific date shall be true and correct (subject to the standards set forth in this Agreement) only as of such specified date;

(ii) The Sellers and the Target Companies shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Sellers on or prior to the Closing;

(iii) A Target Material Adverse Effect shall not have, individually or in the aggregate, occurred on or after the Execution Date;

(iv) The Sellers shall have delivered or caused to be delivered the items required to be delivered by the Sellers pursuant to Section 2.7(a); and

(v) The Sellers shall have (or shall have caused the members of the Seller Group) to take such actions as are set forth on Schedule 6.19.

(d) Frustration of Closing Conditions. Neither the Buyer nor the Sellers may rely on the failure of any condition set forth in this Section 2.6 to be satisfied if such failure was caused by such Party’s or any of its Affiliates’ failure to act in good faith or to use the applicable efforts to cause the Closing to occur as required by this Agreement, including as required by Section 6.4. Upon the occurrence of the Closing, any condition set forth in this Section 2.6 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

2.7 Deliveries at the Closing.

(a) Sellers Closing Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers will execute and deliver (or cause to be executed and delivered) each of the following documents:

(i) to the Buyer, certificates dated as of the Closing Date and duly executed by an officer of such Seller, certifying the satisfaction of the conditions specified in Section 2.6(c)(i), Section 2.6(c)(ii) and Section 2.6(c)(iii);

(ii) to the Buyer, counterparts of the Assignment Agreements, duly executed by such Seller;

(iii) to the Buyer, an executed IRS Form W-9 of each such Seller;

(iv) to the Buyer, a counterpart of the Transition Services Agreement;

(v) to the Buyer: (A) customary payoff letters in form and substance reasonably satisfactory to Buyer (“Payoff Letters”), which: (i) set forth the total indebtedness and other associated costs, fees and expenses outstanding under each Existing Credit Agreement and each Contract for Indebtedness for Borrowed Money required to be settled or repaid at Closing pursuant to Section 6.1(a)(xii)(A)(x) (each such Contract, an “Interim Debt Contract”), as applicable, as of the Closing Date (the “Payoff Amount”); and (ii) provide for the discharge and termination in full of the obligations under each Existing Credit Agreement and Interim Debt Contract and the release of all guarantees of and Liens securing such obligations (in each case, other than any reimbursement, indemnity, and contingent obligations for which no claim has been made that expressly survive the termination of such Existing Credit Agreement or Interim Debt Contract) upon the receipt by the administrative agent or other applicable agent and/or lender under each Existing Credit Agreement and Interim Debt Contract of the Payoff Amount; and (B) customary lien and guarantee release documents reasonably satisfactory to Buyer with respect to the liens and guarantees under each Existing Credit Agreement and Interim Debt Contact (collectively with the Payoff Letters, the “Payoff Documentation”);

(vi) to the Buyer, the written resignations, effective as of the Closing, of all directors and officers of the Target Companies;

(vii) to the Buyer, evidence, reasonably satisfactory to the Buyer, that the terminations or other actions contemplated by Section 6.12 with respect to the Related Party Contracts set forth on Schedule 6.12 Part 1, have been completed; and

(viii) to the Buyer, evidence, reasonably satisfactory to the Buyer, that the Pre-Closing Restructuring has been completed.

(b) Buyer’s Closing Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, the Buyer will execute and deliver (or cause to be executed and delivered) each of the following documents and take (or cause to be taken) each of the following actions (where the taking of action is contemplated):

(i) to the Escrow Agent, the Adjustment Escrow Amount for deposit into the Escrow Account, together with the Escrow Agent Costs;

(ii) to the Sellers, a certificate, dated as of the Closing Date and duly executed by an officer of the Buyer, certifying the satisfaction of the conditions specified in Section 2.6(b)(i) and Section 2.6(b)(ii);

(iii) to each Seller, a counterpart of the Assignment Agreements, duly executed by an authorized representative of the Buyer;

(iv) to each of the Sellers (or their designees) by wire transfer of immediately available funds to the account(s) designated by each such Seller, an amount equal to: (A) the Estimated Purchase Price; minus (B) the Adjustment Escrow Amount; minus (C) the MIP Amount;

(v) to the lenders under the Existing Credit Agreements and the Interim Debt Contracts, to the account(s) designated by such lenders in the Payoff Letters, by direct bank or wire transfer in immediately available funds, the Payoff Amount;

(vi) to the Sellers, a counterpart of the Transition Services Agreement;

(vii) to the payees of the Transaction Expenses as set forth on the Estimated Closing Statement by wire transfer of immediately available funds to the accounts designated by such payee, such Transaction Expenses set forth on the Estimated Closing Statement; and

(viii) to EPIC Operating by wire transfer of immediately available funds to the account designated by Seller Representative, an amount equal to the MIP Amount.

2.8 Tax Treatment.

(a) The Parties agree and acknowledge that pursuant to Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432, the purchase and sale of the LP Interests and the GP Interests will be treated for U.S. federal (and applicable state and local) income tax purposes as a purchase of the assets of the Target Companies by Buyer, and by the Sellers as a sale under Code Section 741 of their respective limited partnership interests in Y-Grade LP and membership interests in Y-Grade GP (the “Intended Tax Treatment”). The Buyer and the Sellers shall (and shall cause each of their respective Affiliates to): (i) file all Tax Returns consistent with the Intended Tax Treatment; and (ii) not take any Tax position inconsistent the Intended Tax Treatment, unless required by a “determination” within the meaning of Section 1313(a) of the Code.

(b) For U.S. federal (and applicable state and local) income tax purposes, the Buyer and the Sellers agree to allocate the Final Purchase Price (and any other items that are treated as additional consideration for U.S. federal and applicable state and local income tax purposes) (the “Tax Purchase Price”) among the assets of the Target Companies in a manner consistent with the Code, including Sections 741, 751, 755 and 1060 of the Code and the applicable Treasury Regulations promulgated under the Code. The Buyer shall prepare and deliver to the Seller Representative a draft allocation of the Tax Purchase Price no later than the earlier of: (i) 180 days following the determination of the Final Purchase Price pursuant to Section 2.5 and (ii) 30 days prior to the due date (taking into account applicable extensions) for a domestic corporation or domestic partnership (whichever is earlier) with a calendar year taxable year filing its U.S. federal income Tax Return for the year in which the Closing occurs (the “Buyer Tax Allocation”). If the Seller Representative disagrees with any aspect of the Buyer Tax Allocation, the Seller Representative may, within 30 days after delivery of the Buyer Tax Allocation, deliver a notice (the “Seller Allocation Notice”) to the Buyer to such effect, specifying those items as to which the Seller Representative disagrees and setting forth the Seller Representative’s proposed allocation of the Tax Purchase Price. If the Seller Allocation Notice is duly delivered, the Buyer and the Seller Representative shall, during the 10 days following such delivery, cooperate in good faith to reach agreement on the disputed items or amounts. The Buyer Tax Allocation, as prepared by the Buyer if no Seller Allocation Notice has been delivered, or as adjusted pursuant to any agreement between the Seller Representative and the Buyer during the 10 days following delivery of the Seller Allocation Notice (the “Final Allocation”), shall be conclusive and binding on the Parties; provided, however, if the Buyer and the Seller Representative are unable to agree during such 10 day period, then each of the Sellers and the Buyer may separately determine the allocation of the Tax Purchase Price. To the extent the Parties agree on the Final Allocation, none of the Parties shall take any Tax position inconsistent with the Final Allocation on any Tax Return or in connection with any Tax proceeding, except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or non-U.S. Law).

2.9 Withholding. The Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement any Taxes required under applicable Law to be deducted and withheld; provided that, other than with respect to withholding Taxes owed as a result of the failure of a Seller to deliver the form described in Section 2.7(a)(iii), Buyer will, prior to any deduction or withholding, notify the Seller Representative of any anticipated withholding (including a description of the legal basis therefor and calculation thereof), and reasonably cooperate with the Seller Representative to minimize the amount of any applicable withholding to such affected Person. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement has having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLERS

Each Seller severally represents and warrants to the Buyer as of the Execution Date and as of the Closing Date (except with respect to those representations and warranties that are expressly made as of a specific date, which representations and warranties are made only as of such specific date) as follows, in each case, other than as set forth in the Disclosure Schedules:

3.1 Organization, Good Standing, and Authority.

(a) Such Seller is a limited partnership or limited liability company, as applicable, duly formed, validly existing, and in good standing under the Laws of Delaware. Such Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business (including the Business, as applicable) as it is now being conducted.

(b) Such Seller and each of its applicable Affiliates has the full right, power, and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is or shall be a party and to consummate the transactions contemplated under this Agreement and the Transaction Documents. The execution, delivery and performance of this Agreement and the Transaction Documents to which such Seller and each such Affiliate is or shall be a party have been duly authorized by all requisite limited partnership or limited liability company action, as applicable, on the part of such Seller and each such Affiliate, and no other proceeding on the part of such Seller or any of its Affiliates is necessary to authorize this Agreement and the other Transaction Documents or to consummate the transactions contemplated by this Agreement and the other Transaction Documents. This Agreement and the Transaction Documents to which such Seller and each such Affiliate is or shall be a party have been or will be duly executed and delivered by such Seller and each such Affiliate. Assuming due authorization, execution and delivery of this Agreement and the Transaction Documents by the other parties, this Agreement and the Transaction Documents constitute or will constitute legal, valid and binding obligations of such Seller and each such Affiliate, enforceable against such Seller and each such Affiliate in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

3.2 Title to the Interests. Such Seller has legal, record and beneficial title to the Interests, free and clear of any and all Liens. Upon the Closing, the Buyer will acquire record and beneficial title to all of the Interests, free and clear of any Liens, except for Liens created by Buyer or under applicable securities Laws. The Interests represent all of the Equity Interests in Y-Grade LP and Y-Grade GP.

3.3 No Conflicts. Neither: (a) the execution and delivery by such Seller or any of its Affiliates of this Agreement, any Transaction Documents to which such Seller or any of its Affiliates is or shall be a party, or any instrument required by this Agreement or any Transaction Documents to which such Seller or any of its Affiliates is or shall be a party to be executed and delivered by it at the Closing; nor (b) the performance by such Seller or any of its Affiliates of its obligations in this Agreement or any Transaction Documents to which such Seller or any of its Affiliates is or shall be a party or the consummation of the Transactions, will require any consent or approval under, conflict with, violate or breach the terms of, cause a default (with or without notice or lapse of time or both) or give rise to a right of termination, cancellation, payment or acceleration or to the loss of a material benefit under, or result in the creation of any Lien on any of the Interests under: (i) the Organizational Documents of such Seller or any of its Affiliates; (ii) any Contract, permit, Lease, Right of Way, Authorization or other instrument to which such Seller or any of its Affiliates is a party or by which it or any of its properties or assets (including the Business Assets) are bound; or (iii) assuming the Authorizations or Notifications referred to in Section 4.3 are duly and timely obtained, any Law or Order applicable to such Seller or any of its Affiliates or by which any of them or any of their respective properties or assets (including the Business Assets) is bound or subject; except, in the case of the foregoing clauses (ii) and (iii), such matters as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies and the Business, taken as a whole, or that would not reasonably be expected to prevent, delay, make illegal or otherwise materially interfere with the ability of such Seller and its Affiliates to consummate the Transactions.

3.4 Litigation. Except as set forth on Schedule 3.4, there is no Proceeding pending or, to the Knowledge of such Seller, threatened in writing against such Seller or any of its Affiliates that questions or challenges the validity of this Agreement or that would reasonably be expected to prevent, delay, make illegal or otherwise interfere with the ability of such Seller or any of its Affiliates to consummate the Transactions.

3.5 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or, to the Knowledge of such Seller, threatened in writing against such Seller or any of its Affiliates.

3.6 Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the Transactions or any Transaction Document based on agreements, arrangements or understandings made by or on behalf of such Seller or any of its Affiliates.

3.7 No Other Representations. Notwithstanding anything to the contrary in this Agreement, such Seller makes no representation or warranty in any provision of this Agreement or otherwise, other than those representations and warranties expressly set forth in this Article III and in the certificate delivered pursuant to Section 2.7(a)(i) or as otherwise provided in any other Transaction Document. Except for the representations and warranties contained in Article V or in the certificate delivered pursuant to Section 2.7(b)(ii) or as otherwise set forth in any other Transaction Document, such Seller acknowledges and agrees that neither the Buyer nor any of its Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to the Buyer or its Affiliates (including the Business following the Closing). Nothing in this Section 3.7 shall limit the ability of any Party to being a claim or cause of action against any Party in the case of Fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE TARGET COMPANIES

The Target Companies represent and warrant to the Buyer as of the Execution Date and as of the Closing Date (except with respect to those representations and warranties that are expressly made as of a specific date, which representations and warranties are made only as of such specific date) as follows, in each case, other than as set forth in the Disclosure Schedules:

4.1 Organization, Good Standing, and Authority; Capitalization of the Target Companies.

(a) Each of the Target Companies is a legal entity duly formed and validly existing under the Laws of the state of its formation. Each of the Target Companies has all requisite corporate, partnership, limited liability company or other applicable power and authority to carry on its business as it is now being conducted (including the Business) and to own, operate and lease the Business Assets it now owns, operates or leases. Each of the Target Companies is duly qualified and licensed to transact business and is in good standing in the each of the jurisdictions in which it has assets (including the Business Assets) or conducts activities (including the conduct of the Business) that would require it to be so qualified or in good standing, except for any failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies and the Business, taken as a whole.

(b) The Interests constitute all of the outstanding Equity Interests in Y-Grade GP and Y-Grade LP. All of the Interests have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of preemptive or similar rights (in accordance with the Organizational Documents of the Target Companies and applicable Law). The Interests are not subject to any preemptive rights that have not been irrevocably waived. Y-Grade GP, Y-Grade LP or another Target Company has legal, record and beneficial title to the Equity Interests of the other Target Companies (the “Subsidiary Interests”), free and clear of any and all Liens. All of the Subsidiary Interests: (i) have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of preemptive or similar rights (in accordance with the Organizational Documents of the applicable Subsidiary and applicable Law); and (ii) are not subject to preemptive rights. Except for the Interests and the Subsidiary Interests, there are no other interests, securities or instruments of any kind issued, outstanding or authorized by any Target Company.

(c) The current equity capitalization of each of the Target Companies is set forth on Schedule 4.1(c). Each Seller and Target Company owns the Equity Interests in the Persons set forth in Schedule 4.1(c) free and clear of all Liens, other than Liens arising under applicable securities Laws.

(d) Except as set forth on Schedule 4.1(d) and in this Agreement, no Seller, Target Company or any of their Affiliates is a party to any Contract or is subject to any other obligation (contingent or otherwise) that would require any Target Company to issue, sell, transfer or otherwise dispose of the Interests or the Subsidiary Interests or that grants or extends any subscription, option, warrant, call, convertible securities or other similar right, agreement or commitment with respect to the Interests or the Subsidiary Interests. No Target Company has issued any debt or other securities that have voting rights or are exercisable or convertible into, or exchangeable or redeemable for, or that give any Person a right to subscribe for or acquire Equity Interests or any other security or instrument of an Target Company, and no such securities, interests, instruments or obligations evidencing such rights are outstanding. There are no declared or accrued unpaid dividends or distributions with respect to any Equity Interests in the Target Companies. Except as set forth on Schedule 4.1(d) or in this Agreement, no Seller, Target Company or any of their Affiliates is a party to any voting trust, proxy, right of first offer, right of first refusal, registration rights agreement, stockholders agreement or other agreement or understanding with respect to the voting, holding or disposition of any Equity Interests of any Target Company. The Target Companies have made available to the Buyer true, correct and complete copies of the Organizational Documents of each of the Target Companies and their Subsidiaries, each as in effect and as amended on the Execution Date, and neither the Target Companies nor any of their Subsidiaries are in violation of any of the provisions of such Organizational Documents.

(e) Except as set forth on Schedule 4.1(e), none of the Target Companies has any (i) interests in a joint venture or, directly or indirectly, Equity Interests in any Person or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries.

4.2 No Conflicts. Neither: (i) the execution and delivery by the Target Companies of this Agreement, any Transaction Documents to which any Target Company is or shall be a party or any instrument required by this Agreement or any Transaction Documents to which any Target Company is or shall be a party to be executed and delivered by it at the Closing; nor (ii) the performance by any Target Company of its obligations under this Agreement or any Transaction Documents to which any Target Company is or shall be a party will conflict with, violate or breach the terms of, cause a default (with or without notice or lapse of time or both) or give rise to a right of termination, cancellation, payment or acceleration or to the loss of a material benefit under, or result in the creation of any Lien on any of the Business Assets under any provision of: (i) the Organizational Documents of the Target Companies; (ii) any Contract, Business Permit, Lease, Right of Way or Authorization to which a Target Company is a party or by which or to which it or any of the Business Assets are bound or subject; or (iii) assuming the Authorizations or Notifications referred to in Section 4.3 are duly and timely obtained or made, any Law or Order applicable to a Target Company or any of the assets or any of its Affiliates or by which any of them or any of their respective properties or assets (including the Business Assets) is bound or subject, in each case other than such matters in the foregoing clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies and the Business, taken as a whole.

4.3 Consents and Authorizations.

(a) No Authorization, Notification or Third-Party Consent is necessary for the Sellers, the Target Companies or any of their Affiliates to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which the Sellers, the Target Companies or such Affiliates are or shall be a party other than: (i) any Notifications described on Schedule 4.3(a)(i) (the “Required Notifications”); (ii) any Third-Party Consents described on Schedule 4.3(a)(ii) (the “Required Third-Party Consents”); (iii) Authorizations, Notifications or Third-Party Consents previously obtained prior to the Execution Date; and (iv) any filings required under, and compliance with other applicable requirements of, the HSR Act.

(b) Other than with respect to the matters set forth on Schedule 4.3(b) or as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies and the Business, taken as a whole: (i) the Target Companies possess all Authorizations as are necessary to carry on the Business as currently conducted and as conducted as of Closing; (ii) each of the Target Companies is in compliance with such Authorizations in all respects; (iii) none of the Target Companies have received from any Governmental Authority written notification that any such Authorizations: (A) are not in full force and effect; (B) have been violated in any respect; or (C) are subject to any suspension, revocation, modification or cancellation; and (iv) there is no Proceeding pending or, to the Knowledge of the Target Companies threatened in writing regarding the suspension, revocation, modification or cancellation of any of such Authorizations.

4.4 Taxes.

(a) All material Tax Returns required to be filed by each of the Target Companies or any Seller Consolidated Group have been duly and timely filed (taking into account any applicable extension of time within which to file). Each such Tax Return is complete and correct in all material respects. All material Taxes of, or required to be paid by, each of the Target Companies or any Seller Consolidated Group (whether or not shown on any Tax Returns) have been timely paid in full.

(b) Each Target Company has complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of Taxes (including information reporting requirements).

(c) There are no Liens (other than Permitted Liens) on any of the Assets of the Target Companies.

(d) No Target Company has been notified in writing by any Taxing Authority of any audit, investigation, examination, or administrative or judicial proceeding against any Target Company in respect of a material amount of Taxes that is contemplated, and no such audit, investigation, examination, or administrative or judicial proceeding is pending or being conducted. No deficiency with respect to material Taxes has been claimed, proposed, asserted, or assessed against any Target Company that has not been fully paid, withdrawn, or finally settled. No waiver, modification, or extension of any statute of limitations has been entered into, given, or requested with respect to any material Taxes for which a Target Company is liable or any material Tax Returns of any Target Company, in each case, that remains in effect or is currently pending. No Target Company is the beneficiary of any extension of time within which to file any income or other material Tax Return, other than any extension that does not extent past the Closing.

(e) No Target Company has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f) Y-Grade LP is, and has been since its formation, properly classified as a partnership (or as an entity disregarded as separate from its owner) for U.S. federal and applicable state and local income Tax purposes.

(g) Y-Grade GP is, and has been since its formation, properly classified as a partnership (or as an entity disregarded as separate from its owner) for U.S. federal and applicable state and local income Tax purposes.

(h) Each Subsidiary of Y-Grade LP or Y-Grade GP is, and at all times since its formation has been, properly classified as a partnership (or as an entity disregarded as separate from its owner) for all U.S. federal and applicable state and local income tax purposes.

(i) For any taxable period during which a Target Company was treated as a partnership for U.S. federal income tax purposes, such Target Company (a “Partnership Entity”) (i) has not made any election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015, and (ii) has not made any election (and no election has been made on behalf of any Target Company) to be subject to taxation at the entity level for any Tax that is creditable by equity holders pursuant to any elective state pass through entity Tax regime.

(j) No Target Company is or has been subject to Tax in a country other than the country of its organization or formation by virtue of being treated as a resident, or having a permanent establishment, place of business, or taxable presence in such jurisdiction. No jurisdiction in which a Target Company does not file a Tax Return of a particular type has asserted in writing in the last three years that such Target Company is subject to Taxes of such type, or required to file Tax Returns of such type, in such jurisdiction.

(k) No Target Company: (i) is or has been a member of any affiliated, consolidated, combined, unitary, fiscal unity, or other group for purposes of filing Tax Returns or paying Taxes (other than a Seller Consolidated Group); or (ii) has any liability for any Tax of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) (other than Tax of another Target Company or any member of a Seller Consolidated Group) or other applicable Law, or as transferee or successor. No Target Company is a party to or bound by any Tax sharing, allocation, indemnity or similar agreement (other than pursuant to: (i) commercial Contracts not primarily related to Taxes and entered into in the ordinary course of business; or (ii) agreements solely between Target Companies).

(l) No Target Company has entered into a “closing agreement” as described in Section 7121 of the Code (or any predecessor provision or any similar provision of state, local, or non-U.S. Tax Law), advance pricing agreement or other written agreement with a Governmental Authority regarding Taxes or Tax matters, or received a private letter ruling, technical advice memorandum or similar ruling from any Taxing Authority, in each case, that would reasonably be expected to affect any of the Target Companies after the Closing, and no request for any such closing agreement, advance pricing agreement or other written agreement or private letter ruling, technical advice memorandum or similar ruling is currently pending.

4.5 Compliance with Laws; Investigations.

(a) Other than with respect to the matters set forth on Schedule 4.5(a) or as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies and the Business, taken as a whole, since January 1, 2022: (i) each of the Target Companies is, and has been, and the Business has been conducted, in compliance in all respects with all applicable Laws; and (ii) to the Knowledge of the Target Companies, no Target Company has received written notice from any Governmental Authority that it is not in compliance in any respect with any applicable Law.

(b) To the Knowledge of the Target Companies, no investigation or review by any Governmental Authority with respect to any Target Company is pending or threatened in writing, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies and the Business, taken as a whole.

4.6 Corruption; Bribery; Sanctions.

(a) Since January 1, 2022: (i) no Target Company, nor any of their respective directors, officers, employees, nor, to the Knowledge of the Target Companies, any representative, agent, or other person acting on behalf of the Target Companies, has violated any Anti-Corruption Law; and (ii) none of the Target Companies nor any of their respective directors, officers, employees, nor, to the Knowledge of the Target Companies, any representative, agent or any other person acting on behalf of the Target Company, in each case in its capacity as such, has offered, paid, given, promised, or authorized the payment of, anything of value (including, but not limited to, money, checks, wire transfers, tangible and intangible gifts, favors, services, employment or entertainment and travel) directly or indirectly to any employee, officer, or representative of, or any person otherwise acting in an official capacity for or on behalf of a Governmental Authority, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development) (any such person, a “Government Official”): (A) for the purpose of: (1) influencing any act or decision of a Government Official or any other person in his or her official capacity; (2) inducing a Government Official or any other person to do or omit to do any act in violation of his or her lawful duties; (3) securing any improper advantage; (4) inducing a Government Official or any other person to influence or affect any act or decision of any Governmental Authority; or (5) assisting the Target Companies or any of their respective directors, officers, employees, agents, representatives, or any other person acting on behalf of the Target Companies in obtaining or retaining business; or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage, in each case in violation of applicable Anti-Corruption Laws.

(b) The Target Companies and their respective directors, officers, employees, and, to the Knowledge of the Target Companies, agents, representatives and other persons acting on behalf of the Target Companies, in each case in its capacity as such, are, and at all times since January 1, 2022, have been, in compliance with all applicable Economic Sanctions/Trade Laws and all applicable Anti-Money Laundering Legislation. The Target Companies do not carry on, and have not carried on since January 1, 2022, any business, directly or knowingly indirectly, involving Cuba, Iran, Syria, North Korea, the Crimea region, or the so-called Donetsk or Luhansk People’s Republics or any Sanctions Target in violation of applicable Economic Sanctions/Trade Laws.

(c) Since January 1, 2022: (i) the Target Companies have not conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Anti-Money Laundering Legislation; (ii) neither the Target Companies nor any of their respective directors, officers or employees, nor, to the Knowledge of the Target Companies, any agents, representatives, or any other person acting at the direction of the Target Companies has received any written notice, request or citation for any actual or potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law or Anti-Money Laundering Legislation; (iii) the Target Companies have implemented and have maintained internal controls, policies and procedures to ensure material compliance with the U.S. Foreign Corrupt Practice Act of 1977, as amended (the “FCPA”) and other applicable Anti-Corruption Laws, applicable Economic Sanctions/Trade Laws and applicable Anti-Money Laundering Legislation; and (iv) the Target Companies have at all times made and maintained accurate books and records in material compliance with the FCPA and other applicable Anti-Corruption Laws, applicable Economic Sanctions/Trade Laws and applicable Anti-Money Laundering Legislation.

4.7 Material Contracts.

(a) Schedule 4.7(a) contains a list, as of the Execution Date, of all of the following Contracts to which a Target Company is a party (collectively, the “Material Contracts”):

(i) each Contract that purports to restrict a Target Company from freely engaging in any line of business or competing with any other Person or in any geographic location or that could reasonably be expected the disposition of a material portion of the Business Assets or any line of the Business;

(ii) each Contract that: (i) contains any “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal in favor of a third party; or (ii) provides for “exclusivity” or any similar requirement in favor of any third party;

(iii) (i) each Contract relating to outstanding (x) Indebtedness for Borrowed Money or (y) other Indebtedness in excess of $10,000,000 (in each case, (x) and (y) or commitments in respect thereof and whether incurred, advanced, assumed, guaranteed or secured by any asset) and (ii) any Contract providing for the extension of credit by any Target Company;

(iv) each Contract, the primary purpose of which is to indemnify another Person rather than the provision of goods or services;

(v) each partnership, joint operating, joint development, joint venture, or limited liability company Contract, and each operation and maintenance agreement or construction management agreement (as such terms are commonly understood in midstream oil and gas industry) entered into in connection with any of the foregoing, in each case, with one or more Person other than the Sellers or another Target Company;

(vi) each Contract for the acquisition, disposition, license, use, distribution or outsourcing of Assets, services, rights or properties (other than this Agreement) that provide for expected proceeds to a Target Company in excess of $5,000,000;

(vii) each Contract that contains “earnout” or similar contingent payment obligations;

(viii) each Contract that includes a firm commitment by any Target Company to purchase volumes of natural gas liquids or other Hydrocarbons of 5,000 barrels per day or greater with an outstanding term in excess of one year from the Execution Date;

(ix) each Contract that includes a firm commitment by any Target Company to sell volumes of natural gas liquids (including purity product components) or other Hydrocarbons with an outstanding term in excess of one year from the Execution Date;

(x) each Contract constituting a derivative or financial swap, exchange, commodity option or hedge;

(xi) each Contract pursuant to which any of the Target Companies are required to purchase its total requirements of any product or service from a third party of or any Contracts with “sole source” suppliers;

(xii) each Related Party Contract;

(xiii) each Contract: (A) pursuant to which a Third Party has licensed Intellectual Property to any Target Company, excluding generally commercially available, off-the-shelf software programs; and (B) pursuant to which any Intellectual Property owned by any Target Company is licensed by a Target Company to any Third Party, excluding non-exclusive licenses of Intellectual Property granted in the ordinary course of business;

(xiv) each Contract provides for any obligation to loan or contribute funds to, or make investments in, another Person;

(xv) each Contract that is an Order or a settlement or similar Contract with respect to any Action that involves performance by or on behalf of the Business or an Target Company after the Execution Date (other than customary confidentiality obligations);

(xvi) each Contract that as of the Execution Date requires future capital expenditure obligations of the Business in excess of $3,000,000;

(xvii) each material Contract with a Governmental Authority;

(xviii) each Contract (and each contract to which EPIC Operating is a party) that is material to the Business and is utilized both for operating the Business and operating any other business of the Seller Group (other than the Business), but excluding any master service agreements or similar contracts (and any underlying confirmations or work orders);

(xix) each Contract that constitutes a Transferred Asset; and

(xx) any other Contracts involving obligations of, or payments to or from, a Target Company in the 12-month period immediately preceding the Execution Date, or future obligations of, or payments to or from, a Target Company (including settlement agreements or Contracts that require any capital contributions to, or investments in, any person) in excess of $1,000,000.

(b) Other than with respect to the matters set forth on Schedule 4.7(b): (i) all such Material Contracts are in full force and effect on the Execution Date and are legal, valid, binding and enforceable in accordance with their terms on the Target Company that is a party to the Material Contract and, to the Knowledge of the Target Companies, each other party to the Material Contract; (ii) no Target Company is in breach or default under any Material Contract; (iii) as of the Execution Date, no Target Company has received any written notice of breach or any event that with notice or lapse of time, or both, would constitute a breach or default under a Material Contract by a Target Company if left unresolved; (iv) there are no disputes pending or, to the Knowledge of the Target Companies, threatened with respect to any Material Contract and the Target Companies have not received any written notice of the intention of any other party to any Material Contract to terminate for default, convenience or otherwise any Material Contract, nor to the Knowledge of the Target Companies, is any such party threatening to do so; and (v) to the Knowledge of the Target Companies, no other Person that is party to a Material Contract is in breach or default under any Material Contract except, in each case of clauses (i) through (v), as would not reasonably be expected to constitute, individually or in the aggregate, a Target Material Adverse Effect. As of the Closing Date, complete and correct copies of all Material Contracts in existence at or prior to the Closing Date have been made available to the Buyer.

4.8 Broker’s or Finder’s Fees. Except as set forth on Schedule 4.8, no investment banker, broker, finder, agent or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the Transactions or any Transaction Document based on agreements, arrangements, or understandings made by or on behalf of any Target Company for which any Target Company or the Buyer could become liable or obligated.

4.9 Financial Statements; Absence of Undisclosed Liabilities.

(a) The Target Companies have made available to the Buyer the following:

(i) the consolidated audited balance sheet and related consolidated audited income statements, statements of cash flows and statements of changes in members’ equity of: (A) the Target Companies (other than the EPIC Propane Entities) for the years ended December 31, 2023; and (B) the EPIC Propane Entities for years ended December 31, 2023 (collectively, the “Audited Financial Statements”); and

(ii) the unaudited balance sheet and related unaudited income statements, statements of cash flows, and statements of changes in members’ equity of the Target Companies for the three-month and nine-month period ended September 30, 2024 (the “Balance Sheet Date”, and such unaudited financial statements, collectively, the “Unaudited Financial Statements”). The Audited Financial Statements and the Unaudited Financial Statements are referred to in this Agreement, collectively, as the “Financial Statements.”

(b) The Financial Statements (including any related notes and schedules) fairly present in all material respects the financial position of the applicable Target Companies, as of the date of such Financial Statements, in each case in accordance with GAAP. Each of the income statements, statements of cash flows and statements of changes in members’ equity included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows and changes in members’ equity, as the case may be, of the applicable Target Companies for the periods set forth in the Financial Statements, in each case in accordance with GAAP and except: in the case of the Unaudited Financial Statements: (i) to normal year-end adjustments; and (ii) for the absence of notes or other textual disclosures required under GAAP that are not individually or in the aggregate, material.

(c) Other than with respect to the matters set forth on Schedule 4.9(c), there are no Liabilities of the Target Companies that are not specifically reflected or reserved against in the Unaudited Financial Statements, other than Liabilities: (i) not required to be presented in unaudited financial statements prepared in conformity with GAAP; (ii) that are current Liabilities incurred in the ordinary course of business consistent with past practice of the Target Companies since the Balance Sheet Date; (iii) that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Target Companies, taken as a whole; (iv) arising after the Execution Date in connection with the Transactions; or (v) for Transaction Expenses.

(d) The Target Companies maintain systems of internal accounting controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects.

4.10 Environmental Matters. Other than with respect to the matters set forth on Schedule 4.10 or as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies and the Business, taken as a whole: (a) each Target Company is, and at all times since January 1, 2022 has been, in compliance with all applicable Environmental Laws; (b) each Target Company is, and at all times since January 1, 2022 has been, in compliance with all Environmental Authorizations required for the operation of its business as it is currently conducted and as it has been conducted since January 1, 2022; (c) no Target Company has released, treated, stored, transported, handled, exposed any Person to or disposed of any Hazardous Materials in violation of Environmental Laws and in a manner that would reasonably be expected to give rise to any Liabilities of such Target Company pursuant to any Environmental Laws; (d) there are no Proceedings pending or, to the Knowledge of the Target Companies, threatened in writing against any Target Company alleging a violation of or Liability under any Environmental Law, and as of the Execution Date, the Target Companies have not received any unresolved written notice, claim, demand, or order asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any release of Hazardous Materials at, on, under, or from any property currently or formerly owned, leased, operated, or otherwise used by the Target Companies, or at, on, under, or from any offsite location where Hazardous Materials from the Target Companies’ operations have been sent for treatment, disposal, storage or handling; (e) no Target Company is subject to any outstanding Order (other than routine regulatory orders) or settlement agreement from or with a Governmental Authority, in each case arising under Environmental Laws; (f) the Target Companies have not assumed by Contract any Liability of any other Person related to Hazardous Materials or Environmental Laws that remains outstanding or unresolved and for which there is no remaining Liability to any Target Company or the Business; and (g) in the past three years, no Target Company has received any written notice from any Governmental Authority alleging any violation of, or Liability under, Environmental Laws, the subject of which notice is unresolved.

4.11 Litigation. Other than with respect to the matters set forth on Schedule 4.11, or as may arise under Antitrust Laws after the date hereof with respect to the Transactions: (a) there are no, and in the past three years there have been no, material Proceedings pending or, to the Knowledge of the Target Companies, threatened against any of the Target Companies or any of their Affiliates (in the case of Affiliates, with respect to the Business or the Business Assets); and (b) neither the Target Companies, nor any of their Affiliates (in the case of Affiliates, with respect to the Business or the Business Assets) is subject to any outstanding Order (other than routine regulatory orders) or any executory compliance or settlement agreement, conciliation agreement, memorandum of understanding or letter of commitment with a Governmental Authority.

4.12 Real Property.

(a) Schedule 4.12(a) sets forth the address of each Owned Real Property. With respect to each Owned Real Property, except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies and the Business, taken as a whole: (i) each Target Company, as the case may be, has good, valid and marketable fee simple title to such Owned Real Property free and clear of all Liens (except in all cases for Permitted Liens); (ii) except as set forth in Schedule 4.12(a), no Target Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property; and (iii) except as set forth in Schedule 4.12(a), other than the right of the Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property.

(b) Except as set forth in Schedule 4.12(b), and except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies and the Business, taken as a whole, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect with respect to the Target Company (subject to Permitted Liens) and with respect to the other parties to the Lease in accordance with its terms (subject to proper authorization and execution of such lease by the other party to such lease and the application of any bankruptcy or other creditor’s rights Laws); (ii) there are no pending or, to the Knowledge of the Target Companies, threatened disputes with respect to such Lease; (iii) no Target Company nor, to the Knowledge of the Target Companies, any other party to the Lease is in breach or default under such Lease (which breach or default remains uncured), and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; and (iv) no Target Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property.

(c) There does not exist any pending or, to the Knowledge of the Target Companies, threatened, condemnation or eminent domain proceedings that affect any of the Owned Real Property or Leased Real Property.

(d) Except as set forth in Schedule 4.12(d), the Target Companies have such consents, easements, rights-of-way or Authorizations from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct the Business in all material respects as they are currently conducted in the ordinary course, except for such Rights-of-Way that, if not obtained, would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies and the Business, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies and the Business, taken as a whole, with respect to each of the Rights-of-Way: (i) such Right-of-Way is legal, valid, binding, enforceable and in full force and effect with respect to the Target Company (subject to Permitted Liens) and with respect to the other parties to the Right-of-Way in accordance with its terms (subject to the application of any bankruptcy or other creditor’s rights Laws); (ii) there are no pending or, to the Knowledge of the Target Companies, threatened disputes with respect to such Right-of-Way; (iii) no Target Company nor, to the Knowledge of the Target Companies, any other party to the Right-of-Way is in breach or default under such Right-of-Way, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Right-of-Way; and (iv) no Target Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Right-of-Way. All pipelines owned or operated by the Target Companies are located on or are subject to valid Rights of Way or are located on Owned Real Property or Leased Real Property, and there are no gaps in the Rights of Way, Owned Real Property and Leased Real Property, other than gaps that would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies and the Business, taken as a whole.

(e) Each Target Company has good title to, or valid leasehold interest in, all material tangible personal property used or held for use or leased for use in connection with the Business, free and clear of all Liens, other than Permitted Liens. Such material tangible personal property is in good working order and condition, taking age and ordinary wear and tear into account, except as would not reasonably be expected constitute, individually or in the aggregate, a Target Material Adverse Effect.

4.13 Insurance. Schedule 4.13 sets forth a true, correct and complete list, including the name of the insurer, a description of the risks insured and related limits, of the material insurance policies, binders and insurance Contracts maintained by, or for the benefit of, the Target Companies or their Affiliates for the benefit of the Target Companies, other than any policy maintained in connection with an Employee Plan (collectively, the “Material Insurance Policies”). All such policies, binders and insurance Contracts are in full force and effect, and a true, correct and complete copy of each Material Insurance Policy has been made available to Buyer. All premiums payable under the Material Insurance Policies prior to the Execution Date have been duly paid to date, and the Target Companies have not taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a material breach or material default, or permit a termination of any of the Material Insurance Policies. As of the Execution Date, no written notice of cancellation or termination has been received with respect to any Material Insurance Policy. Other than with respect to the matters set forth on Schedule 4.13, as of the Execution Date: (a) there is no claim outstanding under any such insurance policy related to the Target Companies, Business Assets or operations of the Business; and (b) none of the Target Companies have received any written notice from any insurer or reinsurer of any reservation of rights with respect to pending or paid claims.

4.14 Records. The books and records of the Target Companies and their Affiliates (in the case of Affiliates, to the extent related to the Business or the Business Assets) have been maintained in all material respects in accordance with applicable Law (including, where applicable, GAAP) and comprise in all material respects all of the books and records relating to the ownership and operation of the Business Assets and the Business.

4.15 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Proceedings pending against, being contemplated by or, to the Knowledge of the Target Companies, threatened in writing against any Target Company.

4.16 Bonds and Credit Support. Schedule 4.16 sets forth a complete and accurate list of all bonds, letters of credit, guarantees and other credit support posted or entered into by: (a) the Target Companies with Governmental Authorities or any other Person (whether or not relating to the ownership or operation of the Assets); or (b) the Sellers, the Target Companies or their respective Affiliates with Governmental Authorities or any other Person with respect to the ownership or operation of the Assets.

4.17 Employment Matters.

(a) No Target Company has ever had any employees. Except as set forth on Schedule 4.17, no Target Company sponsors, maintains or contributes to any contract, agreement, program, plan, policy or arrangement providing compensation or benefits, including without limitation equity compensation, severance, or retirement benefits, for any employee or other individual service provider of the Target Company who is a natural person (each, an “Employee Plan”). The Target Companies have made available to Buyer correct and complete copies of all plan documents (or, where no such document exists, summary plan descriptions) for each Employee Plan set forth on Schedule 4.17.

(b) The Target Companies have made available to Buyer a complete and accurate list (the “Business Employee List”) of each Business Employee as of a date that is no more than three Business Days prior to the date of this Agreement that includes, with respect to each such Business Employee: (i) name, (ii) title or position; (iii) classification as exempt or nonexempt under the federal Fair Labor Standards Act and equivalent state wage and hour laws (if applicable); (iv) current annual base salary or hourly wage rate; (v) current target bonus opportunity (if applicable); (vi) location of employment; (vii) hire date; (viii) leave of absence status (including leave type and start date of leave); and (ix) visa status.

4.18 Intellectual Property.

(a) As of the Execution Date, the Target Companies and their Subsidiaries own all right, title and interest in and to, or have the right to use pursuant to a valid and enforceable written license agreement or other written agreement, all material Intellectual Property, used in or held for use in or necessary for the conduct of the Business, as conducted as of the Execution Date, free and clear of all Liens (other than Permitted Liens).

(b) To the Knowledge of the Target Companies, the use of the Intellectual Property in the operation of Business and ownership of the Business Assets does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. To the Knowledge of the Target Companies, no third party is infringing on the Intellectual Property, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(c) The Target Companies have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of Trade Secrets used in the Business as presently conducted and the ownership of the Business Assets, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

4.19 Privacy and Cybersecurity.

(a) The Target Companies maintain and are in compliance with, and since January 1, 2022 have maintained and been in compliance with: (i) all applicable Laws relating to the privacy and/or security of Personal Information; (ii) the Target Companies’ privacy policies or notices; and (iii) the Target Companies’ contractual obligations concerning the privacy and/or security of Personal Information and Software (clauses (i) through (iii) collectively, “Target Privacy Obligations”), in each case of clauses (i) through (iii) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Target Companies and the Business, taken as a whole. There are no actions by any Person (including any Governmental Authority) pending to which a Target Company is a named party or, to the Knowledge of the Target Companies, threatened in writing against a Target Company alleging a violation of any Target Privacy Obligations.

(b) The Target Companies have implemented and at all times maintained commercially reasonable and legally compliant administrative, technical and physical safeguards designed to protect the Software and all confidential and sensitive information (including Trade Secrets) and Personal Information in the Target Companies’ possession or control against unauthorized access, use, loss, modification, disclosure or other misuse (“Security Incident”). Other than as disclosed on Schedule 4.19(b), no Target Company has: (i) experienced any material Security Incident; or (ii) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against a Target Company.

4.20 Permits. Except as set forth on Schedule 4.20, the Target Companies hold, and at all times since January 1, 2022, have held, all (i) permits and tariffs and (ii) material licenses, certifications, registrations, consents, authorizations, variances, exemptions, waivers, orders, franchises and approvals necessary to conduct the Business as it is currently operated and was operated, as applicable, and to own the Business Assets (clauses (i) and (ii) collectively, the “Business Permits”), and have paid all fees and assessments due and payable in connection therewith, other than where the failure to so possess or make such a payment would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies and the Business, taken as a whole. All material Business Permits are in full force and effect and no suspension or cancellation of any of the material Business Permits is pending or, to the Knowledge of the Target Companies, threatened, and the Target Companies are, and at all times since January 1, 2022, have been, in compliance with the terms of the Business Permits, except where the failure to be in full force and effect or failure to so comply would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies and the Business, taken as a whole.

4.21 Related Party Contracts. Except as set forth on Schedule 4.21, the Target Companies are not parties to any Related Party Contracts. No Target Company is indebted to any of its or its Affiliates’ respective directors, managers, officers or employees, and no such director, manager, officer or employee is indebted to any Target Company. No director, manager, officer or employee of any Target Company owns any material asset, tangible or intangible, that is used or held for use in Business. No member of the Seller Group nor any director, manager, officer, or employee of any member of the Seller Group owns any material asset, tangible or intangible, that is used or held for use in the Business.

4.22 Imbalances. Except as set forth on Schedule 4.22, there are no material Imbalances associated with the Business or the Business Assets.

4.23 Absence of Changes. Except as set forth in Schedule 4.23 or as contemplated by the Transaction Documents, since the Balance Sheet Date: (a) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice, except as contemplated by the Transaction Documents; and (b) there has not been a Target Material Adverse Effect.

4.24 Sufficiency of the Assets.

(a) Except as set forth on Schedule 4.24(a), Target Companies and their Subsidiaries collectively have good and valid title to (or a valid leasehold interest in or other valid right to use) the material tangible personal property currently used or held for use by the Target Companies in the conduct of the Business and ownership of the Business Assets, free and clear of all Liens, other than Permitted Liens, and all tangible personal property owned, leased or licensed by the Target Companies, that is material to the operation of the Business as currently conducted is, in all material respects, and taking into account the age and history of use of such tangible personal property, in good repair, working order and operating condition and adequate for its present use by the Target Companies, ordinary wear and tear excepted.

(b) Except as set forth on Schedule 4.24(b), after giving effect to the Pre-Closing Restructuring, the Business Assets owned or held by the Target Companies constitute all of the material rights, properties and other assets that are necessary for and sufficient to conduct the Business immediately following the Closing in the same form and manner as conducted by the Target Companies as of the Execution Date and as of the Closing Date.

4.25 Disclaimer.

(a) Notwithstanding anything to the contrary in this Agreement, neither the Sellers nor the Target Companies make any representation or warranty in any provision of this Agreement or otherwise, other than those representations and warranties expressly set forth in Article III and this Article IV and in the certificate delivered pursuant to Section 2.7(a)(i) or as otherwise set forth in any Transaction Document. Except for the representations and warranties contained in Article V or in the certificate delivered pursuant to Section 2.7(b)(ii) or as otherwise set forth in any other Transaction Document, the Sellers and the Target Companies acknowledge and agree that neither the Buyer nor any of its Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to the Buyer or its Affiliates (including the Business following the Closing). Nothing in this Section 4.25 shall limit the ability of any Party to being a claim or cause of action against any Party in the case of Fraud.

(b) FURTHER, EXCEPT (I) AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULES) OR ANY CERTIFICATE PROVIDED PURSUANT TO SECTION 2.7(a)(i) OR IN ANY OTHER TRANSACTION DOCUMENT OR (II) IN THE EVENT OF FRAUD, EACH OF THE SELLERS AND THE TARGET COMPANIES, ON THEIR BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM (AND BUYER EXPRESSLY DISCLAIMS RELIANCE UPON) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PERSONS OR THE TRANSACTIONS, INCLUDING WITH RESPECT TO: (A) THE DISTRIBUTION OF OR RELIANCE ON ANY INFORMATION, DISCLOSURE OR DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO THE BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN ANY DATA ROOM, MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS, OR OTHERWISE RELATING IN ANY WAY TO THE BUSINESS, THE ASSETS OR THE INTERESTS; (B) ANY ESTIMATES OF THE VALUE OF THE BUSINESS, THE ASSETS, OR THE INTERESTS; (C) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE BUSINESS, THE ASSETS OR THE INTERESTS; (D) ANY OTHER DUE DILIGENCE INFORMATION; AND (E) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES; AND (F) ALL LIABILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE AVAILABLE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES). WITHOUT LIMITING BUYER’S RIGHTS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE EVENT OF FRAUD, THE PARTIES ACKNOWLEDGE AND AGREE THAT, SHOULD THE CLOSING

OCCUR, THE BUYER SHALL BE DEEMED TO BE ACQUIRING THE INTERESTS, (AND, INDIRECTLY, THE BUSINESS ASSETS), IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS,” BUT SUBJECT TO THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV OR ANY CERTIFICATE PROVIDED PURSUANT TO SECTION 2.7(a)(i).

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE STATEMENTS AND DISCLAIMERS IN THIS SECTION 4.25 SHALL EXPRESSLY SURVIVE THE CLOSING.

ARTICLE V

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE BUYER

The Buyer represents and warrants to the Sellers as of the Execution Date and as of the Closing Date (except with respect to those representations and warranties that are expressly made as of a specific date, which representations and warranties are made only as of such specific date) as follows:

5.1 Organization, Good Standing, and Authority.

(a) The Buyer is a corporation duly organized or formed, as applicable, validly existing and in good standing under the Laws of Delaware. The Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except any failure to have such power and authority as would not reasonably be expected to constitute a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement and consummate the Transactions.

(b) The Buyer has the full right, power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is or shall be a party, to consummate the transactions contemplated under this Agreement and the Transaction Documents, and to purchase the Interests from the Sellers at the Closing. The execution, delivery and performance of this Agreement and the Transaction Documents to which the Buyer is or shall be a party have been duly authorized by all requisite corporate action on the part of the Buyer, and no other proceeding on the part of Buyer is necessary to authorize this Agreement and the other Transaction Documents or to consummate the transactions contemplated by this Agreement and the other Transaction Documents. This Agreement and the Transaction Documents to which the Buyer is or shall be a party have been or will be duly executed and delivered by the Buyer. Assuming due authorization, execution and delivery of this Agreement and the Transaction Documents by the other parties to this Agreement and the Transaction Documents, this Agreement and such Transaction Documents constitute or will constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

5.2 Consents. Except for satisfaction of the HSR Act closing condition in Section 2.6(a)(ii), there are no consents or approvals that the Buyer is required to obtain to consummate the Transactions.

5.3 No Conflicts. Neither: (a) the execution and delivery by the Buyer of this Agreement, any Transaction Documents to which Buyer is a party, or any instrument required by this Agreement or any Transaction Documents to which Buyer is a party to be executed and delivered by Buyer at the Closing; nor (b) the performance by the Buyer of its obligations under this Agreement or any Transaction Documents to which Buyer is a party will require any consent or approval under, conflict with, violate or breach the terms of, cause a default (with or without notice or lapse of time or both) or give rise to a right of termination, cancellation, payment or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the Interests under: (i) the Organizational Documents of the Buyer; (ii) any Contract or other instrument to which the Buyer is a party or by which it or any of its properties or assets are bound; or (iii) assuming the Authorizations or Notifications referred to in Section 4.3 are duly and timely obtained, any Law or Order applicable to the Buyer or by which the Buyer or any of its properties or assets is bound or subject, in each case other than such matters in the foregoing clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to constitute a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement and consummate the Transactions.

5.4 Litigation. There is no Proceeding pending or, to the Knowledge of the Buyer, threatened in writing against or affecting the Buyer or any Subsidiary of the Buyer that, individually or in the aggregate, would reasonably be expected to prevent, delay, make illegal or otherwise interfere with the ability of the Buyer to consummate the Transactions.

5.5 Solvency. Assuming: (i) that the conditions to the obligation of Buyer to consummate the Transactions have been satisfied or waived; and (ii) the compliance and performance by the Target Companies of their respective obligations under this Agreement in all material respects, then immediately after giving effect to the Transactions, including the receipt of any financing, and any repayment or refinancing of debt, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses (including Transaction Expenses), the Buyer and its Subsidiaries will be Solvent.

5.6 Broker’s or Finder’s Fees. No investment banker, broker, finder or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the Transactions or any Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of the Buyer or any of its Affiliates.

5.7 Investment Intent.

(a) The Buyer is acquiring the Interests for its own account for investment and not with a view to, or for sale in connection with, any distribution of the Interests, nor with any present intention of distributing or selling the same, and the Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the Interests.

(b) The Buyer is an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Securities Act. The Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Interests and the Target Companies. The Buyer is capable of bearing the economic risks of such investment and is able to bear the complete loss of its investment in the Interests and the Target Companies.

5.8 Sufficiency of Funds.

(a) Buyer has, or will have at or prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds in an aggregate amount necessary to: (i) to pay in cash the Estimated Purchase Price in accordance with the terms of this Agreement and all other amounts to be paid by Buyer under this Agreement to consummate the Transactions; and (ii) to satisfy all other fees, costs and expenses incurred by Buyer in connection with the Transactions required to be satisfied at Closing.

(b) The Buyer acknowledges and agrees that its obligations to consummate the Transactions are not in any way contingent upon or otherwise subject to the availability or receipt of any debt or equity financing to the Buyer.

5.9 Disclaimer; Independent Evaluation.

(a) Notwithstanding anything to the contrary in this Agreement, neither the Buyer nor any other Person on behalf of the Buyer make any representation or warranty in any provision of this Agreement or otherwise, other than those representations and warranties expressly set forth in this Article V and in the certificate delivered pursuant to Section 2.7(b)(ii) or as otherwise provided in any other Transaction Document.

(b) THE BUYER ACKNOWLEDGES AND AGREES THAT: (A) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS AND EVALUATION OF THE BUSINESS AND THE BUSINESS ASSETS AND LIABILITIES OF THE TARGET COMPANIES; (B) IT HAS RELIED SOLELY ON ITS OWN INVESTIGATION AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS EXPRESSLY CONTAINED IN ARTICLE III AND ARTICLE IV AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 2.7(A)(I) AND IN ANY TRANSACTION DOCUMENTS; AND (C) NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE BY THE SELLERS OR ANY OTHER PERSON AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE TARGET COMPANIES EXPRESSLY CONTAINED IN ARTICLE III AND ARTICLE IV AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 2.7(A)(I) AND IN ANY TRANSACTION DOCUMENTS. NOTHING IN THIS SECTION 5.9 SHALL LIMIT THE ABILITY OF ANY PARTY TO BRING A CLAIM OR CAUSE OF ACTION AGAINST ANY PARTY IN THE CASE OF FRAUD.

ARTICLE VI

COVENANTS

6.1 Conduct of Business.

(a) During the period from the Execution Date until the Closing or termination of this Agreement in accordance with its terms (the “Interim Period”), the Sellers shall cause each of the Target Companies to: (1) conduct the Business, including ongoing pipeline capacity expansions under the BANGL UJI, in the ordinary course of business; and (2) use commercially reasonable efforts to preserve intact its business organization and material relationships with customers, suppliers, licensors, licensees, brokers, Governmental Authorities with jurisdiction over the Business except: (i) as expressly required by this Agreement; (ii) as set forth on Schedule 6.1(a); (iii) as required by applicable Law; (iv) as expressly required by any Authorization or Organizational Document; (v) as expressly required by any Material Contract (except that this exception shall not apply with respect to Section 6.1(a)(iii), Section 6.1(a)(iv), Section 6.1(a)(v) or Section 6.1(a)(viii)) of a Target Company in effect as of the Execution Date; or (vi) as consented to in writing in advance by the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) (such matters permitted pursuant to this sentence, “Permissive Actions”). Without limiting the generality or the application of the foregoing, except: (A) as expressly required by this Agreement including the Permissive Actions; (B) as set forth on Schedule 6.1(a); (C) as required by applicable Law; or (D) as consented to in writing in advance by the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the Interim Period, the Sellers shall cause each of the Target Companies not to:

(i) sell, swap, exchange, encumber, abandon, permit to lapse, discontinue, license, transfer, lease or otherwise dispose of any of its Assets with a fair market value in excess of $1,000,000 individually or $5,000,000 in the aggregate, except: (A) dispositions of obsolete or immaterial equipment; (B) the sale of Hydrocarbons in the ordinary course of business; (C) sales, transfers, leases or other disposals to any Target Company; or (D) expirations of Leases or Rights-of-Way in accordance with the terms of such Leases or Rights-of-Way;

(ii) (x) make any capital expenditures in excess of $5,000,000 individually or $20,000,000 in the aggregate, except: (A) as required in good faith to conduct emergency operations, repairs or replacements on any of the Assets, including any pipeline or other facility, or for the safety of individuals (provided that the Seller Representative shall notify Buyer of any such emergency expenditure as soon as reasonably practicable); (B) as required any Material Contract; or (C) any capital expenditures set forth in the CapEx Budget that do not exceed 120% of the relevant line item set forth on the CapEx Budget;

(iii) directly or indirectly merge, combine, amalgamate or consolidate with, purchase any Equity Interests in or by any other manner acquire, any Person or any division or business or material assets of any Person;

(iv) declare, set aside or pay any dividends on, or make any other distribution in respect of the Interests or any other Equity Interests of the Target Companies, except for cash dividends or other cash distributions declared and paid prior to 12:01 a.m. Central Time on the Closing Date;

(v) (A) offer, issue, grant, sell, deliver, redeem, purchase or otherwise acquire the Interests or any other Equity Interests of the Target Companies; or (B) adjust, split, combine, exchange, subdivide, recapitalize, convert or reclassify any of the Interests or any other Equity Interests of the Target Companies;

(vi) Except for Contracts relating to Indebtedness (which shall be subject to Section 6.1(a)(xii)), or as necessary to carry out the actions described on Schedule 6.1(a) or contemplated in the CapEx Budget: (A) enter into any Contract that would be a Material Contract if in existence as of the Execution Date; or (B) terminate, waive the performance of any material obligation under or amend any Material Contract, in each case, except for automatic renewals or extensions or renewals or extensions in the ordinary course of business;

(vii) (A) change any annual Tax accounting period, or adopt or change any material method of accounting for Tax purposes; (B) make (outside of the ordinary course of business consistent with past practice), change or revoke any material Tax election, change the entity classification of any Target Entity for U.S. federal income Tax purposes, or settle or compromise any material Tax liability, claim, or assessment; (C) file any amended material Tax Return or file any material Tax Return in a manner inconsistent, in any material respect, with past practice; (D) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to material Taxes; (E) surrender any right to claim a material Tax refund; (F) request any Tax ruling from a Taxing Authority; or (G) agree to extend or waive the limitation period applicable to any material Taxes of the Target Companies;

(viii) amend a Target Company’s Organizational Documents;

(ix) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between Target Companies);

(x) other than in the ordinary course of business, assert, waive, compromise, assign, release, settle or agree to settle any pending or threatened Proceeding or agree to any remedies with respect to any pending or threatened Proceeding, other than waivers, compromises, settlements or agreements that involve the payment of monetary damages not in excess of $1,000,000 in the aggregate;

(xi) other than extensions of credit in the nature of accounts receivable or notes receivable, in each case, in the ordinary course of business, make any loans or advances to any other Person;

(xii) (A) incur, guarantee, or assume any Indebtedness or, otherwise become liable or responsible for the obligations of any other Person, unless (x) in the case of any Indebtedness for Borrowed Money, such Indebtedness is settled or repaid in full at or before the Closing Date, or (y) in the case of any Indebtedness other than Indebtedness for Borrowed Money, such Indebtedness is not in excess of $30,000,000, in the aggregate, and is incurred, guaranteed or assumed in the ordinary course of business; (B) make any loans, advances, or capital contributions to, or investments in, any other Person, other than pursuant to intercompany borrowing arrangements solely between or among the Target Company Group Members; (C) mortgage or pledge any of its Assets, tangible or intangible, or create or suffer to exist any Lien (other than Permitted Liens) upon such Assets; (D) become liable for or modify the terms of any derivative financial instrument or arrangement (including swaps, caps, floors, futures, forward contracts and option agreements), other than in the ordinary course of business in accordance with the Target Companies’ current policies; or (E) amend or waive in any material respect the terms of any Contracts relating to Indebtedness other than in the ordinary course of business or amendments or waivers to or under any Contracts relating to Indebtedness incurred pursuant to clause (A)(x) of this Section 6.1(a)(xii);

(xiii) amend any existing insurance policy, including any Material Insurance Policy, or enter into new insurance policies, in each case, other than in the ordinary course of business upon notice to Buyer or such amendments as are expressly required pursuant to applicable Law;

(xiv) materially change any policies, practices or procedures with respect to working capital or cash management, accrual of revenue, collection or accrual of accounts receivable, payment or accrual of expenses, accounts payable or other liabilities in a manner inconsistent with past practice and as may be detrimental to the Buyer;

(xv) change fiscal year or adopt or change any financial accounting principles, practices or policies or the methods of applying such principles, practices or policies, except as required under GAAP or applicable Law;

(xvi) intentionally fail to maintain in full force and effect in all material respects, or intentionally fail to replace or renew, all Material Insurance Policies, in a manner inconsistent with past practice;

(xvii) enter into any material new line of business or discontinue any material line of business;

(xviii) (i) cause the Target Companies to hire any employee; (ii) cause the Target Companies to engage any service provider who is a natural person; or (iii) cause the Target Companies to enter into any Employee Plan;

(xix) (i) hire, or terminate the employment (other than for cause) of, any Business Employee; or (ii) enter into any Employee Plan that provides compensation and benefits to any Offer Employee;

(xx) authorize, recommend, propose, offer, announce or make a binding agreement, in writing or otherwise, to take any of the foregoing actions;

(xxi) except in the ordinary course of business consistent with past practice, increase the compensation (including hourly wage rate or annual base salary, bonus compensation, equity compensation and other incentive compensation) or benefits paid to any Offer Employee, except as required by the terms of an Employee Plan as in effect on the date of this Agreement;

(xxii) enter into, renew, extend, modify or renegotiate any collective bargaining or similar labor agreement or other Contract with a labor union or recognize any new labor union as the bargaining representative of any Business Employee;

(xxiii) enter into, amend, terminate or assign any Lease involving aggregate payments in excess of $2,000,000 over the life of the Lease; or

(xxiv) cause the Target Company to enter into any Lease or Right-of-Way with any Seller or its Affiliates (or any of their directors, managers, officers or employees), except (A) as expressly contemplated under the Shared Use Agreement and (B) in connection with a partial assignment of any Lease or Right-of-Way to or from EPIC Crude Pipeline, LP (or its applicable Affiliate) as necessary to ensure the Target Companies, on the one hand, and EPIC Crude Pipeline, LP and its Affiliates, on the other hand, have the property rights reasonably necessary for the ownership and operation of their respective assets.

(b) The Buyer’s approval of any action restricted by Section 6.1(a) shall be considered granted on the fifth Business Day after delivery by the Seller Representative of such written request for consent and all information in the Sellers’ or their Affiliates’ possession reasonably requested by the Buyer in connection with such written request, unless the Buyer notifies the Seller Representative in writing to the contrary prior to such date. In the event of an emergency condition that presents a risk of imminent harm to human health, any material property or material asset of the Target Companies or the environment, the Sellers or the applicable Target Company may take such action as it reasonably deems a prudent operator would take. The applicable Target Company shall promptly notify the Buyer of such condition and any emergency action promptly after taking such action. Any such actions in accordance with this Section 6.1(b) shall not be deemed to be a breach of the provisions of Section 6.1(a).

(c) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (i) give the Buyer, directly or indirectly, the right to control or direct in any manner the operations of the Target Companies prior to the Closing or (ii) prohibit or restrict any Target Company from making Cash dividends at or prior to 12:01 a.m. Central Time on the Closing Date.

6.2 Access to Information; Confidentiality.

(a) During the Interim Period, upon reasonable prior notice and subject to applicable Laws, the Sellers shall, and shall cause Epic Operating (with respect to the Business) and each of the Target Companies to, afford to the Buyer and its Representatives reasonable access during normal business hours to Epic Operating’s and the Target Companies’ Assets, facilities, books, Contracts and records (in each case, whether in physical or electronic form), officers, employees, accounting firms, counsel, financial advisors and other Representatives, in each case, solely for the purpose of facilitating the consummation of the Transactions and the operation or integration of the Business after Closing. Notwithstanding any other provision of this Agreement to the contrary, none of the Buyer’s rights to access under this Agreement shall include the collection, testing or analysis of samples, or any subsurface or other invasive or intrusive investigation, of environmental media, property or Business Assets.

(b) This Section 6.2 shall not require the Sellers or their Affiliates to permit any access, or to disclose any information which the Sellers reasonably determine, after consulting with external counsel: (i) (A) that they or the Target Companies are prohibited from providing to the Buyer by applicable Law (including any applicable Law relating to antitrust issues); (B) the disclosure of which would reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege or the work-product doctrine) available to the Sellers, any Target Company or any of their respective Affiliates; or (C) that the Sellers or any Target Company are required to keep confidential by reason of any Contract with any Third Party; (ii) relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions of such documents) or other information, as determined by legal counsel to the Sellers or the Target Companies, would reasonably be expected to result in regulatory concerns under applicable Antitrust Laws for the Sellers, the Target Companies or any of their respective Affiliates; (iii) any information that constitutes or contains any trade secrets, proprietary information, know how or inventions; (iv) relating to any potential sale of any of the Target Companies or the Business to any other Person, including with respect to bids, the identity of any bidder, confidentiality or nondisclosure agreements, letters of intent, expressions of interest or other proposals received in connection with any such transactions; or (v) if the Sellers, the Target Companies or any of their respective Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are adverse parties in a Proceeding such information is deemed reasonably pertinent to such Proceeding, provided, that the Sellers and their Affiliates shall cooperate with any reasonable requests for, and use commercially reasonable efforts to make, waivers or reasonable and appropriate substitute disclosure arrangements (including redacting information or entering into joint defense arrangements), in each case, that would enable the applicable disclosure under circumstances in which the restrictions of the preceding sentence apply.

(c) The access and inspection of the Target Companies by the Buyer or its Representatives shall be conducted: (i) in accordance with all applicable Laws and the Target Companies’ safety rules, regulations, operating policies and instructions including any customary insurance requirements that any Target Company may reasonably impose, which Buyer may satisfy through self-insurance; and (ii) in such manner as not to unreasonably interfere with the business or operations of the Sellers or the Target Companies. Notwithstanding anything to the contrary in this Section 6.2, the Buyer’s inspection rights of the Business Assets granted under this Section 6.2 shall be strictly limited to “Phase I” environmental assessments or other similar visual assessments. None of the Sellers, any Target Company or any of their respective Affiliates make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.2. Notwithstanding anything to the contrary in this Agreement, the Buyer shall not have access to, and shall not be permitted to conduct any inspections with respect to, any Asset with respect to which the Seller Group or the Target Companies do not have the authority to grant access. The Buyer acknowledges and agrees that neither Sellers nor the Target Companies can covenant or warrant that Buyer will be granted access to any Assets operated or owned by Third Parties.

(d) If the Buyer exercises its rights of access under this Section 6.2, or conducts examinations or inspections under this Section 6.2, then: (i) (A) such access, examination and inspection will be at the Buyer’s sole risk, cost and expense, subject to this Section 6.2(d); (B) any conclusions made from any examination done by the Buyer or any of the Buyer’s Representatives shall result from Buyer’s own independent review and judgment; and (C) except as contemplated by Section 6.2(d)(iii), the Buyer waives and releases, on behalf of itself and each Person undertaking any such examination or inspection on Buyer’s behalf, all Losses and other claims against the Sellers, the Target Companies or their respective Representatives (collectively, the “Inspection Indemnitees”) arising in any way or in any way related to the granting of any such access or the undertaking of any such examination or inspection; and (ii) except to the extent of an Inspection Indemnitee’s Fraud, gross negligence or willful misconduct, the Buyer will indemnify, defend and hold harmless the Sellers, the Target Companies and their respective Representatives (the “Inspection Indemnitees”) from and against any and all Losses and other claims (but excluding, in each case, any and all consequential, special, indirect, exemplary, or punitive damages, except to the extent such damages are owed to Third Parties pursuant to a final, non-appealable Order) of any kind or character arising out of the granting of any such access or the undertaking of any such examination or inspection and (iii) each Seller will indemnify, defend and hold harmless Buyer, its Affiliates (including, after the Closing, the Target Companies) and their respective Representatives from and against any and all Losses and other claims (but excluding, in each case, any and all consequential, special, indirect, exemplary, or punitive damages, except to the extent such damages are owed to Third Parties pursuant to a final, non-appealable Order) of any kind or character arising out of the Fraud, gross negligence or willful misconduct of such Seller, its Affiliates or their respective directors, officers and employees in connection with the granting of any such access or the undertaking of any such examination or inspection. THE FOREGOING RELEASE AND INDEMNIFICATION IN CLAUSES (i) AND (ii) WILL APPLY WHETHER OR NOT SUCH DAMAGES OR OTHER CLAIMS ARISE OUT OF NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT) OF

THE SELLERS, TARGET COMPANIES, THEIR AFFILIATES OR THEIR RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 6.2(d) will survive the termination of this Agreement pursuant to Article VII and the Closing. The terms, conditions, rights and obligations under this Section 6.2(d) shall not expand, modify, limit or impact in any way any other representation, warranty, covenant, agreement, condition or term set forth in this Agreement, any other Transaction Document or the R&W Insurance Policy, including with respect to whether any condition to the Closing set forth in Section 2.6 shall have been satisfied.

(e) Upon the Seller Representative’s request, following termination of this Agreement or any pre-Closing or pre-termination assertion by Buyer that Sellers or the Target Companies are in breach of any representation in Article III or Article IV related to environmental matters, the Buyer shall promptly provide the Seller Representative copies of all environmental reports prepared by the Buyer or any of the Buyer’s Representatives to the extent they contain information collected or generated from the Buyer’s or any of the Buyer’s Representatives’ environmental due diligence with respect to the Business Assets.

(f) Upon completion of the Buyer’s inspection, the Buyer shall at its sole cost and expense and without any cost or expense to the Sellers or the Target Companies remove all equipment, tools and other property brought onto the Assets or any other properties owned or leased by Target Companies or their Affiliates in connection with such inspection.

(g) If, at any time, the Sellers reasonably believe that any Affiliate or Representative of the Buyer has not complied with the policies and procedures in this Section 6.2, then the Sellers or the Target Companies may immediately terminate such Person’s access.

(h) Except for disclosures permitted by the terms of the Confidentiality Agreement and the Clean Team Confidentiality Agreement, the Buyer and its Representatives will hold all information received from the Sellers and the Target Companies pursuant to this Section 6.2 in confidence in accordance with the terms of the Confidentiality Agreement and the Clean Team Confidentiality Agreement.

6.3 Contact with Customers, Suppliers and Other Business Relations. Prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Buyer shall not, and shall cause its Affiliates not to, and shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, contact or communicate with the employees (except the executive officers and such other employees as the Seller Representative or such executive officers may consent to or otherwise provide access to in connection with the Transactions, including related integration planning, it being understood that communications in connection with future employment arrangements with Buyer in accordance with Section 6.17 shall be deemed consented to in accordance with this Section 6.3) and known contractors, customers, suppliers, vendors, distributors, joint venture partners and co-owners of any of the Business Assets of any of the Sellers, the Target Companies, or their Subsidiaries, as applicable, in each case, in connection with, or relating to, the Transactions, without the prior written consent of the Seller Representative (which may be via email). Notwithstanding the foregoing, nothing contained in this Section 6.3 shall prevent the Buyer and its Representatives from: (i) contacting or communicating with any Person in the ordinary course of their respective businesses for matters unrelated to the Transactions; or (ii) complying with their obligations under this Agreement or any Transaction Document or otherwise taking any action permitted or required by this Agreement or any Transaction Document.

6.4 Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 6.4(d)), each of the Sellers (including their respective Affiliates) and the Buyer (including its respective Affiliates) shall cooperate with the other and use (and shall use their reasonable best efforts to cause the Target Companies and the Buyer’s Subsidiaries, respectively, to use) its reasonable best efforts to: (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to: (A) cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) (but excluding providing of any waiver of any such condition); and (B) consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, Notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required filings under applicable Antitrust Laws); (ii) obtain (and cooperate with the other Party in obtaining) promptly (and in any event no later than the Outside Date) and maintain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, Authorizations and other confirmations from any Governmental Authority or Third Party necessary, proper or advisable to consummate the Transactions; and (iii) defend any Proceedings challenging this Agreement or the consummation of the Transactions or avoid or seek to have lifted or rescinded any injunction or restraining order or other Order (whether temporary, preliminary or permanent) that would have the effect of delaying or preventing the consummation of the Transactions. Notwithstanding the foregoing obligations of the Sellers with the respect to this Agreement and the consummation of the Transactions, nothing in this Section 6.4(a) shall require the Sellers, any Target Company or any of their respective Affiliates to make any payments to any Third Party (other than Seller Counsel) in connection with obtaining any consent, approval or waiver relating to fulfilling its obligations under this Section 6.4(a).

(b) Each Party (including its Affiliates) agrees to make, or cause to be made, an appropriate filing (if required) of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within 10 Business Days after the Execution Date, (unless Buyer and Seller otherwise agree in writing to a different date). Each Party shall supply, or cause to be supplied, as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law. Each Party shall use its reasonable efforts to: (i) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions; and (ii) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions. The Parties shall request early termination of the applicable waiting period under the HSR Act. Neither Party will commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other Party (provided, however, that Buyer may “withdraw and refile” its initial filing under the HSR Act one time in the manner prescribed by 16 C.F.R. § 803.12(c) without the Seller’s consent). The Buyer shall pay the applicable filing fee due under the HSR Act with respect to the Transactions.

(c) Each of the Parties shall use (and cause its Affiliates to use) its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority or any Proceeding, investigation or inquiry (including those initiated pursuant to applicable Antitrust Laws by a private Person) in connection with or relating to the Transactions, including by providing the other Parties a reasonable opportunity to review and comment in advance (except with respect to the Party’s initial HSR notifications); (ii) promptly inform the other Parties of (and supply to the other Parties) any communication received by such Party from, or given by such Party to, the United States Federal Trade Commission, the United States Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any Proceeding pursuant to applicable Antitrust Laws initiated by a private Person, in each case regarding any of the Transactions; (iii) permit the other Parties to review and discuss in advance, and consider in good faith the incorporation of the other Parties’ reasonable views and comments in, any filing, presentation, submission, proposal or communication to be submitted to any Governmental Authority with respect to obtaining any clearances or waiting period expirations or terminations required under any Antitrust Law in connection with the Transactions; (iv) coordinate with the other Parties in preparing and exchanging such information and promptly provide the other Parties (and their counsel) with copies of all filings (except for initial HSR notifications), presentations, submissions, proposals and other communications (and a summary of any oral presentations or communications) made by such Party with or to any Governmental Authority relating to this Agreement or the Transactions; and (v) reasonably consult with the other Parties prior to taking any material position with respect to the filings or in any submissions to or discussions or filings with any Governmental Authority. Subject to Section 6.2(b), the Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.4 in a manner so as to preserve the applicable privilege. Any Party may reasonably designate any competitively sensitive material provided to the other Parties under this Section 6.4 as “outside counsel only.” Notwithstanding anything to the contrary, materials provided pursuant to this Section 6.4 may be redacted: (i) to remove references concerning the valuation of the businesses of the Target Companies; (ii) as necessary to comply with contractual agreements; and (iii) as necessary to address reasonable privilege or confidentiality concerns.

(d) Unless prohibited by applicable Law or by the applicable Governmental Authority, each Party shall, and shall cause its Affiliates to: (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any conversation, with any Governmental Authority in respect of the Transactions, without the other Parties; (ii) give the other Parties reasonable prior notice of any such meeting or conversation to the extent reasonably practicable; and (iii) keep any non-participating Parties apprised with respect to such meeting if one such Party is prohibited by applicable Law or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation.

(e) Without limiting the generality of the Buyer’s covenants otherwise set out in this Section 6.4, the Buyer will take the following actions:

(i) Buyer shall take any and all steps necessary to avoid and eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority so as to enable the Parties to consummate the Transactions as promptly as practicable, and in any event no later than the Outside Date. Without limiting the generality of the foregoing, such steps shall include: (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of: (1) such of the Buyer’s or its Affiliates’ assets, properties or businesses; or (2) the assets, properties or businesses to be acquired by the Buyer pursuant to this Agreement; and (B) entering into such other arrangements, as may be necessary or advisable to avoid the entry of any injunction, temporary restraining order or other decision or Order in any Proceeding that would have the effect of delaying or preventing the consummation of the Transactions (any of the actions described in this sentence, a “Remedial Action”). The Sellers and the Target Companies shall not permit, take or agree to permit or take any Remedial Action unless requested expressly by the Buyer (in its sole discretion) in writing in advance thereof.

(ii) Buyer shall at its sole cost and expense, defend through litigation on the merits any claim asserted in court by any Governmental Authority in order to avoid entry of, or to have vacated or terminated, any decree or Order (whether temporary, preliminary or permanent) that would have the effect of delaying or preventing the consummation of the Transactions; provided however, that defense of such litigation shall in no way limit the obligations of the Buyer and its Affiliates under this Section 6.4.

(iii) Anything in this Agreement to the contrary notwithstanding, Buyer shall not be required to take or agree or commit to take any Remedial Actions that would reasonably be expected to have, in the aggregate, a material adverse effect on the Target Companies, Buyer and their respective Subsidiaries, taken as a whole following the Closing (but deemed for this purpose to be the same size as the Target Companies, taken as a whole, prior to the Closing).

(f) The Buyer shall not, and shall cause its Affiliates and ultimate parent entities (as defined under the HSR Act) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing all or substantially all of the assets of or equity in, or by any other manner, any Person, business or any corporation, partnership, association or other business organization or division of any business or any corporation, partnership, association or other business organization, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the Transactions; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the Transactions. Anything to the contrary set forth in this Section 6.4(f) notwithstanding, Buyer and its Affiliates and ultimate parent entities (as defined under the HSR Act) may enter into, or agree to effect, any transactions described in Schedule 6.4(f).

6.5 Tax Matters.

(a) Tax Returns; Post-Closing Tax Actions; Refunds.

(i) The Buyer shall: (A) prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Target Companies (other than any Pass-Through Tax Returns) relating to any Straddle Period (each, a “Straddle Period Tax Return”); and (B) timely pay, or cause to be timely paid, all Taxes due with respect to such Straddle Period Tax Returns. The Buyer shall cause such Straddle Period Tax Returns to be prepared in a manner consistent with the applicable Target Company’s past practice, except to the extent otherwise required by applicable Law.

(ii) The Seller Representative shall prepare and timely file, or cause to be prepared and timely filed: (i) all Pass-Through Tax Returns of the Target Companies for Pre-Closing Tax Periods and Straddle Periods that are required to be filed after the Closing Date; and (ii) all other Tax Returns of the Target Companies for any taxable period that ends on or before the Closing Date that are required to be filed after the Closing Date (collectively, the “Seller Tax Returns”). The Seller Representative shall prepare each such Seller Tax Return in accordance with the applicable Target Company’s past practice except to the extent otherwise required by applicable Law. With respect to: (A) any Pass-Through Tax Return that relates to a Straddle Period, or (B) any Tax Return required to be prepared and filed by the Seller Representative pursuant to clause (ii) of this Section 6.5(a)(ii) (each, a “Buyer Reviewed Tax Return”), the Seller Representative shall provide the Buyer with any such Buyer Reviewed Tax Return (together with schedules, statements and, to the extent reasonably requested by the Buyer, supporting documentation) at least 30 days prior to the due date (taking into account applicable extensions) (or if the due date is within thirty (30) days of the Closing Date, as promptly as practicable after the Closing Date) of such Buyer Reviewed Tax Return. If the Buyer objects to any item on any such Buyer Reviewed Tax Return, it shall notify the Seller Representative in writing that it so objects, specifying in particularity with any such item and stating the specific factual or legal basis for any such objection, and the Seller Representative shall incorporate all reasonable comments received from the Buyer at least two Business Days prior to the due date for filing any such Buyer Reviewed Tax Return (taking into account applicable extensions).

(iii) Except as otherwise required by applicable Law, without the prior written consent of the Seller Representative (not to be unreasonably withheld, conditioned, or delayed), after the Closing, neither the Buyer, any Target Company, nor any Affiliate of the Buyer or any Target Company shall, with respect to any Pass-Through Tax Return of a Target Company relating to any Pre-Closing Tax Period or Straddle Period: (A) amend (or cause to be amended) any such Pass-Through Tax Return; (B) extend or waive, or cause or permit to be extended or waived, any statute of limitations applicable to such Pass-Through Tax Return; (C) file any ruling or request with any Taxing Authority that relates to any such Pass-Through Tax Return; (D) engage in any voluntary disclosure or similar process or initiate communications with any Taxing Authority with respect to any such Pass-Through Tax Return, including in jurisdictions in which the applicable Target Company has not filed a Pass-Through Tax Returns; or (E) make, revoke or change (or cause to be made, revoked or changed) any Tax election or accounting method that has any effect with respect to any such Pass-Through Tax Return. Notwithstanding anything in this Section 6.5(a)(iii) to the contrary, this clause (iii) shall limit actions with respect to Straddle Periods solely to the extent such actions would reasonably be expected to increase by more than a de minimis amount Taxes for which Sellers (or their direct or indirect equity holders) would be liable.

(b) Straddle Periods. For purposes of calculating Working Capital, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period that is a Pre-Closing Tax Period shall be:

(i) in the case of Taxes that are either: (1) based upon or related to income, profits, revenue or receipts; or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), in each case, deemed equal to the amount that would be payable if the taxable year of the applicable Target Company ended with (and included) the Closing Date on a “closing of the books basis”. Notwithstanding the foregoing, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning on the date immediately following the Closing Date in proportion to the number of days in each period. Notwithstanding anything to the contrary in this Agreement, with respect to Transaction Tax Deductions in respect of success-based fees, the Target Companies shall make the election under revenue Procedure 2011-29; and

(ii) in the case of Taxes imposed on a periodic basis (e.g., ad valorem and property Taxes), deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(c) Cooperation. In connection with the preparation of Tax Returns or any audit examination or administrative or judicial Proceeding relating to Taxes attributable to any Target Company for any Pre-Closing Tax Period or Straddle Period, the Parties shall cooperate with each other, to the extent reasonably requested by the other Party. Without limiting the generality of the foregoing, such cooperation shall include furnishing or making available, during normal business hours, any records, information, personnel (as reasonably required), books of account or other materials in its possession reasonably relevant or helpful for the preparation of such Tax Returns or the conduct of any Tax audit, examination or administrative or judicial Proceeding. The Buyer agrees to: (i) retain all books and records with respect to Tax matters pertinent to the Target Companies relating to any Pre-Closing Tax Period or Straddle Period until the expiration of the applicable statute of limitations and any extension of the applicable statute of limitations for the respective taxable periods; (ii) abide by all record retention agreements entered into by any of the Target Companies with any Taxing Authority; (iii) give the Seller Representative reasonable written notice prior to transferring, destroying or discarding any such books and records; and (iv) if any Seller so requests, allow such Seller to take possession of, or (if elected by the Seller Representative) copy, such books and records. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be interpreted as providing any Party with the right to receive, inspect or review any Tax Return of the other Party or their Affiliates (other than a Target Company).

(d) Tax Contests.

(i) If the Seller Representative, the Buyer, or a Target Company receives from any Taxing Authority: (i) a written notice of its intent to audit or conduct a Proceeding with respect to Taxes for any Pre-Closing Tax Period or Straddle Period; or (ii) a written notice of deficiency for Taxes for any Pre-Closing Tax Period or Straddle Period, the notified party shall promptly notify the affected other parties of its receipt of such communication from the Taxing Authority.

(ii) The Controlling Party shall control the settlement and resolution of a Tax audit, assessment, litigation or other similar proceeding in respect of any Pass-Through Tax Return for any Pre-Closing Tax Period or Straddle Period (a “Pass-Through Tax Contest”). The Controlling Party shall: (i) keep the Non-controlling Party informed with respect to such Pass-Through Tax Contest; (ii) allow the Non-controlling Party or such party’s counsel to participate in such Pass-Through Tax Contest (at the Non-controlling Party’s sole cost and expense); and (iii) not settle or compromise any such Pass-Through Tax Contest without the prior written consent of the Non-controlling Party (such consent not to be unreasonably withheld, conditioned or delayed). Controlling Party shall mean, in the case of a Pass-Through Tax Contest for a taxable period ending on or prior to the Closing Date, the Seller Representative, and otherwise Buyer. Non-Controlling Party shall mean, in the case of a Pass-Through Tax Contest with respect to which the Seller Representative is the Controlling Party, the Buyer, and otherwise the Seller Representative.

(iii) Except as set forth in Section 6.5(d)(ii), the Buyer shall control and be responsible for the conduct of all Tax audits, assessments, litigations or other similar Proceedings with respect to a Target Company after the Closing Date.

(iv) Notwithstanding anything in this Agreement to the contrary, in connection with any imputed underpayment resulting from any adjustment by any Taxing Authority to any items of any Partnership Entity with respect to any Pre-Closing Tax Period, at the election of Buyer, such Partnership Entity shall make a timely and valid “push out” election under Section 6226 of the Code (and any similar provision of state or local Law), and the Parties shall take any actions necessary to effectuate such election.

(e) Transfer Taxes. Notwithstanding anything in this Agreement to the contrary: (i) all Transfer Taxes imposed with respect to the Pre-Closing Restructuring shall be borne and paid by Sellers; and (ii) all Transfer Taxes imposed with respect to the sale and transfer of the Interests pursuant to this Agreement shall be borne and paid 50% by the Sellers and 50% by the Buyer when due. The party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Returns to the other party. The Seller Representative and the Buyer shall cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes and shall use their commercially reasonable efforts to mitigate, reduce or eliminate any such Transfer Tax that could be imposed to the extent permitted under applicable Law.

(f) Texas Franchise Tax and any other Taxes imposed on a Seller Consolidated Group. Notwithstanding anything in this Agreement to the contrary, the Sellers shall, for purposes of the Texas Franchise Tax, include the Target Companies (or, as applicable, their income, assets, operations or capital) for taxable periods (or portions thereof) ending on or prior to the Closing Date on one or more combined Texas franchise Tax Returns filed by one or more of the Sellers or their respective Affiliates (other than the Target Companies), and the Sellers shall timely pay and be responsible for any Texas Franchise Tax Liability in respect of such Tax Returns. Neither Buyer nor the Target Companies shall have any liability for Texas Franchise Tax in respect of the Target Companies (or, as applicable, their income, assets, operations and capital) for any taxable period (or portion thereof) ending on or prior to the Closing Date; provided, for the avoidance of doubt, Buyer will be responsible for all Texas Franchise Taxes in respect of the Target Companies for taxable periods (or portions thereof) beginning after the Closing Date. The Sellers shall timely pay and be responsible for any other Taxes imposed on a Seller Consolidated Group. Neither Buyer nor the Target Companies shall have any liability for any other Taxes imposed on a Seller Consolidated Group.

(g) Tax Sharing Agreements. Notwithstanding anything in this Agreement to the contrary, on or before the Closing Date, the rights, obligations and liabilities of the Target Companies pursuant to all Tax allocation, sharing, or indemnification agreements (other than any commercial agreement the primary purpose of which is not Taxes), if any, solely between any of the Target Companies, on the one hand, and any of the Sellers or their respective Affiliates (other than the Target Companies), on the other hand, shall terminate.

(h) Treatment of Payments. All payments made under this Agreement shall be treated for U.S. federal income Tax purposes as adjustments to the Final Purchase Price, except as otherwise required by Law.

6.6 Continuation of Indemnity; D&O Tail Coverage.

(a) The Buyer acknowledges that: (i) each Person that, prior to the Closing, served as a director or officer of any Target Company or who, at the request of any Target Company, served as a director or officer of another corporation, partnership, joint venture, trust or enterprise (collectively, with such Person’s heirs, executors or administrators, the “D&O Indemnified Persons”) is entitled to indemnification, expense reimbursement and advancement and exculpation to the extent provided in the Organizational Documents of the Target Companies in effect as of the Execution Date (“D&O Provisions”); and (ii) for a period of six years after Closing, unless required by Law, no amendment or modification to any such D&O Provisions shall adversely affect in any manner the D&O Indemnified Persons’ rights, or any Target Company’s obligations with respect to such D&O Indemnified Persons, with respect to claims arising from facts or events that occurred on or before the Closing. Without limiting the foregoing, for a period of six years after Closing, unless required by Law, the Buyer shall not, and shall not permit any Target Company to, amend, repeal or modify any provision in the Target Companies’ Organizational Documents in a manner that would adversely affect the rights of the D&O Indemnified Persons relating to the indemnification, expense reimbursement and advancement and exculpation by the Target Companies, with respect to claims arising from facts or events that occurred on or before the Closing. Notwithstanding anything to the contrary contained in this Agreement, the foregoing shall not require any Person to be indemnified for such Person’s criminal conduct or Fraud.

(b) At or prior to the Closing and at the Sellers’ sole cost and expense (it being understood that the D&O Tail Costs shall be borne by the Sellers as Transaction Expenses), the Sellers shall cause the Target Companies to procure and maintain a six year tail policy to the current policy of directors’ and officers’ liability insurance maintained by or on behalf of the Target Companies and covering the D&O Indemnified Persons (collectively, the “D&O Tail Policy”). The D&O Tail Policy shall be effective from a period from Closing through and including the date that is six years after the Closing with respect to claims arising from facts or events that occurred on or before the Closing, including claims arising out of the Transactions. The D&O Tail Policy shall contain substantially the same coverage and amounts as, and terms and conditions no less advantageous in the aggregate than the coverage currently provided by the Target Companies’ current policy of directors’ and officers’ liability insurance.

(c) If the Buyer or any Target Company or any of their respective successors or assigns consolidates with or merges into any other Person or transfers all or substantially all of its assets or properties to any Person, then Buyer shall cause the successors and assigns of the Buyer or the applicable Target Company, as the case may be, to honor in full the obligations set forth in this Section 6.6.

(d) The Buyer, on behalf of itself and, following the Closing, the Target Companies, acknowledges and agrees that the D&O Indemnified Persons may have certain rights to indemnification, advancement of expenses or insurance provided by other Persons. The Buyer, on behalf of itself and, following the Closing, the Target Companies, agrees that with respect to the D&O Indemnified Persons and the obligations set forth in this Section 6.6: (i) from and after the Closing, the Buyer and the Target Companies shall be the indemnitors of first resort; (ii) the obligations of any such other Persons to advance expenses or to provide indemnification for the same expenses or Liabilities incurred by any such D&O Indemnified Person are secondary to the obligations of the Buyer and the Target Companies; (iii) from and after the Closing, the Buyer and the Target Companies shall be: (A) required to advance the full amount of expenses incurred by any such D&O Indemnified Person; and (B) liable for the full indemnifiable amounts, in each case in accordance with this Section 6.6 without regard to any rights any such D&O Indemnified Person may have against any such other Person; and (iv) from and after the Closing, the Buyer and the Target Companies shall irrevocably waive, relinquish and release such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect of such claims. The Buyer, on behalf of itself and, following the Closing, the Target Companies, further agrees that no advancement or payment by any of such other Persons on behalf of any such D&O Indemnified Person with respect to any claim for which such D&O Indemnified Person has sought indemnification from the Buyer or the Target Companies shall affect the foregoing. Notwithstanding the foregoing, nothing in this Section 6.6(d) shall limit, restrict, affect or impact any recovery under the D&O Tail Policy or the priority of recovery as between the Buyer and the Target Companies, on the one hand, and the D&O Tail Policy, on the other hand.

6.7 R&W Insurance Policy.

(a) As of the Execution Date, the Buyer has entered into a binder agreement (the “Binder Agreement”) with a representation and warranty insurer (or agent to the Binder Agreement) that conditionally binds a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”), a true and correct draft of which was provided to the Seller Representative prior to the Execution Date. A copy of the final R&W Insurance Policy will be provided to the Seller Representative promptly after receipt thereof by Buyer. The Buyer agrees that the R&W Insurance Policy shall expressly provide that: (i) the insurer issuing such policy waives and otherwise agrees not to pursue any subrogation, contribution or other rights against the Seller or any of their Affiliates (or any direct or indirect past or present equityholder, member, partner, employee, director, manager or officer (or the functional equivalent of any such position) of the Sellers or their Affiliates) except in the case of Fraud by Sellers or the Target Companies; and (ii) each of the foregoing Persons may rely upon and enforce such waiver of subrogation, contribution and other rights as express third party beneficiaries. The Buyer shall not (and shall cause its Affiliates not to) grant any such rights of subrogation, contribution or other rights or amend, modify, terminate, circumvent or waive, the subrogation provisions in the R&W Insurance Policy identified in the foregoing sentence in any manner that is adverse to such Persons without the prior written consent of the Seller Representative. Prior to Closing, but subject in all cases to the terms, conditions and limitations in Section 6.2, the Sellers shall, and shall cause the Target Companies to, use commercially reasonable efforts to cooperate with Buyer and its Affiliates with respect to the R&W Insurance Policy, including by providing information reasonably requested by or on behalf of the insurer(s) of the R&W Insurance Policy and which are customary for a buyer-side transaction risk insurance policy (in each case, to the extent within the control of the Target Companies or Sellers). Promptly following the Closing, Sellers shall deliver to Buyer or its Representatives, as directed by Buyer, a hard drive or other electronic copy of all documents and other information uploaded to the Data Room.

(b) Buyer shall timely pay, or cause to be paid, all R&W Costs and shall use commercially reasonable efforts to satisfy all conditions to the issuance of the R&W Insurance Policy.

6.8 Fees and Expenses.

(a) The Buyer shall pay and be fully responsible for all Buyer Responsibility Amounts.

(b) Except as provided in Section 6.8(a) or as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, shall be the obligation of the respective Party incurring such fees and expenses.

6.9 Books and Records.

(a) Pursuant to the terms of the Transition Services Agreement, following Closing, the Sellers shall make available, or cause EPIC Operating to make available, to Buyer or the Target Companies all books and records of or relating to the Business or the Target Companies (the “Business Records”) in their current format, including all original (if available) corporate records relating to the legal existence, ownership and corporate governance of the Target Companies and the Business Assets and all emails containing Business Records that are material or necessary to the ongoing ownership and operatorship of the Business not readily available in another format, in each case, that are not otherwise possessed or controlled by the Target Companies. Reasonably promptly following the expiration or termination of the Transition Services Agreement, Sellers shall, and shall cause their Affiliates to, destroy all Business Records (and copies thereof) in their possession, in each case, other than Seller Records.

(b) The Sellers, their members, and each of their respective Affiliates (not including the Target Companies) shall have the right to retain (and not transfer to Buyer) the following books and records (collectively the “Seller Records”):

(i) photocopies of all books and records that relate (in whole or in part) to the businesses of the Seller Group other than the Business;

(ii) documents subject to legal privilege (such as the attorney-client privilege or work product doctrine) in connection with the Prior Representation;

(iii) any valuations or estimates with respect to the Interests or any other Equity Interests in any Target Company, and any pricing assumptions, forward pricing estimates, price decks, or pricing studies;

(iv) any bids (including financial analysis relating to such bids), valuations or estimates with respect to the Interests or any other Equity Interests in any Target Company; and

(v) (x) photocopies of all Tax Returns and other Tax records of the Target Companies for any Pre-Closing Tax Period and (y) photocopies of all records necessary for any Seller Group member to file any Tax Return for any Pre-Closing Tax Period;

(vi) back-up computer records for such period required for archival, backup, compliance, recovery, contingency, planning or business continuing planning purposes, or security and/or disaster recovery procedures or bona fide internal document retention policies;

(vii) all emails sent or received by Business Employees prior to Closing; provided that neither Sellers nor any of their Affiliates nor any Representatives of the foregoing shall use or disclose to any Third Party any confidential and proprietary or competitively sensitive information (including any Trade Secrets) of or relating to the Business that may be contained in such emails.

(viii) photocopies of records as necessary for compliance purposes if required by applicable Law; and

(ix) photocopies of all filings, notifications, notices, petitions, statements, registrations, submissions of information and applications made prior to the Closing with any Governmental Authority.

(c) For a period of five years after the Closing Date, subject to applicable Laws, the Buyer will grant to the Sellers (or their Representatives) reasonable access following reasonable advance notice to the Buyer at all reasonable times to the pre-Closing books and records of the Target Companies, and will also afford the Sellers and their Representatives the right to make copies of the pre-Closing books and records of the Target Companies, at the Sellers’ sole expense, in each case, to the extent reasonably necessary to prepare the Sellers’, their members’ or their respective Affiliates’ financial statements or Tax Returns, or in connection with any third-party inquiry, audit or investigation, any dispute or litigation (other than any dispute or litigation involving Buyer or its Affiliates). This Section 6.9(c) shall not require the Buyer or its Affiliates to permit any access, or to disclose any information which Buyer determines, after consulting with external counsel,

(i) that Buyer or its Affiliates is prohibited from providing to the Sellers by applicable Law (including any applicable Law relating to antitrust issues); (ii) the disclosure of which would jeopardize any applicable privilege (including the attorney-client privilege or the work-product doctrine) available to the Buyer or any of its Affiliates relating to such information; or (iii) that the Buyer or any of its Affiliates is required to keep confidential by reason of any Contract with any Third Party; provided that the Buyer and its Affiliates shall cooperate with any reasonable requests for, and use reasonable best efforts to make, waivers or reasonable and appropriate substitute disclosure arrangements (including redacting information or entering into joint defense arrangements), in each case, that would enable the applicable disclosure under circumstances in which the restrictions of the preceding sentence apply. Such access shall not unreasonably interfere with the business or operations of the Buyer or its employees. The Buyer will maintain such books and records in accordance with the Buyer’s document retention policies, and at least until the fifth anniversary of the Closing Date.

(d) Following the Closing Date and until the termination of the Transition Services Agreement, subject to applicable Laws, the Seller Group will grant to Buyer (or its Representatives) reasonable access following reasonable advance notice to the Seller Representative at all reasonable times to any Business Records not already in the possession of Buyer or any Target Company, and will also afford Buyer and its Representatives the right to make copies of such Business Records at the sole expense of the Buyer.

(e) In accordance with Section 6.9(b)(i), the Sellers shall be permitted to remove and retain any and all books and records (including any electronic records) of the Sellers from any of the Target Companies’ facilities to the extent not related to the Business or the Target Companies.

(f) From and after the Closing, the Seller Group shall, and shall cause their respective Representatives to, maintain in confidence and not use in any manner any written, oral or other information relating to the Target Companies or the Business obtained prior to the Closing Date or obtained from the Buyer or its Affiliates pursuant to this Section 6.9 or otherwise.

6.10 Public Announcements. Any press or other public release or announcement concerning the Transactions shall: (a) not be issued without the consent of each of the Buyer and the Seller Representative; and (b) shall not disclose the name of a Seller without the consent of such Seller, in each case, which consent shall not be unreasonably withheld, conditioned or delayed. The Parties shall keep the terms of this Agreement confidential, except: (i) to the extent required by applicable Law or applicable securities exchange rules or to answer questions or provide summaries or updates relating to the transactions contemplated by this Agreement in calls or meetings with its analysts or investors; (ii) to the extent reasonably necessary in connection with the procurement of any necessary consents, approvals, Payoff Documentation and similar documentation; and (iii) that the Parties may disclose such terms to their respective Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential); provided that, without prior consent of the other Parties, each Party or any of its Affiliates or Representatives may disseminate information consistent with information included in a press release or other document previously approved for external distribution pursuant to this Section 6.10.

6.11 Insurance.

(a) The Buyer shall be solely responsible from and after the Closing for providing or procuring insurance for the Target Companies. The Buyer acknowledges and agrees that all insurance arrangements maintained by the Sellers and their Affiliates for the benefit of the Target Companies will be terminated as of the Closing. Subject to Section 6.11(b), the Buyer acknowledges and agrees that the Target Companies will cease at Closing to be insured by, have access or availability to, be entitled to make claims on, or claim benefits or seek coverage under, any of the Sellers’ or their Affiliates’ insurance policies or self-insurance programs.

(b) Notwithstanding anything in this Agreement to the contrary, from and after the Closing until the one year anniversary of Closing, the Target Companies shall have, subject to the terms and conditions of this Section 6.11, the right to initiate claims for coverage under Y-Grade Holding’s Third Party claims-made or occurrence-based insurance policies (if any) (“Seller Insurance Policies”), to the extent covering the Target Companies or the Business in respect of any Loss (x) arising out of any actual or alleged act, omission, circumstance, matter, event or occurrence existing or occurring prior to the Closing, (y) permitted to be made under such Seller Insurance Policies and (z) related to the matters set forth on Schedule 6.11 (“Pre-Closing Claims”). From and after the Closing, the Target Companies may reasonably request that Y-Grade Holdings use commercially reasonable efforts to make, or cause to be made, claims under the Seller Insurance Policies for Pre-Closing Claims, and Y-Grade Holdings shall promptly remit any proceeds received under the Seller Insurance Policies for Pre-Closing Claims to the Buyer or the Target Companies (if any), to the extent received. Notwithstanding the foregoing, Buyer shall, or shall cause the Target Companies to, pay, incur and bear sole responsibility with respect to any such claim for, all reasonable out-of-pocket costs incurred by the Seller Group for any Pre-Closing Claim, including any expenses, costs of filing a claim and deductibles resulting from or reasonably allocable to any such claim (and shall promptly, and in any event within 30 Business Days after a written and reasonably documented demand therefor received from the Seller Representative, reimburse the Sellers for any such out-of-pocket costs). To assert a claim that may be covered under the Seller Insurance Policies pursuant to this Section 6.11, Buyer shall, and shall cause the Target Companies, to (x) deliver a written notice to the Seller Representative setting forth: (i) a description of, and an estimated amount payable (if and to the extent known at the time of such assertion) pursuant to, such claim; (ii) the applicable Seller Insurance Policy which the Target Company is asserting may provide coverage for such claim; and (iii) a reasonably detailed description of the basis for such claim and (y) cooperate with reasonable requests (including all requests for information from the insurers) by the Seller Group regarding any such claim. The Seller Group shall retain all rights to control the Seller Insurance Policies and claims made thereunder, including the right to settle or otherwise resolve claims or disputes with respect to any of the Seller Insurance Policies or claims made thereunder. Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that: (A) the Seller Group shall have no liability for any failure to recover any proceeds for Pre-Closing

Claims provided the applicable members of the Seller Group exercise the required efforts set forth in this Section 6.11(b) to obtain such coverage; and (B) no member of the Seller Group shall have any obligation to maintain Seller Insurance Policies in place or to initiate litigation against any insurer to contest the denial of coverage by such insurer in relation to any Pre-Closing claims.

6.12 Related Party Contracts and Obligations.

(a) At or prior to the Closing, the Sellers shall have caused all Related Party Contracts set forth on Schedule 6.12 Part 1 to be terminated, in each case, without any further force or effect, or any Liability to the Target Companies, following the Closing.

(b) The Sellers shall, and shall cause their Affiliates to, take such action, including making such payments as may be necessary, so that, prior to or concurrently with the Closing (or in the case of amounts owed to EPIC Operating under the Operating Agreements or to EPIC Crude Marketing, LP under the EPIC Crude Commercial Contracts, prior to or concurrently with finalizing the Post-Closing Statement), each Target Company, on the one hand, and the Seller Group, on the other hand, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes, advances and other accounts, regardless of their maturity, and all intercompany receivables and payables for the amount due, including any accrued and unpaid interest to but excluding the date of payment. Any such settlement, termination, elimination, repayment or extinguishment shall be without Liability to the Target Companies following Closing or the finalization of the Post-Closing Statement, as applicable.

(c) Following the Closing, the Sellers shall not be entitled to any distributions from Y-Grade GP or Y-Grade LP.

6.13 Letters of Credit and Guaranties. The Buyer shall (and shall cause its Affiliates to) (i) use commercially reasonable efforts to ensure that as of the Closing the Seller Group shall be released from all Credit Support Obligations set forth on Schedule 6.13; and (ii) ensure that as of the Closing substitute arrangements, if required by any beneficiary of any Credit Support Obligation, procured by the Buyer or any of its Affiliates shall be in effect, including substitute letters of credit, guarantees or similar credit support. If any Credit Support Obligations on Schedule 6.13 are not released as of the Closing and cannot otherwise be terminated effective as of the Closing: (i) the Buyer shall, and shall cause the applicable Target Company to use their reasonable best efforts after the Closing, at their sole expense, to cause Seller and its Affiliates to be released from such Credit Support Obligation after the Closing; and (ii) Buyer shall cause the applicable Target Company to indemnify and hold harmless Seller and any of its Affiliates against any liabilities that Seller or any of its Affiliates suffer, incur or are liable and actually pay after the Closing to the extent arising out of or in consequence of any claim or demand for payment made on Seller or any of its Affiliates with respect to any Credit Support Obligation arising out of such Target Company’s operations after the Closing. Sellers shall, and shall cause their Affiliates to, reasonably cooperate with Buyer in connection with the obligations set forth in this Section 6.13.

6.14 Further Assurances. Following the Closing, without further consideration, each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by any other Party to effect, consummate, confirm or evidence the Transactions and carry out the purposes of this Agreement.

6.15 Business Marks. Buyer acknowledges and agrees that, except as expressly provided in this Section 6.15, it does not obtain any right, title or interest in, or license or any other right whatsoever to use, the Business Marks. As soon as practicable following the Closing (and in any event within 180 days after the Closing (the “Transition Period”)), the Buyer shall make any and all filings with any office, agency or body to effect the elimination of any use of the Business Marks from the company names of any Target Companies. As soon as practicable following the Closing (and in any event within the Transition Period), the Buyer shall remove, cover or conceal all Business Marks from all public-facing assets of the Target Companies; provided that the Target Companies may temporarily continue to use the Business Marks during the Transition Period in substantially the same manner as such Business Marks were used by Sellers and their Affiliates (including the Target Companies) in their conduct of the Business immediately prior to the Closing; provided further that Buyer and its Affiliates shall not, and, following the Closing, shall cause each of the Target Companies not to, hold themselves out as having any affiliation with the Seller Group. Furthermore, the Buyer shall use reasonable best efforts to take all other actions necessary to accomplish the obligations set forth in the foregoing of this Section 6.15. The Buyer shall not challenge the ownership of the Business Marks or any application for registration of the Business Marks or any registration the Business Marks or any rights of the Sellers or their Affiliates in the Business Marks as a result, directly or indirectly, of its ownership of Target Companies. Except as expressly provided in this Section 6.15, the Buyer shall not do any business or offer any goods or services under or using the Business Marks and shall not send, or cause or permit any of its Affiliates to send, any correspondence or other materials to any Person on any stationery that contains or reflects any Business Marks. All of the costs of Buyer’s compliance with this Section 6.15 shall be at the sole cost and expense of the Buyer. For the avoidance of doubt, nothing in this Section 6.15 shall preclude any uses of the Business Marks by the Target Companies that are required under applicable Law and references to the Business Marks in historical, tax, regulatory and similar records.

6.16 Mutual Release. Effective upon the Closing, the Sellers, on behalf of themselves and their Affiliates (the “Seller Releasing Parties”), shall irrevocably and unconditionally release and discharge Buyer, each of the Target Companies and each of their respective individual, joint or mutual, past, present and future, direct and indirect Affiliates, successors and assigns and any of their respective Representatives (the “Buyer Released Parties”) from any and all obligations and Liabilities of any kind or nature whatsoever, whether known or unknown and whether at law or in equity, arising from conduct, facts, conditions, transactions, events or circumstances occurring prior to the Closing, including any such claims relating to or arising out of ownership by the Sellers of the Interests. To effectuate the foregoing, the Seller Releasing Parties agree not to seek to recover any amounts in connection with such obligations and Liabilities from the Buyer Released Parties. Also effective upon the Closing, Buyer and each of the Target Companies, on behalf of themselves and their Affiliates (the “Buyer Releasing Parties”), shall irrevocably and unconditionally release and discharge the Sellers and their individual, joint or mutual, past, present and future, direct and indirect Affiliates, successors and assigns and any of their respective Representatives (the “Seller Released Parties”), from any and all obligations and Liabilities of any kind or nature whatsoever, whether known or unknown and whether at law or in equity, arising from conduct, facts, conditions, transactions, events or circumstances occurring prior to the

Closing. To effectuate the foregoing, the Buyer Releasing Parties agree not to seek to recover any amounts in connection with such obligations and liabilities from the Seller Released Parties. Notwithstanding the foregoing, this Section 6.16 shall not affect the rights or obligations of: (1) the Seller Releasing Parties, the Buyer Releasing Parties, or the Target Companies arising under, or in connection with (a) this Agreement or the Transaction Documents or in respect of Fraud, (b) any rights under any commercial agreement entered into between: (i) Seller Releasing Parties, on one hand, and Buyer Released Parties, on the other hand; or (ii) Buyer Releasing Parties, on one hand, and Seller Released Parties, on the other hand; or (c) the Related Party Contracts (other than any Related Party Contracts that are terminated at Closing), or (2) the Buyer Releasing Parties arising under, or in connection with: (a) any defense or affirmative defense which Buyer determines is necessary or desirable to defend against a Proceeding brought against Buyer or its Affiliates by a director, officer, employee, contractor, or agent of the Target Companies; or (b) any claim arising solely out of the fact that a Seller Released Party is or was an employee, former employee or individual service provider of the Target Companies or the Business (clauses (1) and (2), collectively, the “Surviving Claims”).

6.17 Employees

(a) Between the Execution Date and the Closing Date, the Sellers will deliver an updated version of the Business Employee List that is accurate and complete, as of its delivery date, within three Business Days following any change in employment status of any Business Employee. As of the Execution Date, Buyer shall deliver to the Sellers a list of the Business Employees to whom Buyer intends to make offers of employment (such Business Employees, “Offer Employees”). Notwithstanding the foregoing, Buyer may notify the Sellers of additional Business Employees to whom Buyer intends to make offers of employment promptly following each delivery of an updated version of the Business Employee List and, upon such notification, such additional Business Employees shall be treated as Offer Employees.

(b) No later than 30 days prior to the Closing Date, Buyer shall, or shall cause one of its Affiliates to, make a written offer of employment, to each Offer Employee; provided, however, that Buyer shall, or shall cause one of its Affiliates to, make a written offer of employment to each Offer Employee who is employed in a control center (each such Offer Employee, a “Control Center Employee”) up to and until the date that is 30 days prior to the date upon which the applicable services period terminates under the Transition Services Agreement. The terms of each employment offer will be determined by Buyer in its discretion, provided that (A) each offer will provide for a role with duties and responsibilities that are comparable to those applicable to the Offer Employee during his or her employment with EPIC Operating as of the Execution Date and (B) with respect to each Offer Employee who is not a Control Center Employee, each offer will provide for employment at a work location comparable to the location specified in the Business Employee List. Each such offer to each Offer Employee who is not a Control Center Employee will be effective as of the Closing, subject to and conditioned upon: (i) the occurrence of the Closing; (ii) the Offer Employee’s continued employment with the Business through the Closing; and (iii) the Offer Employee’s consent to, and satisfactory completion of, the Buyer’s lawful pre-employment screening requirements, which consist of a criminal background check and drug test (the “Screening Requirements”). Each such offer to each Control Center Employee will be effective as of the expiration of the applicable services period under the Transition Services Agreement, subject to and conditioned upon (i) the occurrence of the Closing; (ii) the Control Center Employee’s continued employment with the Business through the expiration of the applicable services period under the Transition Services Agreement; and (iii) the Control Center Employee’s consent to, and satisfactory completion of, the Screening Requirements. With respect to the Control Center Employees, the covenants set forth in Section 6.1(a)(xix), Section 6.1(a)(xxi) and Section 6.1(a)(xxii) shall continue to apply during the period from the Closing until the expiration of the applicable services period under the Transition Services Agreement or, if earlier, the termination of this Agreement. The Buyer shall provide the Seller with a list that states whether each Offer Employee has accepted or rejected the Buyer’s offer of employment within three Business Days after the response deadline specified in the offer letters. Any Offer Employee who accepts Buyer’s or its applicable Affiliate’s offer of employment made under this Section 6.17 and actually commences employment with Buyer or its applicable affiliate is referred to as a “Hired Employee” in this Agreement. Any (x) Offer Employee who accepts Buyer’s or its applicable Affiliate’s offer of employment made under this Section 6.17 and satisfies the Screening Requirements but does not become a Hired Employee, (y) Control Center Employee who rejects Buyer’s or its applicable Affiliate’s offer of employment made under this Section 6.17 and (z) Hired Employee whose employment is terminated by Buyer or its Affiliate without “Cause” (as defined on Schedule 6.17) during the 12-month period following the Closing Date, in each case, is referred to as a “Severance Eligible Employee” in this Agreement.

(c) Buyer or its applicable Affiliate shall cause each Severance Eligible Employee who becomes a Hired Employee and whose employment is terminated as described in Section 6.17(b)(z) above to be provided with severance and termination benefits as set forth in Schedule 6.17, contingent on such Severance Eligible Employee signing and not revoking a general release of claims in favor of the Buyer and its Affiliates. Within thirty (30) days of Seller’s written notice to Buyer, Buyer shall reimburse Seller for the severance and termination benefits determined in accordance with Schedule 6.17 paid by Seller or its Affiliate to any Severance Eligible Employee who does not become a Hired Employee in accordance with (x) Section 6.17(b)(x) above or (y) Section 6.17(b)(y) above, provided that Seller shall remain solely liable for any severance and termination benefits in respect of the first five Control Center Employees who reject Buyer’s offer of employment in accordance with Section 6.17(b)(y) above and Buyer shall have no obligation to reimburse Seller for the cost of such severance and termination benefits.

(d) From and after the date on which employment commences, the Hired Employees will be eligible to participate in the applicable compensation and benefit plans of Buyer and its Affiliates in accordance with the terms of such plans and the terms of the applicable employment policies maintained by Buyer and its Affiliates.

(e) Seller or its applicable Affiliate shall pay to each Hired Employee who, as of immediately prior to the Execution Date, is eligible for an annual bonus for 2024 an annual bonus payment in respect of the 2024 performance period calculated based on actual performance.

(f) Seller or its applicable Affiliate shall pay to each Hired Employee who, as of immediately prior to the Closing Date, is eligible for an annual bonus for 2025 an annual bonus payment in respect of the 2025 performance period calculated based on target performance and pro-rated based on the number of days elapsed in the 2025 performance period prior to the Closing Date (each, a “Prorated 2025 Bonus”). The Prorated 2025 Bonuses will be paid within ten Business Days following the Closing Date. Sellers shall deliver to Buyer, within ten Business Days following the Closing Date, evidence reasonably satisfactory to Buyer that the Prorated 2025 Bonuses have been paid.

(g) Sellers or their Affiliates shall retain and be responsible for, and shall indemnify and hold Buyer harmless with respect to, any and all Liabilities in respect of: (i) except as expressly set forth in Section 6.17(b) and Section 6.17(c), current and former employees of the Seller Group (including without limitation Business Employees) who are not Hired Employees, whether arising before, on or after the Closing; (ii) each Hired Employee to the extent relating to, or arising with respect to, any period prior to the date upon which such Hired Employee’s offer of employment becomes effective.

(h) Nothing contained in this Section 6.17, express or implied: (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, policy, contract, agreement or arrangement; (ii) shall alter or limit the Buyer’s ability to amend, modify or terminate any particular benefit or compensation plan, program, policy, contract, agreement or arrangement; (iii) is intended to confer upon any current or former employee or other service provider any right to employment or continued employment for any period of time or any right to a particular term or condition of employment or (iv) is intended to confer upon any individual, including employees, other service providers, retirees, or dependents or beneficiaries of employees or other service providers or retirees, any right as a third-party beneficiary of this Agreement.

6.18 Payoff Documentation. The Sellers shall use reasonable best efforts to:

(a) deliver notices of prepayment in respect of the Existing Credit Agreements within the time periods required by the Existing Credit Agreements;

(b) deliver the Payoff Documentation in final executed form to the Buyer two Business Days prior to the Closing Date; and

(c) assist with the migration, cash collateralization, backstopping, or other treatment determined by Buyer of any letters of credit, bank guarantees, or similar instruments or arrangements of the Target Companies in connection with Closing.

6.19 Pre-Closing Restructuring; Wrong Pockets.

(a) As promptly as practicable after the Execution Date and in any event prior to the Closing: Y-Grade Holdings shall cause EPIC Operating to: (i) contribute, convey, transfer, assign and deliver, or to cause to be contributed, conveyed, transferred, assigned and delivered, to the Target Companies, the Transferred Assets pursuant to the Transferred Asset Assignment and as more particularly set forth on Schedule 6.19; and (ii) take such other actions as set forth on Schedule 6.19 (such steps, the “Pre-Closing Restructuring Steps” and, such actions, the “Pre-Closing Restructuring”). Prior to effecting any

Pre-Closing Restructuring Step, the Seller Representative shall give Buyer sufficient opportunity to review and comment on all documentation relating to such Pre-Closing Restructuring Step and shall consider and incorporate in good faith any such reasonable comments made by Buyer; provided that any such documentation shall be subject to in all respects the terms and conditions of this Agreement, and nothing contained in such documentation shall, or shall be deemed to, modify, alter, amend, supersede or otherwise affect any of the terms, obligations, agreements, conditions, covenants or any other provisions contained in this Agreement. For the avoidance of doubt: (i) any agreements to effect the Pre-Closing Restructuring shall not have any effect on the value being given or received by Sellers or Buyer; (ii) any Transferred Assets shall be deemed Business Assets; and (iii) the Pre-Closing Restructuring shall not involve the transfer of any Business Assets that are already owned or held by one of the Target Companies.

(b) If, following the Closing, any Transferred Asset is found to have been transferred to or retained by a member of the Seller Group, either directly or indirectly, the applicable Seller shall transfer, or cause its applicable Affiliate to transfer, such Business Asset to Buyer or its applicable Affiliate as soon as practicable and Buyer or its applicable Affiliate shall accept and assume such Business Asset. Except as otherwise provided in this Agreement or the Transaction Documents, following the Closing: (x) if any revenue or other payments due with respect to the Business are paid to the Seller Group, the Sellers shall, or shall cause the applicable Affiliate to, promptly remit by wire or draft such payment to an account designated in writing by Buyer and (y) if any third-party invoices owed with respect to the Business are received by the Seller Group, the Seller Group shall promptly send such invoices to Buyer and the Target Company shall be responsible for and shall pay such invoices.

6.20 Litigation Support. From and after the Closing and until the termination of the Transition Services Agreement in accordance with its terms, in the event Buyer or any of its Affiliates (including the Target Companies) is prosecuting, contesting or defending any Proceeding, investigation, charge, claim, or demand by or against a third party unaffiliated with the other party to this Agreement or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, Liability or loss in connection with (a) any transactions contemplated under this Agreement or any Transaction Document; or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the Target Companies, the Seller Group shall, and shall cause their and their officers, employees, and representatives to, reasonably cooperate with Buyer and its counsel in such prosecution, contest or defense, including providing such access to their books and records and taking such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense. Any reasonable costs and expenses (including internal charges) incurred in providing such cooperation shall be reimbursed by Buyer or its Affiliates.

6.21 Third-Party Consents.

(a) The Sellers shall, and shall cause their Affiliates to, reasonably cooperate with Buyer and use reasonable best efforts to obtain, as promptly as possible but in no event later than the Closing, the Required Third-Party Consents, and make all Required Notifications, in each case, unless otherwise requested by Buyer; provided, that none of the Parties nor any of their Affiliates shall be obligated to make any non de minimis payments or otherwise pay any consideration to any Person or to commence or participate in any Proceeding in connection with any Required Third-Party Consent. To the extent any Required Third Party Consents have not been obtained as of the Closing, for 12 months following the Closing, the Sellers and Buyer shall use reasonable best efforts to obtain all such Required Third Party Consents following the Closing Date.

(b) Notwithstanding anything to the contrary contained in this Agreement, neither Party nor any of their respective Affiliates shall have any obligation to make any payments or incur any Liability or offer or grant any concession or accommodation (financial or otherwise) or commence or participate in any Proceeding in order to obtain any consents or approvals of third parties or effect the transfers or arrangements contemplated by this Section 6.21, and none of the Sellers, Buyer or their respective Affiliates shall have any Liability whatsoever to each other or any of their respective Affiliates arising out of or relating to the failure to obtain any such consents or approvals, and the failure to receive any such consents or approvals or to effect any such transfers or arrangements (in and of itself) shall not be taken into account with respect to whether any condition to the Closing set forth in Section 2.6 shall have been satisfied.

6.22 Non-Solicitation; Non-Compete.

(a) For a period of one year following the Closing Date, Y-Grade Holdings shall not, and shall cause EPIC Consolidated Operations, LLC (“EPIC Operating”) not to: (i) directly or indirectly recruit (as an employee, director or consultant), solicit for employment as an employee, director or consultant or otherwise induce to terminate his or her directorship, employment or consultancy, as the case may be, any Hired Employee, or (ii) hire or knowingly assist another person or entity in hiring or engaging as a consultant or employee any of the Hired Employees. The preceding sentence does not, however, prohibit Y-Grade Holdings or EPIC Operating from: (x) making general solicitations for employment by means of advertisements, public notices, or internal or external websites or job search engines that are not targeting the Buyer’s or its Affiliates’ employees or any hiring that results solely as a result of such solicitation; (y) hiring any employees who contact such Party or its Affiliates on his or her own initiative without solicitation by or encouragement from such Party or its Affiliates; or (z) soliciting for employment or hiring any person whose employment with the Buyer, the Target Companies, or their Affiliates, as applicable, was terminated at least six months prior to such solicitation.

(b) For a period of one year following the Closing Date, Y-Grade Holdings shall not, and shall cause EPIC Operating not to, directly or indirectly: (x) engage in or own any interest, manage, or control (whether as an owner, operator, manager, consultant or otherwise), render services for or consult with, any Competing Business in any capacity; or (y) intentionally interfere with the business relationships (whether formed prior to or after the date of this Agreement) between the Target Companies and their respective brokers, customers, suppliers, distributors and sales representatives; provided, that nothing in this Agreement shall restrict the Sellers or their Affiliates at any time from acquiring and, after such acquisition, owning any interest in a Person that is engaged in a Competing Business and operating such Competing Business if: (A) such Competing Business generated 10% or less of such Person’s consolidated annual revenues in the last completed fiscal year of such Person; and (B) the Sellers or their Affiliates, within 12 months after the consummation of such acquisition, divests the Competing Business or otherwise causes the Competing Business to cease operations.

6.23 Exclusivity.

(a) During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers shall not, and shall cause the Target Companies and their Affiliates and any Representatives of the foregoing not to knowingly: (a) solicit, initiate discussions or encourage or engage in negotiations with any Person, other than Buyer or its Affiliates, relating to the possible acquisition, directly or indirectly, of any portion of the Equity Interests, or any securities convertible into or exercisable or exchangeable for any Equity Interests, or assets of the Target Companies or the Business (whether by way of merger, purchase of Equity Interests, purchase of assets, loan or otherwise) or a recapitalization or joint venture or other business combination or extraordinary business transaction of or involving the Target Companies or the Business (each an “Acquisition Transaction”) or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any Person (other than Buyer or its Affiliates) to seek to do any of the foregoing and will immediately terminate any such solicitations, discussions, and negotiations; (b) provide non-public information or documentation with respect to any Target Company or the Business to any Person, other than Buyer or its Affiliates or its or their respective Representatives, relating to an Acquisition Transaction; or (c) enter into any term sheet, memorandum of understanding or definitive agreement with any Person, other than Buyer or its Affiliates, with respect to an Acquisition Transaction.

(b) The Sellers and their Affiliates shall immediately terminate access by any Person (other than Buyer or its Affiliates or its or their respective Representatives) to any non-public or confidential information relating to the Target Companies that has been provided to prospective purchasers and their Affiliates and representatives in connection with an acquisition of any part of the Business or the Target Companies (including through the any online or other data sites) (any such information, “Transaction Information”), and within five Business Days of the Execution Date, request in writing that all prospective purchasers of the Business or the Target Companies to whom Transaction Information concerning the Business or the Target Companies has been distributed on or prior to the Execution Date in connection with the process relating to the sale of the Business or the Target Companies (other than Buyer and its representatives acting on its behalf) return such information to the Seller (or destroy such information) and cause their Affiliates and representatives to do the same in accordance with the terms of the confidentiality agreements between the Sellers or any of their Affiliates and the Target Companies, on the one hand, and such prospective purchasers, on the other hand.

6.24 Consent and Waiver. Each Seller, on behalf of itself and its Affiliates, irrevocably consents to the Transactions and waives any preemptive right, right of first offer, option, termination right or other right that it may have under the Organizational Documents of the Target Companies or otherwise arising out of, in connection with or with respect to the Transactions.

6.25 Initial Expansion. The Sellers shall keep Buyer apprised on a reasonably current basis regarding the status of the construction of the Expansion Project, including any actual or reasonably foreseeable capital expenditures, and shall provide Buyer with such information as Buyer may reasonably request in connection therewith. Capitalized terms used in this Section 6.25 but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the BANGL UJI.

6.26 MIP Payments.

(a) Subject to the Buyer’s payment of the MIP Amount in accordance with Section 2.7(b)(ix), Y-Grade Holdings shall within five Business Days of the Closing Date, cause EPIC Operating to pay in full any and all accrued payments to each MIP participant as required under the MIP, as necessary to cause the automatic termination of the MIP under Section 7(b) of the MIP.

(b) The Sellers or their Affiliates shall require, as a condition to the receipt of payments under the MIP, each MIP participant to whom a payment was made pursuant to Section 6.26(a), to execute an acknowledgement that such payment was made in full satisfaction of the participant’s entitlement under the MIP. Sellers or their Affiliates will deliver copies of all such executed acknowledgements to Buyer within five Business Days following the Closing.

ARTICLE VII

TERMINATION

7.1 Termination at or Prior to the Closing.

(a) This Agreement may be terminated prior to the Closing:

(i) by the mutual written consent of the Seller Representative and the Buyer;

(ii) by the Seller Representative or the Buyer by written notice to the other Party at any time after the Outside Date if the Closing has not been consummated on or before the Outside Date, unless extended by written agreement of the Parties;

(iii) by the Seller Representative or the Buyer by written notice to the other Party at any time if any final and non-appealable Order or Law is in effect enjoining or preventing the consummation of the Transactions or making the consummation of the Transaction illegal; provided that the right to terminate this Agreement under this Section 7.1(a)(iii) shall not be available to any Party whose material breach of any provision of this Agreement shall have been the primary cause of, or resulted in, the issuance of such Order or Law.

(iv) by the Seller Representative by written notice to the Buyer, if Buyer has breached any of its representations or warranties set forth in this Agreement (or if any such representations or warranties fail to be true) or the Buyer has failed to perform any of its covenants set forth in this Agreement, which breach or failure: (A) would give rise to the failure of a condition set forth in Section 2.6(b)(i) or Section 2.6(b)(ii); and (B) is incapable of being cured, or is not cured by the Buyer by the earlier of: (1) the Business Day before the Outside Date; and (2) 30 days following receipt of written notice from the Seller Representative of such breach or failure; provided that the right to terminate this Agreement under this Section 7.1(a)(iv) shall not be available to the Seller Representative if the Seller Representative or any Seller is then in material breach of any representation, warranty, covenant or other agreement under this Agreement that would give rise to the failure of a condition set forth in Section 2.6(c)(i) or Section 2.6(c)(ii);

(v) by the Buyer by written notice to the Seller Representative, if the Sellers have breached any of their representations or warranties set forth in this Agreement (or if any such representations or warranties fail to be true) or the Sellers have failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure: (A) would give rise to the failure of a condition set forth in Section 2.6(c)(i) or Section 2.6(c)(ii); and (B) is incapable of being cured, or is not cured by the Sellers by the earlier of: (1) the Business Day before the Outside Date; and (2) 30 days following receipt of written notice from the Buyer of such breach or failure; provided that the right to terminate this Agreement under this Section 7.1(a)(v) shall not be available to the Buyer if the Buyer is then in material breach of any representation, warranty, covenant or other agreement under this Agreement that would give rise to the failure of a condition set forth in Section 2.6(b)(i) or Section 2.6(b)(ii); and

(vi) by the Seller Representative by written notice to the Buyer, if: (A) all of the conditions set forth in Section 2.6(a) and Section 2.6(c) have been and continue to be satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 2.2; (B) the Seller Representative has confirmed by irrevocable written notice (a “Closing Failure Notice”) delivered to the Buyer that (x) all conditions set forth in Section 2.6(a) and Section 2.6(b) have been and remain satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) or that it has irrevocably waived any unsatisfied conditions in Section 2.6(a) and Section 2.6(b); and (y) the Sellers are ready, willing and able to consummate the transactions contemplated by this Agreement on such date of notice and at all times during the five Business Day period immediately thereafter and (C) the Buyer fails to consummate the Transactions (including the Closing) within such five Business Day period after the date of the delivery of Closing Failure Notice.

(b) Notwithstanding Section 7.1(a)(ii), the right to terminate this Agreement under Section 7.1(a)(ii) will not be available to a Party if: (A) the failure to be satisfied of any condition set forth in Section 2.6 was primarily due to, or resulted from, the material failure of such Party to perform any of its obligations under this Agreement or (B) the other Party has filed in good faith an action before a Governmental Authority seeking specific performance to cause such Party to consummate the Closing as permitted by Section 9.12 (and then solely for so long as such other Party continues to diligently pursue such action in good faith).

7.2 Effect of Termination; Remedies.

(a) In the event of the termination of this Agreement under Section 7.1(a) (other than Section 7.1(a)(i)), the written notice of termination delivered by the terminating Party shall specify the provision of this Agreement pursuant to which such termination is made. Upon the valid delivery of such written notice, this Agreement shall become void and there shall be no further obligation on the part of any Party or its respective Representatives, except that: (i) nothing in this Agreement shall relieve either Party from Liability for damages resulting from Fraud, (ii) other than in the case of a termination pursuant to Section 7.1(a)(vi), in which case the remedies expressly provided under the Expansion Side Letter and shall be the sole and exclusive remedies of the Sellers (other than damages resulting from Fraud), nothing in this Agreement shall relieve either Party from Liability for damages resulting from willful and material breach; and (iii) the provisions of Section 6.2(h), Section 6.8, Section 6.10, Section 6.25, this Section 7.2 and Article IX (and any defined terms used in such Sections) shall survive any termination of this Agreement. The Confidentiality Agreement, the Clean Team Confidentiality Agreement, the Expansion Side Letter and the NAESB Confirmation shall also continue pursuant to its terms. IN NO EVENT SHALL ANY PARTY BE ENTITLED TO EXEMPLARY, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL DAMAGES AND/OR LOST PROFITS. Notwithstanding the foregoing, diminution in value of the Business or the Target Companies (including reduced value paid for the Business or Target Companies by a subsequent buyer) shall not be waived.

(b) If this Agreement is terminated by the Buyer or the Seller Representative pursuant to: (i) Section 7.1(a)(ii) or (ii) Section 7.1(a)(iii) and the applicable Law or Order giving rise to such termination pursuant to Section 7.1(a)(iii) is issued under or pursuant to or relating to any Antitrust Law and, in either case of clause (i) or (ii), the only conditions to Closing set forth in Section 2.6 that have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived by the applicable Party in writing on or prior to the date of such termination are the conditions to the Closing set forth in Section 2.6(a)(i) (as it relates to any Antitrust Law) or Section 2.6(a)(ii), then the Buyer shall pay to the Seller Representative an amount equal to all out-of-pocket reasonable and documented attorneys’ fees and other expenses and litigation costs of the Sellers in connection with obtaining any clearances or waiting period expirations or terminations required under any Antitrust Law in connection with the Transactions (the “Expense Reimbursement”). Notwithstanding the foregoing, such Expense Reimbursement shall not exceed $25,000,000 in the aggregate. To the fullest extent permitted by Law, (1) the Sellers’ rights set forth in this Section 7.2(b) shall be the sole and exclusive remedy of the Sellers (other than as expressly set forth in Section 7.2(a)) if the Closing does not occur as a result of the termination of this Agreement and (2) in no event shall the Buyer or its Affiliates be obligated to pay both the Expense Reimbursement and/or damages (to the extent permitted pursuant to Section 7.2(a)), on the one hand, and the Additional Fee, on the other hand.

(c) Except as described in Section 7.2(b), in all other instances of the termination of this Agreement, no Party shall have any liabilities or obligations to the other Party as a result of such termination, other than (i) certain covenants under this Agreement that would survive such termination as described in Section 7.2(a) and (ii) the remedies expressly set forth in the Expansion Side Letter.

(d) Each Party acknowledges and agrees that the agreements contained in this Section 7.2 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement. The Buyer and the Sellers acknowledge and agree that: (i) the Buyer and the Sellers have expressly negotiated the provisions of this Section 7.2; and (ii) in light of the circumstances existing at the time of the execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by the Sellers and their Affiliates), the provisions of this Section 7.2 are reasonable. While the Sellers and the Seller Representative may pursue multiple remedies, in no event shall the Sellers be permitted or entitled to collect the Expense Reimbursement in circumstances in which the Closing occurs.

(e) Nothing in this Section 7.2 shall limit: (i) any obligations under the Confidentiality Agreement and the Clean Team Confidentiality Agreement; or (ii) any Party’s right to seek specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to enforce specifically this Agreement and the terms and provisions of this Agreement in accordance with Section 9.12.

ARTICLE VIII

SURVIVAL AND REMEDIES

8.1 No Survival. Each of the representations, warranties, covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by a Party on or prior to the Closing) of the Parties set forth in this Agreement or certificate delivered under this Agreement, will terminate as of the Closing. Consequently, neither the Buyer, nor any of its Affiliates shall have any claim for breach of any representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) (to the extent such covenant or agreement contemplates or requires performance by a Party on or prior to the Closing) that may be brought with respect to the applicable documents after the Closing, except in the case of Fraud. Each covenant and agreement that contemplates performance (in full or in part) at or after the Closing, will, in each case and to such extent, expressly survive the Closing until the date that is 30 days following the full performance thereof in accordance with its terms. Except in the case of Fraud, no Party shall have any liability or other obligation with respect to any such covenant or agreement after it expires in accordance with its terms. The Parties acknowledge and agree that nothing in this Section 8.1 shall be deemed to limit any rights or remedies of any Person for breach of any surviving covenant or agreement until fully performed. The Parties further acknowledge and agree that Buyer will also be liable for any covenant or agreement requiring performance by the Target Companies after the Closing. Except for Fraud, the Buyer’s sole and exclusive source of recovery for any Losses (including Losses arising under Environmental Laws) due to this Agreement, the Transactions or the other transactions contemplated by this Agreement, including a breach or misrepresentation of any representation and warranties of the Sellers or the Target Companies in this Agreement or in any certificate or instrument delivered by the Sellers or the Target Companies pursuant to this Agreement shall be recovery from the insurance coverage provided by the R&W Insurance Policy. Nothing in this Agreement, including this Section 8.1, shall limit Buyer’s right of recovery under the R&W Insurance Policy or in the event of Fraud. Except for Fraud, in no event will the Buyer, the Sellers or any of their respective Affiliates make (or be entitled to make) a claim for indemnification pursuant to this Agreement in respect of any Loss (including any Loss arising under Environmental Laws) resulting from any breach or misrepresentation of any representation and warranty pursuant to this Agreement or any representation and warranty in any certificate or instrument delivered by pursuant to this Agreement. The agreements contained in this Article VIII are an integral part of the Transactions and, without the agreements set forth in this Article VIII, none of the Parties would enter into this Agreement.

8.2 Indemnification by Buyer. Subject to the provisions of this Article VIII, effective as of and after the Closing, Buyer shall indemnify, defend and hold harmless the Seller Group and their respective Representatives (collectively, the “Seller Indemnified Parties”), from and against any and all Losses incurred or suffered by any of the Seller Indemnified Parties to the extent arising out of or resulting from: (a) the Transferred Assets, or (b) items 2 and 3 on Schedule 4.11, in each case, except to the extent such Losses resulted or arose from the Fraud, gross negligence, willful misconduct or bad faith of any Seller Indemnified Party.

8.3 Indemnification Procedures. Any Seller Indemnified Party seeking indemnity under this Article VIII (referred to in this Section 8.3 as the “Indemnitee”), shall promptly give the Buyer (referred to in this Section 8.3 as the “Indemnitor”) notice in writing of any claims for Losses made or Proceedings commenced for which the Indemnitee claims to be entitled to defense or indemnification under this Agreement. Such notice shall state with as much detail as is reasonably practicable the facts and circumstances giving rise to the Losses, a copy of any documentation received from any third party in connection with such Losses and the amount and calculation of the Losses for which the Indemnitee is entitled to indemnification under this Article VIII, and shall be given promptly after the Indemnitee becomes aware of such Losses or Proceedings. The Indemnitee shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. If the Indemnitor undertakes to control and defend any such claim or Proceedings in accordance with the next sentence, the Indemnitor shall reasonably confer with the Indemnitee concerning the defense of any such claim or Proceedings and the Indemnitee shall reasonably cooperate with the Indemnitor and its counsel in the defense against, and settlement of, such claim or Proceedings. Subject to the remainder of this Section 8.3, the Indemnitor or its insurer shall have the right, but not the obligation, to retain control of the conduct of such defense, including the selection and management of counsel. Notwithstanding the foregoing, however, if the Indemnitor does not agree to provide defense and indemnity, the Indemnitee shall have the right to control its own defense but shall not (i) settle any Third Party claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnitee from all liability in respect of such Third Party claim or (ii) settle any Third Party claim or consent to the entry of any judgment with respect thereto in any manner that would materially and adversely affect the

Indemnitor (other than as a result of money damages covered by the indemnity), in each case, without first providing written notice of the terms of such settlement and providing Indemnitor five Business Days to agree to assume the defense and indemnification of such claim; provided further, that the Indemnitor shall nevertheless be entitled to participate in the defense of such Proceeding at its own cost and expense. The Indemnitee may, upon written notice to the Indemnitor and at the Indemnitee’s sole cost and expense, select its own counsel to participate in and be present for the defense of any such Loss or Proceeding, provided such counsel shall not take any action in the course of such defense or Proceeding to prejudice the defense of such Loss or proceeding and shall not assert any position in any Proceeding inconsistent with that asserted by the Indemnitor.

8.4 Exclusive Remedy. The Buyer and the Sellers acknowledge and agree that, except with respect to claims under the Transaction Documents, for matters covered by Section 2.5, for the Surviving Claims and for claims in respect of Fraud, following the Closing, the indemnification provisions of Section 8.2 shall be the sole and exclusive remedies of Sellers and any of their respective Affiliates for any Liabilities (including in respect of any claims for breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise, and including with respect to any matter arising under any Environmental Law and whether predicated on common law, statute, strict liability, or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Transactions or the other transactions contemplated by this Agreement, including any breach of any representation or warranty in this Agreement by Buyer, or any breach of or failure by Buyer to perform or comply with any covenant or agreement in this Agreement and the other Transaction Documents.

8.5 Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Losses shall be net of any third-party insurance or indemnity, contribution or similar proceeds that have been recovered by the Indemnitee or its Affiliates in respect of a matter with respect to which the Indemnitor is otherwise indemnifying the Indemnitee (in each case, net of the cost and expense and any Taxes incurred in connection with obtaining any such insurance, indemnity, contribution or similar proceeds). If third-party insurance or indemnification, contribution or similar proceeds in respect of the facts giving rise to such matter are recovered by the Indemnitee or its Affiliates subsequent to the Indemnitor making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnitor to the extent of the indemnification payment previously made (in each case, net of the cost and expense and any Taxes incurred in connection with obtaining any such insurance, indemnity, contribution or similar proceeds). Upon making any payment to the Indemnitee for any indemnification claim pursuant to this Article VIII, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnitee may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnitee shall assign any such rights to the Indemnitor.

8.6 Limitations. The total aggregate liabilities of the Sellers for any Fraud by the Target Companies shall not exceed an amount equal to (a) if this Agreement is terminated prior to Closing, the sum of (a) the Base Purchase Price and (b) the Prepayment Amount, and (b) in all other cases, the Base Purchase Price. Any Fraud by the Target Companies shall be borne by the Sellers proportionally based on such Seller’s ownership percentage in Y-Grade LP.

ARTICLE IX

MISCELLANEOUS

9.1 Seller Representative.

(a) Each of the Sellers, by executing this Agreement, irrevocably constitutes and appoints Y-Grade Holdings and its successors, as such appointing Person’s attorney-in-fact to act on behalf of such Person in connection with the authority granted to the Seller Representative pursuant to this Section 9.1 (such Person in such capacity, the “Seller Representative”) with respect to the matters expressly delegated to the Seller Representative in this Agreement. Each of the Sellers further acknowledges and agrees that such appointment is coupled with an interest and shall survive the bankruptcy, dissolution or liquidation of such Seller. Should the Seller Representative resign or be unable to serve, the Sellers may appoint a replacement by designating the same in a written notice delivered to the Buyer.

(b) Each of the Sellers, by the appointment described in Section 9.1(a) authorizes the Seller Representative subsequent to the Execution Date: (i) to give and receive written consents, reports, notices and communications to or from the Buyer relating to this Agreement, the Transactions and the other Transaction Documents; (ii) to act on such appointing Person’s behalf with respect to the matters delegated to the Seller Representative in this Agreement affecting such appointing Person in this Agreement, including giving and receiving all notices and communications to be given or received with respect to any such matters; (iii) to execute and deliver on behalf of such Seller any amendment or waiver in connection with this Agreement, the Transactions and the other Transaction Documents as the Seller Representative may deem necessary or desirable; (iv) to prepare, revise, supplement, update or amend any schedule, exhibit or other document required to be delivered by or under this Agreement; (v) to do each and every act and exercise any and all rights which the Seller Representative is permitted or required to do or exercise under this Agreement; (vi) to negotiate, compromise and resolve any dispute that may arise under this Agreement; and (vii) to retain counsel, accountants and other experts in connection with any of the foregoing. The Sellers: (x) shall bear any fees and expenses in connection with the foregoing clauses (i) through (vii); and (y) agree to be bound by all agreements, determinations, and documents executed and delivered by the Seller Representative pursuant to the authority granted to the Seller Representative under this Agreement. Each Seller severally, for itself only and not jointly, agrees to indemnify and hold harmless the Seller Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Seller Representative in connection with any action, suit or proceeding to which the Seller Representative is made a party by reason of the fact it is or was acting as the Seller Representative pursuant to the terms of this Agreement (including any expenses incurred by the Seller Representative in connection with the performance of its duties under this Agreement).

(c) By the execution of this Agreement, each of the Sellers, expressly acknowledges and agrees that: (i) the Seller Representative is authorized to act on its behalf with respect to the matters expressly delegated to the Seller Representative in this Agreement, notwithstanding any dispute or disagreement between such appointing Person and the Seller Representative; and (ii) the Buyer will be entitled to solely interact with, and rely on any and all actions taken by, the Seller Representative with respect to the matters expressly delegated to the Seller Representative under this Agreement or any Transaction Document without any Liability to, or obligation to inquire of, such appointing Person. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Seller Representative that is within the scope of the Seller Representative’s authority under this Section 9.1 will constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Sellers and will be final, binding and conclusive upon such appointing Person. The Buyer will be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or interaction of, such appointing Person and the Sellers.

(d) By reason of this Agreement or otherwise, the Seller Representative shall not have a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Seller Representative shall not be liable to any Seller for any action taken or omitted by the Seller Representative or any agent employed by it with respect to any matter expressly delegated to the Seller Representative under this Agreement or under any other Transaction Document. Notwithstanding the foregoing, the Seller Representative shall not be relieved of any liability imposed by Law for actual fraud. If any apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from the other Sellers any payment in excess of the amount to which they are determined to have been entitled.

(e) For the avoidance of doubt, none of the Buyer or any of its Affiliates (including, after the Closing, the Target Companies) shall have any liability to the Seller Representative, in its capacity as Seller Representative, for Losses arising out of or related to this Agreement or the transactions contemplated hereby, and the Seller Representative expressly acknowledges the foregoing. None of the Buyer or any of its Affiliates (including, after the Closing, the Target Companies) shall have any liability for any action taken in accordance with or in reliance upon any instruction from, or action by, the Seller Representative.

9.2 Assignment. Neither Party may assign this Agreement or any of its rights or obligations arising under this Agreement without the prior written consent of the other Party, except that the Buyer may assign this Agreement and any or all of its rights and interests under this Agreement to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations under this Agreement, in each case, so long as the Buyer is not relieved of any Liability or obligations under this Agreement. Nothing in this Agreement is intended to limit the ability of the Buyer to assign its rights to the insurer under the R&W Insurance Policy pursuant to the subrogation provisions of the R&W Insurance Policy. Subject to the preceding sentences of this Section 9.2, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.2, shall be null and void.

9.3 Amendments and Waiver. This Agreement may be amended, superseded or canceled only by a written instrument duly executed by each Party which instrument specifically states that it amends, supersedes or cancels this Agreement. Any of the terms of this Agreement and any condition to a Party’s obligations under this Agreement may be waived only in writing by that Party specifically stating that it waives a term or condition of this Agreement. No waiver by a Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character. Nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided in writing.

9.4 Entire Agreement. This Agreement (together with any Exhibits and Schedules to this Agreement), the Transaction Documents and all certificates, documents, instruments and writings that are delivered pursuant to this Agreement or the Transaction Documents contain the entire understanding of the Parties with respect to the Transactions. This Agreement (together with any Exhibits and Schedules to this Agreement) and the Transaction Documents supersede all prior agreements, arrangements and understandings relating to the subject matter of this Agreement other than the Confidentiality Agreement and the Clean Team Confidentiality Agreement, which is ratified by the Parties.

9.5 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

9.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement may be executed and delivered by email or other electronic transmission (including in portable document format (.pdf)), and delivery of the executed signature page by such method will be deemed to have the same effect as if an original signature had been delivered to the other Parties.

9.7 Governing Law and Dispute Resolution.

(a) Governing Law. THE LAWS OF THE STATE OF DELAWARE SHALL EXCLUSIVELY GOVERN: (I) ALL DISPUTES, CLAIMS, CONTROVERSIES OR MATTERS BASED UPON, RELATED TO OR ARISING FROM THIS AGREEMENT (INCLUDING ANY TORT OR NON-CONTRACTUAL CLAIMS), OR ANY OF THE

TRANSACTIONS; AND (II) ANY QUESTIONS CONCERNING THE CONSTRUCTION, INTERPRETATION, VALIDITY AND ENFORCEABILITY OF THIS AGREEMENT, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, IN EACH CASE WITHOUT GIVING EFFECT TO ANY CHOICE-OF-LAW OR CONFLICT-OF-LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b) Consent to Jurisdiction. Each of the Parties agrees that jurisdiction and venue in any suit, action, or proceeding brought by any party pursuant to this Agreement shall properly and exclusively lie in the Chancery Court of the State of Delaware sitting in Wilmington, Delaware and any related appellate courts, or in the event (but only in the event) that such Chancery Court of the State of Delaware does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County (the “Chosen Courts”). Nothing in this Section 9.7(b), however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each Party further agrees and covenants that no proceeding relating to this Agreement or the Transactions shall be brought by it except in the Chosen Courts. The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to: (i) the laying of venue of any proceeding arising out of or relating to this Agreement or the Transactions in the Chosen Courts; or (ii) that any such proceeding brought in the Chosen Courts has been brought in an inconvenient forum. Each Party agrees that a final judgment in any proceeding brought in the Chosen Courts shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(c) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, CLAIM, CONTROVERSY OR MATTER BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG SUCH PERSONS BY THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

9.8 Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given under this Agreement by any Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by e-mail (without notice of failed delivery) to the addresses of the Parties as follows:

If to the Buyer or, after the Closing, the Target Companies:

Phillips 66 Company
2331 CityWest Blvd
Houston, TX 77042
Attention:	Sean M. Tobin
Email:	Sean.M.Tobin@p66.com

with a copy to (which shall not constitute notice but shall be necessary for proper notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Gregory E. Ostling
Meng Lu
George N. Tepe
Email:	GEOstling@wlrk.com
MLu@wlrk.com
GNTepe@wlrk.com

If to the Seller Representative or, prior to the Closing, the Target Companies:

EPIC Midstream Holdings, LP

1000 Louisiana St., Suite 6500

Attention: Brian Freed; Mike Garberding

Email: brian.freed@epicmid.com; mike.garberding@epicmid.com;

legalnotices@epicmid.com

With a copy (which shall not constitute notice) to:

Ares Management LLC

1800 Avenue of the Stars, 12th Floor

Los Angeles, California 90067

Attention: Robert Kimmel; Eric Waxman; PE General Counsel

Email: rkimmel@aresmgmt.com; ewaxman@aresmgmt.com;

PEGeneralCounsel@aresmgmt.com

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, TX 77002

Attention: Jonathan Benloulou, P.C; Chad M. Smith, P.C.; William C. Eiland II

E-mail: jonathan.benloulou@kirkland.com; chad.smith@kirkland.com; william.eiland@kirkland.com

Chevron Corporate Business Development

1400 Smith Street, 47th floor

Houston, TX 77002

Attention: Kyle Simson, Meghan Fisher

E-mail: Ksimson@chevron.com; MeghanFisher@chevron.com

and

SCM EPIC, LLC

c/o FS Investments

New York, NY 10022

Attention: Rushabh Vora

E-mail: rushabh.vora@fsinvestments.com

or at such other address as a Party may designate by written notice to the other Party in the manner provided in this Section 9.8. Notice by mail shall be deemed to have been given and received on the third day after posting. Notice by messenger, overnight delivery service, e-mail transmission or personal delivery shall be deemed given on the date of actual delivery.

9.9 Conflict Waiver; Attorney-Client Privilege.

(a) It is acknowledged by each of the Parties that Kirkland & Ellis LLP (“Seller Counsel”) represented the Sellers and the Target Companies in connection with the negotiation of this Agreement and the Transaction Documents (the “Prior Representation”). The Buyer agrees, on its own behalf, on behalf of its Affiliates and, effective as of the Closing, on behalf of the Target Companies, that such representation and any prior representation of the Target Companies by Seller Counsel shall not preclude Seller Counsel from serving as counsel to the Sellers or any director, manager, member, equityholder, partner, officer or employee of the Sellers, in connection with any litigation, Claim or obligation arising out of or relating to this Agreement, the Transactions or the Transaction Documents or in any other post-Closing matter in which the interests of any such Person or Persons and the Buyer or its Affiliates (including the Target Companies) are adverse.

(b) The Buyer shall not, and shall cause the Target Companies not to, seek or have Seller Counsel disqualified from any such post-closing representation based upon the Prior Representation of the Target Companies by Seller Counsel prior to Closing. Each of the Parties consents to and waives any conflict of interest in connection with a post-closing representation to the extent arising from such Prior Representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest in connection with a post-closing representation to the extent arising from such Prior Representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection with the negotiation, execution and delivery of this Agreement. The covenants, consent and waiver contained in this Section 9.9 shall not be deemed exclusive of any other rights to which the Seller Counsel is entitled whether pursuant to law, contract or otherwise.

(c) The Buyer and the Sellers agree that any attorney-client privilege, attorney work-product protection and expectation of client confidence attaching as a result of Seller Counsel’s representation of the Target Companies in connection with the Prior Representation, and all information and documents covered by such privilege or protection, shall belong to and be controlled by the Sellers and may be waived only by the Sellers, and not by any Target Company, and shall not pass to or be claimed or used by the Buyer or the Target Companies, except as provided in Section 9.9(d).

(d) In the event that a dispute arises between the Buyer or the Target Companies, on the one hand, and a Third Party other than the Sellers or any of their Affiliates, on the other hand, the Buyer or the Target Companies may assert the attorney-client privilege on behalf of the Sellers to the extent necessary to prevent disclosure of privileged materials described in Section 9.9(a) to such Third Party. Notwithstanding the foregoing such privilege may be waived only with the prior written consent of the Seller Representative (which shall not be unreasonably withheld, conditioned or delayed).

9.10 Rules of Construction; Joint Drafting.

(a) In construing and interpreting this Agreement, the following principles will be followed, in each case unless expressly provided otherwise in a particular instance: (a) terms defined in the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender and neuter forms; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement, unless expressly provided otherwise; (e) references in any Section, Article or definition to any clause means such clause of such Section, Article or definition; (f) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (g) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (h) references to “days” are to calendar days, unless the term “Business Days” is used; (i) all references to money and monetary figures refer to the lawful currency of the United States unless otherwise specified; (j) references to the “other Party” from the perspective of the Buyer refers to the Sellers, and from the perspective of the Sellers refers to the Buyer; (k) (i) any reference to any Contract (other than a Material Contract) is to that Contract as amended, supplemented, extended, restated, or otherwise modified from time to time and (ii) any reference to any Material Contract is to that Material Contract as amended, supplemented, extended, restated, or otherwise modified from time to time, to the extent such amendment, modification or supplement has been made available to Buyer; (l) any reference to any Law shall be deemed also to refer to all rules and regulations promulgated under such Law and shall include any amendments, modifications or supplements to such Law, including by succession of comparable successor statutes; (m) the phrase “made available”, “delivered” or words of similar import mean that the documents or information referred to have been posted at least two Business Days prior to the Execution Date, to the electronic data site titled “EPIC Y-Grade” and hosted by SmartRoom and established by the Sellers and their Representatives for the purpose of providing due diligence materials and information to the Buyer and its Representatives (the “Data Room”); (n) the phrase “ordinary course” or “ordinary course of business” when used with respect to any Person shall be deemed to be followed by the words “consistent with past practice”; (o) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not simply mean “if”; (p) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (q) each representation and warranty in this Agreement is given independent effect so that if a particular representation and warranty proves to be incorrect or is breached, the fact that another representation and warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

9.11 No Partnership; Third-Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, Tax partnership or agency relationship between or among the Parties. This Agreement shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies under this Agreement, except that the Persons expressly specified in each of Section 6.6, Section 6.16, Article I, Article VIII and Section 9.14 as third-party beneficiaries are each intended third-party beneficiaries of each such applicable provision and of this Section 9.11.

9.12 Specific Performance.

(a) Each Party agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character. Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at Law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the termination of this Agreement, each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and waives: (a) any defenses in any Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity; and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b) For the avoidance of doubt, in no event shall the exercise of the Sellers’ or the Seller Representative’s right to seek specific performance pursuant to this Section 9.12, reduce, restrict or otherwise limit the Sellers’ or Seller Representative’s rights to pursue all applicable remedies at law, including terminating this Agreement pursuant to Section 7.1; provided that under no circumstances shall the Sellers or the Seller Representative be permitted or entitled to receive both a grant of specific performance, on the one hand, and payment of any monetary damages, on the other hand.

9.13 Disclosure Schedules. The Disclosure Schedules to this Agreement are arranged in sections corresponding to those contained in this Agreement merely for convenience. The disclosure of an item in one section or subsection of such Disclosure Schedules as an exception to any particular covenant, representation or warranty shall be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties, notwithstanding the presence or absence of an appropriate section or subsection of such Disclosure Schedules with respect to such other covenants, representations or warranties or an appropriate cross-reference to this Agreement, in each case to the extent relevancy of such disclosure to such other covenants, representations or warranties is reasonably apparent on the face of such disclosure that such disclosed information is applicable. Additionally, for each of the Disclosure Schedules, the mere inclusion of an item in such Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in such Disclosure Schedules, that such information is required to be listed in such Disclosure Schedules or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has constituted, or is expected to constitute, a Target Material Adverse Effect, that such item actually constitutes noncompliance with, or a violation of, any Law, Authorization or Contract or other topic to which such disclosure is applicable or that such item is outside the ordinary course of business. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in a Disclosure Schedule is or is not material for purposes of this Agreement. Capitalized terms used in the Disclosure Schedules, unless otherwise defined in the Disclosure Schedules, shall have the meanings assigned to them in this Agreement.

9.14 Non-Recourse. Each Transaction Document shall be enforceable only against, and any Proceeding based upon, arising under, out of or in connection with or related in any manner to a Transaction Document, or the Transactions shall be brought only against the parties signatory of such documents and their respective successors and permitted assigns, and then only with respect to the specific obligations set forth in such documents that are applicable to such party. No Person that is not a party to the applicable Transaction Document, including any past, present or future Representative or Affiliate of such party or any Affiliate of any of the foregoing (each, a

“Nonparty Affiliate”), shall have any Liability (whether in contract, tort, strict liability, at Law, in equity or otherwise) for any claims, causes of action, Liabilities or other obligations arising under, out of or in connection with or related in any manner to such Transaction Document or the Transactions, or based upon, in respect of or by reason of such Transaction Document or the negotiation, execution, performance or breach of any of the Transaction Documents. To the extent permitted by Law, each party: (a) waives and releases all such claims, causes of action, Liabilities and other obligations against any such Nonparty Affiliates; (b) waives and releases any and all claims, causes of action, rights, remedies, demands or actions that may otherwise be available to avoid or disregard the entity form of a party or otherwise impose the Liability of a party on any Nonparty Affiliate, whether granted by Law or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (c) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement and any representation or warranty made in, in connection with or as an inducement.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

BUYER:

PHILLIPS 66 COMPANY

By:	/s/ Donald A. Baldridge
Name:	Donald A. Baldridge
Title:	Executive Vice President, Midstream & Chemicals

Signature Page to Equity Purchase Agreement

SELLERS:

EPIC Y-GRADE HOLDINGS, LP

BY:	EPIC Y-GRADE GP, LLC ITS GENERAL PARTNER

By:	/s/ Brian W. Freed
Name:	Brian W. Freed
Title:	Chief Executive Officer

SCM EPIC, LLC

By:	/s/ Rushabh Vora
Name:	Rushabh Vora
Title:	Authorized Person

DOS RIOS Y-GRADE HOLDINGS LLC

By:	/s/ Kari H. Endries
Name:	Kari H. Endries
Title:	Vice President

Signature Page to Equity Purchase Agreement